As filed with the Securities and Exchange Commission on August 14, 2007
File Number 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Firepond, Inc.
(Name of small business issuer in its charter)

Delaware	7310	20-3446646
(State or jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

Firepond, Inc.
181 Wells Avenue
Newton, Massachusetts 02459
(617) 928-6001
(Address and telephone number of principal executive offices)

William Santo
Chief Executive Officer
Firepond, Inc.
181 Wells Avenue
Newton, Massachusetts 02459
(617) 928-6001
(Name, address and telephone number of agent for service)

Copies to:

Allen Z. Sussman, Esq. J. Nathan Jensen, Esq. Morrison & Foerster LLP 555 West Fifth Street Los Angeles, California 90013 (213) 892-5200	Robert S. Kant, Esq. Scott K. Weiss, Esq. Greenberg Traurig, LLP 2375 East Camelback Road Phoenix, Arizona 85016 (602) 445-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price(1)	Registration Fee
Common Stock, par value $0.001 per share	$20,000,000	$614

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 14, 2007

PROSPECTUS

           Shares

Firepond, Inc.

Common Stock

Firepond, Inc. is offering           shares of its common stock. Firepond, Inc.’s stock is currently quoted on the OTC Bulletin Board under the symbol “FPND.” The last reported sale price of the common stock on the OTC Bulletin Board on August 9, 2007 was $5.50 per share. In connection with this offering, Firepond, Inc. has applied to list its common stock on the American Stock Exchange.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Firepond, Inc.	$	$

Firepond, Inc. has granted the underwriter a 30-day option to purchase up to an additional           shares of common stock to cover over-allotments. In connection with this offering, the underwriter will receive warrants to purchase 200,000 shares of our common stock.

Merriman Curhan Ford & Co.

The date of this Prospectus is          , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” below.

Unless the context requires otherwise, in this prospectus the terms “Firepond,” “we,” “us,” and “our” refer to Firepond, Inc., a Delaware corporation. We have a registered trademark in the United States for “Firepond” and have trademark applications pending relating to “Firepond CPQ,” “CPQ,” and “Configure-Price-Quote.” Other trademarks, trade names, and service marks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” beginning on page 6 and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Business

We are a leading provider of multi-tenant, on-demand software that automates and simplifies the process companies use to sell complex products and services. Our Configure, Price, Quote, or CPQ, software-as-a-service automates complex sales processes, improves order accuracy, and accelerates sales cycles. We have designed our CPQ product to be a low-cost Internet-based software application delivered on a subscription basis. This model allows us to provide functionality to companies of all sizes that has typically been available only to large enterprises with substantial information technology resources and budgets. Our Firepond CPQ OnDemand product offering capitalizes on our extensive expertise in sales automation software and combines it with the positive attributes of multi-tenant, Internet-based delivery.

We offer our solutions on an annual or multi-year subscription basis. We sell our products by targeting selected vertical markets, currently consisting of high technology, transportation, construction machinery, agricultural equipment, and service companies selling complex products and services. Our current customers include Bell Helicopter, John Deere, G.E. Tip Trailer, Redback Networks, Rolls Royce, Symantec, and Wily (which has been acquired by Computer Associates).

Prior to December 2003, our assets were owned and operated by a predecessor company, also named Firepond, Inc., during which time it suffered from inadequate management, excessive employee headcount, an inefficient product delivery model, and lack of focus. During 2004 and 2005, the company was restructured. As a part of the restructuring, we hired a new management team, and leveraging our significant existing software library and customer base, we transitioned from an enterprise-based licensed software delivery model to a multi-tenant, on-demand subscription model. Since the introduction of our Firepond CPQ OnDemand service in January 2006 through July 31, 2007, we have grown our subscription base from zero to more than 10,000 subscribers.

Our Markets and Opportunities

Companies with complex products typically require a lengthy, consultative sales process to convert a lead into an order. This process often involves numerous meetings between a company’s sales, engineering, manufacturing, finance, and other departments before a product recommendation can be made or quoted to a targeted customer. This approach is both time consuming and error prone, driving additional costs into the sales process and eroding profit margins, competitiveness, and time to market. The process is further complicated because companies store their product and customer data over multiple platforms in multiple formats and in disparate locations, causing difficulty in accessing and manipulating that data.

Sales automation software originally emerged to reduce the complexity of the sales process and improve sales productivity for large corporations. The role of such software is to match the customer’s needs to available product attributes while enforcing rules and constraints to assure the product can be delivered as quoted. As this market need evolved, configuration vendors added proposal, quotation, and pricing functionality to augment the effectiveness and usability of their core configuration engines. These sophisticated applications, however, required significant cash outlays for the initial purchase and ongoing maintenance, limiting it to large corporations with significant information technology resources. The software-as-a-service, or on-demand, model affords businesses of any size the ability to centralize and simplify complex selling processes and deploy a platform for aggregating, bundling, and pricing complex products and services across all sales channels.

We believe the emergence of multi-tenant, on-demand applications has the potential to transform the enterprise applications software industry, enabling faster deployment, higher return-on-investment, and lower total cost of ownership. Furthermore, we believe the on-demand model expands the addressable market opportunity by making business applications more affordable for divisions of large corporations, middle-market companies, and small businesses.

Our Solution

Firepond CPQ OnDemand has been our primary product focus since its launch in January 2006. Firepond CPQ OnDemand allows our subscribers to build detailed quotes and proposals customized to their customer’s specific needs in real-time. We enable a company to manage all the processes, images, and data required to present product offerings accurately and consistently in the form of highly customized, branded proposals to prospects and customers across all sales channels. We believe our solution enables our customers to experience a number of key benefits, including the following:

•	Automated complex sales processes. Our solution provides sales representatives with timely, relevant, and accurate information from multiple departments enabling the capture of information on a real-time basis.
•	Increased order accuracy. Our software solution centralizes product specifications and pricing options, assuring that sales channels are quoting accurate order information.
•	Accelerated sales cycles. Our solution allows sales representatives to manage multiple sales simultaneously and close sales faster by facilitating quick turnaround in product recommendations, pricing, proposals, and financing.
•	Lowered cost of ownership. Our subscription-based service significantly reduces a company’s cost of accessing our application by eliminating the need for expensive hardware, software, and internal IT support.

Our Strategy

Our goal is to be the leading provider of multi-tenant, on-demand software applications that improve a company’s sales efficiency and associated business processes. Key elements of our strategy include the following:

•	grow our sales organization to provide broader market coverage and reach more customers;
•	expand the number of vertical markets that we currently address;
•	deepen our relationships and increase business with our existing customer base;
•	expand and continue to enhance our product offerings; and
•	pursue strategic alliances and acquisitions.

Corporate Information

We were incorporated in Delaware in August 2005 as FP Technology Holdings, Inc. In September 2005, we acquired all of the operating assets, assumed certain liabilities, and hired all of the employees of Firepond, Inc., a technology company that was founded in 1983. In March 2006, we became a wholly owned subsidiary of AFG Enterprises USA, Inc., or AFG, an inactive public company. In June 2006, AFG merged into us, and we were the surviving company in the merger. In connection with the reorganization, we changed our name to “FP Technology, Inc.” On June 18, 2007 we changed our name to “Firepond, Inc.”

We maintain our principal executive offices at 181 Wells Avenue, Newton, Massachusetts 02459 and our telephone number at that location is (617) 928-6001. Effective September 1, 2007, our principal executive offices will be located at 208 Newbury Street, Framingham, Massachusetts 01701. Our website is www.firepond.com. Information on our website does not constitute part of this prospectus.

The Offering

Common stock offered

Common stock to be outstanding after this offering

Use of proceeds	We intend to use $ million of the net proceeds from this offering to expand our sales and marketing efforts, to increase our research and development efforts, and to provide working capital to expand our business. We expect to use approximately $3.3 million of the net proceeds from this offering to repay amounts outstanding under our 15% secured subordinated notes due May 2008. We may also use a portion of the net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in any negotiations to do so.

Risk factors	See “Risk Factors” on page 6 for a discussion of factors that you should consider before deciding whether to buy shares of our common stock.

OTC Bulletin Board symbol	FPND

The number of shares of our common stock to be outstanding after this offering is based on 8,164,239 shares outstanding as of March 31, 2007, but does not include the following:

•	1,766,000 shares of common stock reserved for issuance and available for grant under our 2006 Stock Incentive Plan, or the 2006 Plan. We subsequently awarded 60,000 restricted shares and 495,000 options pursuant to the 2006 Plan;
•	2,785,713 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $7.00 per share;
•	800,000 shares of common stock issuable upon conversion of senior secured convertible notes due January 2009, which have a conversion price of $7.00; and
•	125,000 shares of common stock issued to the secured senior subordinated notes due May 2008.

Unless otherwise indicated, all information in this prospectus assumes that the underwriter does not exercise its right to purchase up to           shares of our common stock to cover over-allotments, if any.

Summary Financial Data

The summary financial data set forth below is derived from our financial statements. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results expected for any future period, and our interim results are not necessarily indicative of results for the full fiscal year.

	Fiscal Period
	Ended	Fiscal Period Ended		Nine Months Ended
	October 31,	June 30,		March 31,
	2004 (1)	2005	2006	2006	2007
	(11 months)	(8 months)	(12 months)	(unaudited)

Statement of operations data (in thousands):
Enterprise revenue	$8,950	$2,841	$3,310	$2,745	$2,017
OnDemand revenue	–	–	452	190	1,629

Total revenue	8,950	2,841	3,762	2,935	3,646
Cost of revenue	2,088	1,269	1,945	1,392	1,585

Gross profit	6,862	1,572	1,817	1,543	2,061
Selling, general, and administrative expenses	1,330	1,344	3,165	1,815	4,527
Research and development	1,954	1,118	1,835	1,342	1,609
Restructuring and other special charges	3,447	177	(16)	(16)	(14)
Settlement of claims	–	(647)	(1,712)	(1,713)	(148)

Operating income (loss)	131	(420)	(1,455)	115	(3,913)
Interest expense	(209)	(128)	(3,068)	(581)	(3,977)
Extinguishment of debt expense (2)	–	–	–	–	(13,705)
Other income (expense)	127	28	503	(45)	1,273

Net income (loss) from continuing operations	49	(520)	(4,020)	(511)	(20,322)
Gain (loss) on disposal of discontinued operations	(118)	2,561	(763)	(763)	–

Net income (loss)	$(69)	$2,041	$(4,783)	$(1,274)	$(20,322)

Reconciliation of net income (loss) to normalized EBITDA (in thousands): (4)
Net income (loss)	(69)	2,041	(4,783)	(1,274)	(20,322)
Legal settlement	–	(647)	(1,712)	(1,713)	(148)
Interest expense	209	128	3,068	581	3,977
Other expense (income)	(127)	(28)	(503)	45	(1,273)
Depreciation and amortization	93	106	2,382	551	770
Income (loss) on discontinued operations	(118)	2,561	(763)	–	–
Non-recurring expenses (3)	3,447	–	–	–	13,705

Normalized EBITDA	$3,435	$4,161	$(2,311)	$(1,810)	$(3,291)

(1)	We experienced a change in control on December 2, 2003. As such, the financial statements for the fiscal period ended October 31, 2004 present the period from December 2, 2003 through October 31, 2004. Our fiscal year began on November 1, 2003.
(2)	Includes the $13.7 million non-cash extinguishment of debt expense associated with the CAP Financing.
(3)	For fiscal period ended October 31, 2004, includes reversals of accruals for discontinued operations and disposal of discontinued operations. For fiscal period ended March 31, 2007, includes the $13.7 million non-cash extinguishment of debt expense associated with the CAP Financing.
(4)	“Normalized EBITDA” is a financial measure that is not in accordance with, or an alternative for, results prepared in accordance with generally accepted accounting principles, or GAAP. This non-GAAP financial measure should only be viewed as a supplement to our GAAP net loss or results of operations. We present this non-GAAP financial measure primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period-to-period as it excludes certain non-cash items that are not representative of our core operations. Because this non-GAAP financial measure has limitations as an analytical tool, you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP.

The following selected balance sheet data as of March 31, 2007 is presented on an actual basis and on an as adjusted basis to give effect to the sale by us of           shares of our common stock in this offering at an assumed price of $           per share, after deducting underwriting discounts and estimated expenses.

	As of
	March 31, 2007
Balance Sheet Data (in thousands):	Actual	As Adjusted
	(unaudited)

Cash and equivalents	$2,456	$
Working capital	1,192
Total assets	10,864
Long term debt	944
Total stockholders’ equity	5,143

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition, or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Business

We incurred losses in the past, and we may not be able to achieve or maintain profitability in the future.

We incurred a net loss of approximately $4.8 million during the 12-month period ended June 30, 2006 and a net loss of approximately $20.3 million during the nine-month period ended March 31, 2007. We may not be able to achieve or maintain profitable operations, and we may continue to incur significant losses in the future. We also expect that our operating expenses will continue to increase in the future as we expand our on-demand business. As a result, we also will have to increase our revenue to offset these expected increases in costs and expenses. You should not consider our revenue growth in recent periods as indicative of our future revenue growth.

The on-demand software market is new and rapidly evolving, which makes it difficult to evaluate our business prospects.

While we and our predecessors have been in business for over 20 years, we only began offering on-demand services in 2006. The on-demand software market is relatively new and rapidly evolving, and the revenue and income potential of the market are unproven compared with the much larger overall market for on-premise enterprise software applications. As a result, we have limited insight into the trends that affect the on-demand software business, and it is difficult for investors to make an evaluation of our current business and future prospects. You must consider our business and prospects in light of the risks and difficulties we may encounter as a company in a new and rapidly evolving market. Factors that may affect market acceptance of the on-demand software service include the following:

•	reluctance by enterprises to migrate to an on-demand application service;
•	the price and performance of this service;
•	the availability, performance, and price of competing products and services;
•	reluctance by enterprises to trust third parties to store and manage their internal data; and
•	adverse publicity about us, our service, or the viability or security of on-demand application services generally from third-party reviews, industry analyst reports, and adverse statements made by competitors.

Our success depends to a substantial extent on the willingness of enterprises, large and small, to increase their use of on-demand application services in general, and of our Firepond CPQ OnDemand offering in particular. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses and, therefore, may be reluctant or unwilling to migrate to on-demand application services. Furthermore, some enterprises may be reluctant or unwilling to use on-demand application services as a result of concerns regarding the risks associated with security capabilities, among other things, of the technology delivery model associated with these services. If enterprises do not perceive the benefits of on-demand application services, the market for these services may not develop at all or may develop more slowly than we expect, either of which would significantly adversely affect our operating results. Further, we may make errors in predicting and reacting to relevant business trends, which could harm our business.

The inability of our on-demand application service to achieve widespread market acceptance would harm our business and have a material adverse effect on us.

We currently derive substantially all of our customer prospects from salesforce.com, but have no exclusive arrangement with that organization.

We currently derive substantially all of our customer prospects from salesforce.com. We do not have any formal exclusive or non-exclusive arrangement with salesforce.com, and salesforce.com can terminate its relationship with us without cause and without penalty at any time upon 30 days’ notice if it makes any changes of general application to its programs in which we particpate. Salesforce.com also could determine to compete directly or indirectly with us. Any termination of our relationship with salesforce.com would require us to increase substantially our sales force at a significant cost, and the result may not be as effective in generating customer prospects as our current relationship with salesforce.com.

If we are unable to attract new customers or to expand our business with our existing customers, our revenue growth will be adversely affected.

To increase our revenue, we must regularly add new customers and expand our business with existing customers. If our existing and prospective customers do not perceive our services to be of sufficiently high value and quality, we may not be able to attract new customers or expand our business with existing customers and our operating results will be adversely affected.

Our business depends substantially on customers renewing their subscriptions for our on-demand services, and any decline in our customer renewals would harm our future operating results.

We sell our on-demand software services pursuant to service agreements that are generally one to three years in length. Our customers have no obligation to renew their subscriptions for our services after the expiration of their initial subscription period, and we cannot predict whether these subscriptions will be renewed at the same or higher level of service, if at all. In addition, our customers may elect to renew their service for fewer users, which would harm our business because our fee structure is based on the number of users. We have limited historical data with respect to rates of customer subscription renewals, so we cannot accurately predict future customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our services, the prices of our services, the prices of services offered by our competitors, mergers and acquisitions affecting our customer base, or reductions in our customers’ spending levels. If our customers do not renew their subscriptions for our services or if they renew our service for fewer users, our revenue may decline and our business will suffer.

Because we recognize subscription revenue over the term of the applicable agreement, the lack of subscription renewals or new service agreements may not immediately be reflected in our operating results.

The majority of our quarterly revenue is attributable to service agreements entered into during previous quarters. As a result, a decline in new or renewed service agreements in any one quarter will not be fully reflected in our revenue for the corresponding quarter, but will negatively affect our revenue in future quarters. Conversely, the effect of significant upturn in sales and market acceptance of our services in a particular quarter may not be fully reflected in our results of operations until future periods. As a result, the effect of significant declines or increases in sales and market acceptance of our solutions may not be reflected in our short term operating results, which would make our reported results less indicative of the performance of our business.

We have limited experience with respect to our pricing model and if the prices we charge for our services are unacceptable to our customers, our revenue and operating results will be harmed.

We have limited experience with respect to determining the appropriate prices for our services that our existing and potential customers will find acceptable. As the market for our services matures, or as new competitors introduce new products or services that compete with us, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as we have used historically. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could have a material adverse effect on our revenue, gross margins, and operating results.

If we are unable to introduce new and enhanced products on a timely basis that respond effectively to changing technology, our revenue may decline.

Our market is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. To keep pace, and to attract new customers and increase business with existing customers, we must continually enhance our existing products and introduce new products. The success of any enhancement or new product depends on various factors, including the timely completion, introduction, and market acceptance of the enhancement or product. We may not be successful in this regard. We may encounter difficulties that could delay or prevent product enhancement or development. Any new or enhanced service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Additionally, our existing and prospective customers may develop their own competing technologies, purchase competitive products or services, or engage third-party providers. If we are unsuccessful in developing or acquiring new services or enhancing our existing services to meet customer requirements, our business and operating results will be adversely affected.

In addition, product enhancements and developments may not adequately meet the requirements of the marketplace and may not achieve market acceptance. Despite our efforts, advances in Internet technology or in e-commerce software applications or the development of entirely new technologies to replace existing software may lead to new competitive products that have better performance or lower prices than our products and may render our products obsolete and unmarketable.

A rapid expansion of our network and systems could cause us to lose customer data or cause our network or systems to fail.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. For example, if we secure a large customer or a group of customers with extraordinary volumes of information to collect and process, we may suddenly require additional bandwidth and our existing systems may not be able to process the information. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be able to provide it only on a delayed basis, or our network may temporarily shut down if we fail to expand our network to meet future requirements.

Restrictive covenants in the indenture governing our convertible notes issued in the January 2007 exchange transaction and the related securities purchase agreement, and any additional indebtedness that we may incur, may restrict our ability to pursue our business strategies.

The indenture governing the convertible notes we issued in the January 2007 exchange transaction and the related securities purchase agreement limit our ability to take various actions, including the following:

•	incur additional indebtedness or incur liens without the prior consent of the convertible note holders;
•	redeem, repurchase, or declare or pay any dividend or distribution on our capital stock; and
•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets or enter into a business combination transaction.

The restrictions contained in the indenture and the related securities purchase agreement could limit our ability to plan for or react to market conditions, meet capital needs, make acquisitions, or otherwise pursue our activities or business plans. In addition, the indenture requires us to maintain compliance with specified financial ratios and minimum subscriber targets. A breach of any of the restrictive covenants or our inability to comply with the required financial ratios could result in a default under the indenture. If a default occurs, the convertible note holders could, among other remedies, elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. If we are unable to repay outstanding borrowings when due, the convertible note holders also have the right to proceed against the collateral securing the indebtedness, including our available cash and the letter of credit supporting interest obligations accruing under the convertible notes. If the indebtedness under the convertible notes were to be accelerated, we may not have sufficient assets to repay in full that indebtedness and our other indebtedness.

Indebtedness incurred in the exchange transaction and other debt financings that we may effect from time to time (subject to the restrictions imposed by the indenture) could have other important consequences, such as the following:

•	making it more difficult for us to satisfy our debt obligations;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, acquisitions, and other general corporate purposes;
•	increasing our vulnerability to and limiting our flexibility in planning for or reacting to changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared with competitors that have less debt; and
•	limiting our ability to borrow additional funds.

To service our indebtedness, we will require a significant amount of cash. We may not generate sufficient cash flow from operations and future borrowings or financings may not be available to us in an amount sufficient to pay our indebtedness or to fund our other liquidity needs.

Our quarterly revenue and operating results are likely to fluctuate.

Our revenue and operating results are likely to fluctuate significantly from quarter to quarter as a result of a number of factors. These factors include the following:

•	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ requirements;
•	the timing of additional investments in our on-demand application service;
•	the addition or loss of large customers;

•	seasonal variations in the demand for our services and the implementation cycles for our new customers;
•	our ability to promote software solutions, as well as the cost and effectiveness of such advertising;
•	our ability to obtain additional customers or to derive additional revenue from our existing promotion efforts;
•	downward pricing pressures;
•	the rate of expansion and effectiveness of our sales force;
•	the length of the sales cycle for our service;
•	our ability to form strategic relationships with third parties for the distribution of our software and the level of costs that these arrangements entail;
•	technical difficulties or interruptions in our service;
•	our ability to respond to technological developments;
•	fluctuations in economic and market conditions, particularly those affecting the market for technology spending or the industries of our customers, such as manufacturing, insurance, and financial services;
•	costs or potential limitations on our business activities resulting from litigation and regulatory developments in our industry, which could be significant;
•	costs associated with any future acquisitions;
•	the purchasing and budgeting cycles of our customers;
•	general economic, industry, and market conditions and conditions specific to Internet usage and online businesses; and
•	events such as war, threat of war, or terrorist activities.

As a result of the foregoing factors and the evolving nature of our business and industry, we may be unable to forecast our revenue accurately. We plan our expenses based on operating plans and estimates of future revenue. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Additionally, a failure to meet our revenue or expense expectations would have an immediate and negative impact on our operating results. If this were to happen, the market price of our common stock would likely decline.

Failure to expand our relationships with third-party channels may adversely impact our support and maintenance of existing customers, delay the implementation of our products, and delay the growth of our revenue.

Our business strategy includes expanding and increasing third-party channels that license and support our products, such as resellers, distributors, OEMs, system integrators, and consulting firms. This often requires that these third parties recommend our products to their customers and install and support our products for their customers. To increase our revenue and implementation capabilities, we must develop and expand our relationships with these third parties. In addition, if these firms fail to implement our products successfully for their clients, we may not have the resources to implement our products on the schedule required by the customer, which would result in our inability to recognize revenue from the license of our products to these customers.

The market in which we participate is intensely competitive, and if we do not compete effectively, our operating results could be harmed.

The market in which we operate is intensely competitive and rapidly changing; barriers to entry are relatively low; and we expect competition to intensify in the future with the introduction of new technologies and market entrants. Increased competition could result in pricing pressures, reduced sales, lower margins, or the failure of our solutions to achieve or maintain broad market acceptance. Many of our current and potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, sales, marketing, management, service, support and other resources than we do. Our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, or customer requirements or devote greater resources to the development, promotion, and sale of their products than we can. In addition, many of our competitors have established or may establish business, financial, or other strategic relationships among themselves or with existing or potential customers, referral sources, alliance partners, or others or may combine and consolidate making them even more formidable competitors.

Defects in our products and services could diminish demand for our products and services and subject us to substantial liability.

Because our products and services are complex and have incorporated a variety of software both developed in-house and acquired from third-party vendors, our products and services may contain errors or defects that users identify after they begin using them that could result in unanticipated downtime for our subscribers and harm our reputation and our business. Software products and Internet-based services frequently contain undetected errors when first introduced or when new versions or enhancements are released. Our products may be particularly susceptible to defects or performance degradation because of the evolving nature of Internet technologies and the stress that full deployment of our products over the Internet to thousands of end users may cause.

We have from time to time found defects in our products and services, and new errors in our existing products and services may be detected in the future. Since our customers use our products and services for important aspects of their business, any errors, defects, or other performance problems with our products or services could hurt our reputation and damage our customers’ businesses. If that occurs, we could lose customers and future sales. Customers also could delay or withhold payment to us, which could result in an increase in our provision for doubtful accounts and an increase in collection cycles for accounts payable.

In addition, if one of our products fails, a customer may assert a claim for substantial damages against us, regardless of our responsibility for the failure. Our product liability insurance may not cover claims brought against us. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages.

If our security measures are breached and unauthorized access is obtained to a customer’s data, our service may be perceived as not being secure, customers may curtail or stop using our service, and we may incur significant liabilities.

Our service involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, and someone thereby obtains unauthorized access to one or more of our customers’ data, our reputation will be damaged, our business may suffer, and we may incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers.

Interruptions or delays in service from our third-party Web hosting facility could impair the delivery of our service and harm our business.

We provide our on-demand service through computer servers located at two separate third-party computer server facilities: one in Ashburn, Virginia, managed by OpSource, and one in Minneapolis, Minnesota, managed by Qwest Communications. Each of these facilities includes advanced security, power redundancy, and disaster mediation safeguards, including automatic failover should any network or hardware component fail. Our service providers are SAS 70 Type II compliant. We do not control the operation of either of these facilities, which are subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, work stoppages, strikes, and similar events. Despite precautions taken at these facilities, the occurrence of a natural disaster, a decision to close either or both facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our service. In addition, the failure by Qwest or OpSource to provide our required data communications capacity could result in interruptions in our service. We are currently in the process of obtaining additional business continuity services and additional data center capacity; however, none of these services or capacity is currently operational. Any damage to, or failure of, our systems could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions, and adversely affect our renewal rates.

We depend on our direct sales force for a significant portion of our current sales, and our growth depends on the ability of this direct sales force to increase sales to a level that will allow us to reach and maintain profitability.

Our ability to increase sales depends on our ability to train and retain top-quality sales people who are able to target prospective customers’ senior management, and who can productively and efficiently generate and service customer accounts. The expansion of our sales and marketing personnel will require us to expend substantial funds. Our business will be adversely effected if this effort does not generate significant increases in revenue. We may not achieve significant additional revenue growth from expanding our sales and marketing personnel if we are unable to hire and develop talented sales and marketing personnel, if our new personnel are unable to achieve desired results in a reasonable period of time, or if we are unable to retain our existing and new sales and marketing personnel. Competition for sales and marketing personnel is intense, and we may not be able to attract, assimilate, or retain highly qualified personnel in the future.

We depend on key personnel and must attract and retain qualified personnel to be successful.

Our success depends upon the continued contributions of our senior management, sales, engineers, and professional services personnel, who perform important functions and would be difficult to replace. In particular, we believe our future success depends on William Santo, our Chief Executive Officer. The loss of the services of any key personnel, particularly senior management, sales, engineers, or professional services personnel, could seriously harm our business.

In addition, to continue to expand our business, we must attract and retain additional highly qualified personnel. Competition for personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services and senior sales executives. We may not be successful in attracting and retaining qualified personnel. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in the Internet and high technology industries, job candidates often consider the value of the stock-based compensation they are to receive in connection with their employment. Volatility in the price of our stock may therefore adversely affect our ability to attract or retain key employees. Furthermore, the new requirement to expense stock-based compensation may discourage us from granting the size or type of stock-based awards that job candidates require to join our company. In order to attract personnel to meet our technical development needs in the future, we may have to pay above market rates or open satellite offices. Such additional costs could negatively impact our profitability.

Our planned growth may strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures, we may not be able to successfully implement our business plan.

Our plans provide for rapid growth in headcount and operations, which will place significant strain on our management and our administrative, operational, and financial infrastructure. We anticipate that further growth will be required to address any increases in our customer base. Our success will depend in part upon the ability of our senior management to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial, and management controls and our reporting systems and procedures. The additional headcount and capital investments we are adding will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by offsetting expense reductions in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

Industry consolidation may lead to stronger competitors, which may harm our operating results.

Many companies in the software industry have been involved in mergers, acquisitions, and divestitures during the past several years. This industry consolidation may result in stronger competitors that are better able to compete with us and serve as sole-source vendors for customers. Industry consolidation also may reduce the number of attractive acquisition candidates for us or increase the cost of acquisitions.

We do not own the patents related to our software.

We transferred the patents related to our software to Orion IP, LLC and, in turn, were granted a non-exclusive, perpetual, royalty free, non-transferable worldwide license. Orion maintains the sole right to enforce the patents. The license agreement does not restrict Orion licensing similar patent rights to others, including our competitors.

We rely on third-party hardware and software that may be difficult to replace or which could cause errors or failures of our service.

We rely on hardware purchased or leased and software licensed from third parties in order to offer our service, including the non-exclusive worldwide license from Orion IP, LLC to utilize certain patents and related to our software rights. This hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our service until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Any such loss, in turn, could prevent the implementation or impair the functionality of our products, delay new product introductions, or injure our reputation. In addition, any errors or defects in third-party hardware or software could result in errors or a failure of our service, which could harm our business.

If we are unable to protect our proprietary technology and other intellectual property rights, it will reduce our ability to compete for business and we may lose valuable assets, experience reduced revenue, and incur costly litigation to protect our rights.

Our intellectual property, including our license for certain patents relating to our software rights, are important to our business, and our success depends, in part, on protecting our proprietary technology and our brand and marks. We rely on a combination of patent, copyright, trademark, and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements, and other contractual provisions and technical measures, to protect our intellectual property rights. These protections may not be adequate to prevent our competitors from copying our solutions or otherwise infringing on our intellectual property rights. Existing copyright laws afford only limited protection for our intellectual property rights and may not protect such rights in the event competitors independently develop solutions similar or superior to ours. In addition, the laws of some countries in which our solutions are or may be licensed may not protect our solutions and intellectual property rights to the same extent as do the laws of the United States.

To protect our trade secrets and other proprietary information, we require employees, consultants, advisors, and collaborators to enter into non-disclosure agreements. These agreements may not provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information.

We will not be able to protect our intellectual property if we do not detect unauthorized use of our intellectual property. If we discover that a third party is infringing upon our intellectual property rights, we may need to undertake costly and time-consuming litigation to enforce our intellectual property rights. We may not prevail in any litigation filed to protect our intellectual property, and even if we are successful in protecting our intellectual property rights, we may incur significant legal costs and management’s attention may be diverted from the ongoing development of our business, which could adversely affect our business. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products similar to ours, which could decrease demand for our solutions.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be harmed.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us. If a third party successfully asserts a claim that we are infringing on its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable, or at all. As currently pending patent applications are not publicly available, we cannot anticipate all such claims or know with certainty whether our technology infringes the intellectual property rights of third parties.

We expect that the number of infringement and breach of contract claims in our market will increase as the number of solutions and competitors in our industry grows. These claims, whether or not successful, could have the following effects:

•	require significant management time and attention;
•	result in costly and time-consuming litigation and the payment of substantial damages;
•	require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all;
•	require us to expend additional development resources to redesign our solutions to avoid infringement or discontinue the sale of our solutions;
•	create negative publicity that adversely affects our reputation and brand and the demand for our solutions; or
•	require us to indemnify our clients.

Any third-party intellectual property infringement claims, or breach of contract claims against us could increase our expenses and adversely affect our business.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to develop new services or enhance our existing service, enhance our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. The terms of the indenture governing our convertible notes, under certain circumstances, require us to obtain the consent of the convertible note holders to incur any additional indebtedness. We may not be able to obtain the requisite consent of the convertible note holders. In addition, if we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders would suffer dilution, and any new equity securities we issue may have rights, preferences, and privileges superior to those of holders of our common stock. Holders of our common stock may be further diluted upon the conversion of the convertible notes into our common stock or upon the exercise of our outstanding warrants.

The indenture governing our convertible notes imposes covenants that restrict our business operations and our ability to incur additional debt. If we were to secure additional debt financing in the future, we could be subject to additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Difficulties and financial burdens associated with mergers and acquisitions could harm our business and financial results.

We may make strategic acquisitions that require integration of operations or products with our present operations or products. We have not made any acquisitions or investments to date, and our ability as an organization to make acquisitions is unproven. Acquisitions and investments involve numerous risks, including the following:

•	difficulties in integrating operations, technologies, services, and personnel;
•	exposure to unknown liabilities of the acquired assets or business;
•	diversion of financial and managerial resources from existing operations;
•	risk of entering new markets;
•	potential write-offs of acquired assets or investments;
•	potential loss of key employees;
•	additional acquisition costs and unanticipated expenses;
•	inability to generate sufficient revenue to offset acquisition or investment costs or to pay off any debt incurred therewith; and
•	delays in customer purchases due to uncertainty.

Any acquisition by us may not produce the revenue, earnings, or business synergies that we anticipated, and an acquired product, service, or technology might not perform as expected. Prior to completing an acquisition, it is difficult to determine if such benefits can actually be realized. The process of integrating companies into our business may also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we might otherwise devote to our existing business. In addition, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations. If we pursue a future acquisition, we could spend a significant amount of time and effort identifying and completing the acquisition, and we could issue equity securities which would dilute current stockholders’ percentage ownership, incur substantial debt, assume contingent liabilities, or incur a one-time charge.

Any efforts we may make in the future to expand our service beyond the CPQ market may not succeed.

To date, we have focused our business on providing on-demand application services for the CPQ market, but we may in the future seek to expand into other markets. However, any efforts to expand beyond the CPQ market may not result in significant revenue growth for us. In addition, efforts to expand our on-demand application service beyond the CPQ market may divert our resources from existing operations and require us to commit significant financial resources to an unproven business, which may harm our business.

As we expand our services internationally, our business will be susceptible to additional risks associated with international operations.

We may expand our services internationally, which will require us to commit significant resources to this expansion. Increased international activities will expose us to additional challenges, including the following:

•	fluctuations in currency exchange rates;
•	seasonal fluctuations in purchasing patterns in other countries;
•	different regulatory requirements;
•	difficulties in collecting accounts receivable in other countries;
•	the burdens of complying with a wide variety of foreign laws;
•	challenges in staffing and managing foreign operations;
•	political and economic instability; and
•	potentially adverse tax consequences, including those resulting from unexpected changes in tax laws.

We have limited experience operating outside the United States and with marketing our services globally. Our presence in global markets may require significant management attention and financial resources, which may adversely affect our ability to effectively manage our business.

Control by our principal stockholder will limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Douglas Croxall, the Chairman of our Board of Directors, will hold, directly or indirectly, 2,600,414 shares, or approximately 31.4%, of the issued and outstanding shares of our common stock immediately prior to completion of this offering. Other board members and members of management, including Mr. Croxall, will control approximately 46.6% of the issued and outstanding shares of our common stock immediately prior to completion of this offering and will, following this offering, continue to control a significant percentage of our issued and outstanding shares of common stock. As a result, Mr. Croxall, individually and with other board members and members of management, has the ability to materially influence the election of our Board of Directors and the outcome of any matter presented for a vote to our stockholders. This concentration of ownership could also have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

We are incurring increased costs as a result of being a public company.

As a public company, we are incurring significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC, requires changes in corporate governance practices of public companies. If, as planned, our stock is listed on the American Stock Exchange, or another major exchange, we will incur additional compliance expenses. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We will incur additional costs associated with our public company reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Our compliance with the Sarbanes-Oxley Act of 2002 and SEC rules concerning internal controls may be time consuming, difficult, and costly.

It may be time consuming, difficult, and costly for us to develop and implement the additional internal controls, processes, and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing, and other finance staff in order to develop and implement appropriate additional internal controls, processes, and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies to obtain.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information, and have a negative effect on the trading price of our common stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002 and current SEC regulations, beginning with our annual report on Form 10-KSB for our fiscal period ending June 30, 2008, we will be required to furnish a report by our management on our internal control over financial reporting. We will soon begin the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, we may not be able to achieve our objective on a timely basis.

Risks Relating to Our Common Stock

Our stock price is highly volatile, and you may not be able to resell your shares of common stock at or above the price you paid for them.

The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations in the future. For example, as of July 31, 2007, the 52-week high closing sales price of our common stock was $13.00 per share, which compares to a 52-week low closing sales price of our common stock of $4.25 per share. These fluctuations have occurred in the past and may occur in the future in response to various factors, many of which we cannot control, including the following:

•	actual or anticipated changes in our operating results;
•	changes in expectations relating to our products, plans, and strategic position or those of our competitors or customers;
•	announcements of technological innovations or new products by our competitors, our customers or us;
•	market conditions within our market;
•	price and volume fluctuations in the overall stock market from time to time;
•	significant volatility in the market price and trading volume of technology companies in general and software companies in particular;
•	changes in investor perceptions;
•	the level and quality of any research analyst coverage of our common stock;
•	changes in earnings estimates or investment recommendations by analysts;
•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;
•	litigation involving us, our industry, or both;
•	regulatory developments in the United States or abroad;
•	the gain or loss of significant customers;

•	recruitment or departure of key personnel;
•	developments with respect to intellectual property rights;
•	acquisitions or strategic alliances by us or our competitors; and
•	general global economic and political instability.

In addition, the market prices of securities of high technology and software companies have experienced significant price and volume fluctuations that often have been unrelated or disproportionate to their operating performance. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources from other matters. As a result of the foregoing and other factors, you may not be able to resell your shares of common stock at or above the price you paid.

We will have broad discretion with respect to the use of proceeds of this offering, and may not apply the proceeds to uses that will benefit stockholders.

We will have broad discretion as to how to use the proceeds of this offering. You will be relying on the judgment of our management and Board of Directors regarding the application of the proceeds of this offering. We may utilize a portion or all of the proceeds from this offering in ways that our stockholders may not agree with or that may not yield a favorable return.

If a significant number of shares of our common stock are sold into the market, the market price of our common stock could significantly decline.

In connection with this offering, our officers and directors have agreed to not sell any of the shares of our common stock beneficially owned by them, subject to specified exemptions, for a period of 120 days from the date of this prospectus, subject to extension in certain circumstances. After this offering, all of the outstanding shares of our common stock will be freely tradeable in the public market, subject to these lock-up agreements and, in some cases, volume limitations under Rule 144 under the Securities Act of 1933. Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our common stock currently is quoted on the OTC Bulletin Board, which may adversely affect its trading volume and price.

Our common stock is currently quoted on the OTC Bulletin Board, which may reduce the liquidity of our common stock, may cause investors not to trade in our common stock, and may result in a lower stock price. We have applied to list our common stock on the American Stock Exchange in connection with this offering. Our application may not be approved by the American Stock Exchange and, if it is approved, we may be unable to continue to meet its listing requirements.

If we are unable to maintain the effectiveness of our registration statements related to common stock and warrants issued by us in our financings, we would be required to pay liquidated damages, which could materially affect our financial condition.

We are contractually obligated to use our best efforts to maintain the effectiveness of registration statements covering securities we issued in previous financing transactions. If either of these registration statements becomes unavailable for use by the selling stockholders for an extended period, we would be required to pay liquidated damages for each month (adjusted proportionally for any portion thereof) in which we are not in compliance with our obligation.

If you purchase our common stock in this offering, you will experience immediate and substantial dilution in the book value of your shares.

The offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $           per share, based on the assumed public offering price of $           per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include statements regarding proposed new services; our expectations concerning litigation, regulatory developments or other matters; projections, predictions, expectations, estimates, or forecasts for our business, financial and operating results and future economic performance; our goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made or our good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include the following:

•	our history of losses;
•	the unproven nature of our business;
•	our ability to attract new customers;
•	customer subscription renewals;
•	our ability to introduce new and enhanced products on a timely basis;
•	industry competitiveness;
•	product defects;
•	general economic conditions; and
•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of           shares of common stock in this offering will be approximately $      million, based on an assumed offering price of $      per share, and after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. If the underwriter exercises its over-allotment option, we estimate that we will receive additional net proceeds of approximately $      million.

We intend to use $      million of the net proceeds from this offering to expand our sales and marketing efforts, to increase our research and development efforts, and to provide working capital to expand our business. We expect to use $3.3 million of the net proceeds of this offering to repay amounts outstanding under our 15% secured subordinated notes due May 2008. The maturity of the notes automatically accelerates to the closing date of this offering, and the notes bear interest at an annual rate of 15%. We may also use a portion of the net proceeds to acquire complementary products, technologies, or businesses; however, we currently have no agreements or commitments to complete any such transaction and are not involved in any negotiations to do so.

The amounts and timing of our actual expenditures will depend upon numerous factors, including cash flows from operations, the growth of our business, and the amount of proceeds actually raised in this offering. We will have broad discretion to allocate the net proceeds from this offering.

Pending use of the net proceeds as described above, we intend to invest the net proceeds of the offering in U.S. government and short-term investment grade securities.

PRICE RANGE OF OUR COMMON STOCK

Since July 10, 2007, our common stock has been quoted on the OTC Bulletin Board under the symbol “FPND.” From on or about July 6, 2006 to July 9, 2007, our common stock was quoted on the OTC Bulletin Board under the symbol “FPTI.” From June 9, 2006 to on or about July 5, 2006, our common stock was quoted on the OTC Bulletin Board under the symbol “AFGU.” The following table sets forth the high and low bid price for our common stock for each calendar quarter for the periods indicated below, as quoted on the OTC Bulletin Board. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Period	High	Low

2006
First Quarter	N/A	N/A
Second Quarter	$7.25	$7.25
Third Quarter	7.50	5.00
Fourth Quarter	13.00	6.85

2007
First Quarter	$10.75	$8.00
Second Quarter	9.50	5.50
Third Quarter (through August 9, 2007)	7.50	4.25

The last reported sale price of our common stock on August 9, 2007 on the OTC Bulletin Board was $5.50 per share. We estimate that there were approximately 650 record holders of our common stock as of August 9, 2007, which does not include an indeterminate number of stockholders whose shares may be held by brokers in street name.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in financing instruments, and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2007:

•	on an actual basis;
•	on a proforma basis, which assumes the repayment of the notes payable to Trident Growth Fund, L.P. and the completion of our $3.0 million August 2007 bridge financing, as if those transactions had been completed as of March 31, 2007; and
•	on an as adjusted basis to give effect to the sale of shares of common stock by us in this offering at an assumed offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering costs to be paid by us.

You should read the information in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Proforma (2)	As Adjusted
	(unaudited)

Cash and cash equivalents	$2,455,728	$4,455,728	$

Notes payable (1)	2,043,594	626,927		626,927
Senior secured subordinated notes, due May 2008	–	$3,000,000		–
Stockholders’ Equity
Preferred stock, 5,000,000 shares authorized; no shares issued or outstanding actual, pro forma, and as adjusted	–	–		–
Common stock, 100,000,000 shares authorized; 8,164,239 shares issued and outstanding, actual; 8,289,239 shares issued and outstanding, pro forma; shares issued and outstanding, as adjusted (3)	8,164	8,289
Additional paid-in capital	29,348,243	30,160,618
Accumulated deficit	(23,133,407)	(23,133,407)		(23,133,407)

Deferred compensation	(1,079,828)	(1,079,828)		(1,079,828)

Total stockholders’ equity	$5,143,172	$5,955,672

(1)	Consists of $1,416,667 of outstanding notes payable at March 31, 2007 to Trident Growth Fund that will be repaid before September 13, 2007 and $5.6 million of 12% senior secured convertible notes (net of a discount of $5.1 million) due January 2009 that are an obligation of our company as of March 31, 2007.
(2)	During August 2007, we sold for $3.0 million in gross proceeds secured subordinated notes due May 2008 in the face amount of approximately $3.3 million, providing for original issue discount of 15% per annum. We also issued the note holders 125,000 shares of common stock, which were valued at $6.50 per share. We intend to use these proceeds to repay approximately $1.0 million of outstanding notes payable to Trident Growth Fund L.P. We expect to use approximately $3.3 million of the net proceeds of this offering to repay amounts owed under the notes issued in the August 2007 bridge financing.

(3)	Excludes the following as of March 31, 2007:

•	1,766,000 shares of common stock available for future issuance under our 2006 Plan. We subsequently awarded 60,000 restricted shares and 495,000 options pursuant to the 2006 Plan;
•	2,785,713 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $7.00 per share; and
•	800,000 shares of common stock issuable upon conversion of senior secured convertible notes due January 2009, which have a conversion price of $7.00 per share.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $           per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of March 31, 2007 was $371,000, or approximately $0.05 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2007.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of           shares of common stock in this offering at an assumed public offering price of $      per share, and after deducting the underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value as of March 31, 2007 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and an immediate dilution in net tangible book value of $      per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share		$
Net tangible book value per share as of March 31, 2007	$0.05
Increase in net tangible book value per share attributable to new investors	$

Adjusted net tangible book value per share after this offering		$

Dilution per share to new investors in this offering		$

If the underwriter exercises its option to purchase additional shares of our common stock in full in this offering with respect to shares to be issued by us, the as adjusted net tangible book value per share after this offering would be $      per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $      per share and the dilution to new investors purchasing shares in this offering would be $      per share.

The following table sets forth, on an as adjusted basis as of March 31, 2007, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, at an assumed public offering price of $           per share, before deducting estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration				Average Price
	Number	Percent		Amount		Percent		Per Share
Existing Stockholders	8,164,239		%		$22,004,000	—%		$2.70
New Investors			%				%

Total			%	$	________			$ ___

A $      increase (decrease) in the assumed public offering price of $           per share would increase (decrease) total consideration paid by new investors by $      million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

SELECTED FINANCIAL DATA

The selected financial data set forth below is derived from our financial statements. The statement of operations data for the periods ended June 30, 2005 (eight months) and 2006 (12 months), and the balance sheet data as of June 30, 2006, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the period ended October 31, 2004 (11 months) is derived from our audited financial statements not included in this prospectus. The statement of operations data for the nine months ended March 31, 2006 and 2007 and the balance sheet data as of March 31, 2007 have been derived from our unaudited financial statements included elsewhere in this prospectus. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results expected for any future period and our interim results are not necessarily indicative of results for the full fiscal year.

	Fiscal Period
	Ended	Fiscal Period Ended		Nine Months Ended
	October 31,	June 30,		March 31,
	2004 (1)	2005	2006	2006	2007
	(11 months)	(8 months)	(12 months)	(unaudited)

Statement of operations data (in thousands):
Enterprise revenue	$8,950	$2,841	$3,310	$2,745	$2,017
OnDemand revenue	–	–	452	190	1,629

Total revenue	8,950	2,841	3,762	2,935	3,646
Cost of revenue	2,088	1,269	1,945	1,392	1,585

Gross profit	6,862	1,572	1,817	1,543	2,061
Selling, general, and administrative expenses	1,330	1,344	3,165	1,815	4,527
Research and development	1,954	1,118	1,835	1,342	1,609
Restructuring and other special charges	3,447	177	(16)	(16)	(14)
Settlement of claims	–	(647)	(1,712)	(1,713)	(148)

Operating income (loss)	131	(420)	(1,455)	115	(3,913)
Interest expense	(209)	(128)	(3,068)	(581)	(3,977)
Extinguishment of debt expense (2)	–	–	–	–	(13,705)
Other income (expense)	127	28	503	(45)	1,273

Net income (loss) from continuing operations	49	(520)	(4,020)	(511)	(20,322)
Gain (loss) on disposal of discontinued operations	(118)	2,561	(763)	(763)	–

Net income (loss)	$(69)	$2,041	$(4,783)	$(1,274)	$(20,322)

	Fiscal Period
	Ended	Fiscal Period Ended		Nine Months Ended
	October 31,	June 30,		March 31,
	2004 (1)	2005	2006	2006	2007
	(11 months)	(8 months)	(12 months)	(unaudited)

Reconciliation of net income (loss) to normalized EBITDA (in thousands):(4)
Net income (loss)	$(69)	$2,041	$(4,783)	$(1,274)	$(20,322)
Legal settlement	–	(647)	(1,712)	(1,713)	(148)
Interest expense	209	128	3,068	581	3,977
Other expense (income)	(127)	(28)	(503)	45	(1,273)
Depreciation and amortization	93	106	2,382	551	770
Income (loss) on discontinued operations	(118)	2,561	(763)	–	–
Non-recurring expenses (3)	3,447	–	–	–	13,705

Normalized EBITDA	$3,435	$4,161	$(2,311)	$(1,810)	$(3,291)

(1)	We experienced a change in control on December 2, 2003. As such, the financial statements for the fiscal period ended October 31, 2004 present the period from December 2, 2003 through October 31, 2004. Our fiscal year began on November 1, 2003.
(2)	Includes the $13.7 million non-cash extinguishment of debt expense associated with CAP Financing.
(3)	For fiscal period ended October 31, 2004 includes reversals of accruals for discontinued operations and disposal of discontinued operations. For fiscal period ended March 31, 2007 includes the $13.7 million non-cash extinguishment of debt expense associated with CAP Financing.
(4)	“Normalized EBITDA” is a financial measure that is not in accordance with, or an alternative for, results prepared in accordance with generally accepted accounting principles, or GAAP. This non-GAAP financial measure should only be viewed as a supplement to our GAAP net loss or results of operations. We present this non-GAAP financial measure primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period as it excludes certain non-cash items that are not representative of our core operations. Because this non-GAAP financial measure has limitations as an analytical tool, you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP.

	Combined as	Consolidated	As of
	of June 30,	as of June 30,	March 31,
	2005	2006	2007
			(unaudited)

Balance sheet data (in thousands):
Cash and equivalents	$24	$831	$2,456
Working capital (deficit)	(2,814)	(6,130)	1,192
Total assets	5,883	55,701	10,864
Long term debt	2,000	–	944
Total stockholders’ equity (deficit)	296	(1,111)	5,143

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” on page 6 and elsewhere in this prospectus.

Overview

We are a leading provider of multi-tenant, on-demand software that automates and simplifies the process companies use to sell complex products and services. Our Configure, Price, Quote, or CPQ, software-as-a-service automates complex sales processes, improves order accuracy, and accelerates sales cycles. We have designed our CPQ product to be a low-cost Internet-based software application delivered on a subscription basis. This model allows us to provide functionality to companies of all sizes that has typically been available only to large enterprises with substantial information technology resources and budgets. Our Firepond CPQ OnDemand product offering capitalizes on our extensive expertise in sales automation software and combines it with the positive attributes of multi-tenant, Internet-based delivery.

We offer our solutions on an annual or multi-year subscription basis. We sell our products by targeting selected vertical markets, currently consisting of high technology, transportation, construction machinery, agricultural equipment, and service companies selling complex products and services. Our current customers include Bell Helicopter, John Deere, G.E. Tip Trailer, Redback Networks, Rolls Royce, Symantec, and Wily (which has been acquired by Computer Associates).

Recent Events

On August 2, 2007, we entered into a Securities Purchase Agreement with certain holders of the Senior Secured Convertible Notes we issued in January 2007. As part of the Securities Purchase Agreement, we sold for $3.0 million in gross proceeds secured subordinated notes due May 2008 in the face amount of approximately $3.3 million, providing for original issue discount of 15% per annum. We also issued the note holders 125,000 shares of common stock. The maturity of the notes will accelerate if we raise at least $5.0 million in gross proceeds in an equity offering. The common stock will be registered if, in the two-year period beginning on August 2, 2007, we file a registration statement unless such registration statement is for shares issued in conjunction with (1) an acquisition of another company or company benefit plans, or (2) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized investment bank that generates gross proceeds to us in excess of $5.0 million (other than certain shelf registrations). In the event of a change in control of our company, the note holders may require that we repurchase the notes at 110% of the outstanding principal amount.

We expect to use the net proceeds of the Securities Purchase Agreement for working capital and to repay our approximately $1.0 million outstanding indebtedness to Trident Growth Fund.

Financial Condition

At March 31, 2007, we had net assets of $5.1 million compared with net assets of $2.3 million at March 31, 2006. The increase was primarily a result of an exchange agreement executed on January 24, 2007 under which we issued new debt, which resulted in a debt discount of $5.6 million. Over the course of the new note period, the discount will be recognized as interest expense and the indebtedness will accrete to become the amount of the obligation due of $5.6 million on the due date of the new note. Accounts payable at March 31, 2007 were $201,000 compared with $117,000 at March 31, 2006. Accrued liabilities were $1.7 million at March 31, 2007 compared with $2.1 million at

March 31, 2006. Notes payable were $2.0 million at March 31, 2007 compared with $52.4 million at March 31, 2006. We had working capital of $1.2 million at March 31, 2007 compared with a working capital deficit of $2.7 million at March 31, 2006.

Corporate History

Prior to September 13, 2005, our assets were owned and operated by a predecessor company also named Firepond, Inc., or Old Firepond, which was subsequently liquidated. Its remaining assets and liabilities are being administered by a trust.

On March 29, 2006, as a condition to a financing, AFG Enterprises USA, Inc., or AFG, a non-active public company, acquired FP Technology Holdings, or FPT Holdings. As a result of that acquisition, the stockholders of FPT Holdings received 98% of AFG. In connection with the acquisition, AFG changed its fiscal year end to June 30 to conform to FPT Holdings fiscal year end.

On June 29, 2006, AFG merged into FPT Holdings, with FPT Holdings as the surviving corporation. On the same date, FPT Holdings changed its name to FP Technology, Inc. On June 18, 2007, FP Technology changed its name to Firepond, Inc.

For the period from December 2, 2003 through September 12, 2005, the financial statements presented herein are those of Old Firepond. For the period from September 13, 2005 through January 17, 2006, the financial statements presented herein are the combined financial statements of Old Firepond and FPT Holdings. Pursuant to Financial Accounting Standard Board Interpretation 46, “Consolidation of Variable Interest Entities (revised December 2003)”, the financial statements presented herein for the fiscal period ended June 30, 2006 include the consolidated financial statements of FPT, AFG Enterprises USA, Inc. (commencing March 29, 2006), and the Old Firepond liquidating trust.

Sources of Revenue

We generate on-demand revenue from the sale of subscriptions and our services. In most instances, on-demand revenue is generated under sales agreements with multiple elements, consisting of subscription fees from customers accessing our on-demand application service, professional services, and customer support.

These elements are specifically negotiated and delineated in each of our present contracts. In the event we do not have objective and reliable evidence of fair value for each element of our sales agreements that contain a subscription to our on-demand application, customer support and professional services, or both, we treat fees received under multiple element arrangements as a single unit of accounting and recognize the entire arrangement ratably over the term of the related agreement such treatment being commonly referred to as the residual method, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met.

We generally invoice our customers in advance in annual or quarterly installments, and typical payment terms provide that our customers pay us within 30 to 60 days of invoice. Amounts that have been invoiced when the customer has a legal obligation to pay are recorded in accounts receivable and deferred revenue. We derive the majority of our on-demand revenue from customers that have entered into multi-year agreements.

We generate enterprise revenue by selling licenses to third parties and maintaining and servicing legacy enterprise license clients. Our resources are no longer focused on generating new enterprise revenue.

Cost of Revenue

Cost of revenue primarily consists of costs related to hosting our on-demand application, providing customer support, data communications expenses, salaries and benefits of operations and support personnel, software license fees, allocated overhead, and amortization expense associated with related plant and equipment. We allocate overhead, such as rent, information technology costs, and employee benefit costs, to all departments based on headcount. As such, general overhead expenses are reflected in each cost of revenue and operating expense category. The cost associated with delivering enterprise services is significantly higher as a percentage of revenue than the cost associated with delivering our on-demand subscription service due to the labor costs associated with providing services.

We expect the cost of on-demand revenue to decrease as a percentage of revenue; however, it could fluctuate period-to-period depending on the growth of our services business and any associated increased costs relating to the delivery of services and the timing of significant expenditures.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable based upon information available to us at the time they were made; however, actual results may differ from these estimates under different future conditions.

We believe that the estimates and assumptions discussed below are most important to the portrayal of our financial condition and results of operations since they require our most difficult, subjective, or complex judgments and form the basis for the accounting policies deemed to be most critical to our operations.

Revenue Recognition

On-demand Hosted License Revenue.  We generate revenue from the sale of subscriptions and our services. In most instances, we generate revenue under sales agreements with multiple elements, which consist of subscription fees from customers accessing our on-demand application suite, professional services associated with consultation services, and customer support. Our sales agreements have contract terms ranging from one to three years in length. Our services do not provide our customers the right to take possession of the software supporting the on-demand application service at any time.

Our software is provided as a service and follows the provisions of the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” or SAB No. 104, and FASB Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” or EITF No. 00-21. We commence revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;
•	the service is being provided to the customer;
•	the collection of the fees is probable; and
•	the amount of fees to be paid by the customer is fixed or determinable.

In applying the provisions of EITF No. 00-21, if we do not have objective and reliable evidence of fair value for each element of our sales agreements that contain a subscription to our on-demand application suite, customer support, or professional services, the elements within our multiple-element sales agreements would not qualify for treatment as separate units of accounting. Therefore, we would account for fees received under our agreements that contain multiple elements as a single unit of accounting and recognize the entire arrangement ratably over the term of the related agreement, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met. Amounts that have been invoiced are initially recorded in accounts receivable and deferred revenue.

Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. We record amounts as deferred revenue and accounts receivable when we have a legal right to enforce the contract. We generally invoice our customers annually or in quarterly installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. We record deferred revenue that will be recognized during the succeeding 12-month period as current deferred revenue and the remaining portion as non-current deferred revenue.

Enterprise Software Revenue Recognition.  Enterprise software revenue or license revenue is generated from licensing the rights to the use of our packaged software products. We recognize enterprise software revenue based on the provisions of the American Institute of Certified Public Accountants, or AICPA, Statement of Position, No. 97-2, “Software Revenue Recognition”, or SOP 97-2, as amended, and Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, or SOP 81-1.

We generate enterprise software revenue from licenses and services. License revenue is generated from licensing the rights to the use of our packaged software products. Service revenue is generated from sales of maintenance, consulting, and training services performed for customers that license our packaged software products.

We have concluded that generally, where we are responsible for implementation services for the SalesPerformer product suite and their components, the implementation services are essential to the customer’s use of the products. In such arrangements, we recognize revenue following the percentage-of-completion method over the implementation period. Percentage of completion is computed on the basis of the number of implementation hours incurred to date compared to estimated total implementation hours. This method is used because we have determined that past experience has evidenced expended hours to be the best measure of progress with respect to these types of arrangements. In those instances when the estimate of total contract revenue and total contract cost indicate that a loss will be realized with respect to a particular arrangement, a provision for the entire loss on the contract is recorded in the period of determination.

In situations when we are not responsible for implementation services for the SalesPerformer product suite, we recognize revenue on delivery of the packaged software provided (1) there is persuasive evidence of an arrangement, (2) collection is probable, and (3) the fee is fixed or determinable. In situations when we are not responsible for implementation services for the SalesPerformer product suite, but are obligated to provide unspecified additional software products in the future, we recognize revenue as a subscription over the term of the commitment period.

For product sales that are recognized on delivery, we will execute contracts that govern the terms and conditions of each software license, as well as maintenance arrangements and other services arrangements. If an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

Revenue under multiple element arrangements (which may include several different software products and services sold together) is allocated to each element based on the residual method in accordance with Statement of Position, No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements”, or SOP 98-9. We use the residual method when vendor-specific objective evidence of fair value does not exist for one of the delivered elements in the arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. We have established sufficient vendor-specific objective evidence for professional services, training, and maintenance and support services based on the price charged when these elements are sold separately. Accordingly, packaged software license revenue is recognized under the residual method in arrangements in which software is licensed with professional services, training, and maintenance and support services.

Revenue from maintenance services is recognized ratably over the term of the contract, typically one year. Consulting revenue is primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Revenue from consulting and training services is recognized as services are performed.

Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. We record amounts as deferred revenue and accounts receivable when we have a legal right to enforce the contract. We generally invoice our customers annually or in quarterly installments. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. We record deferred revenue that will be recognized during the succeeding 12-month period as current deferred revenue and the remaining portion as non-current deferred revenue.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, for stock-based compensation for equity grants to our officers, directors, and employees, we adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment,” or SFAS No. 123R, using the prospective transition method, which requires us to apply the provisions of SFAS No. 123R only to new awards granted and to awards modified, repurchased, or cancelled after the adoption date. Under this transition method, stock-based compensation expense recognized beginning January 1, 2006 is based on the grant date fair value of stock option or restricted stock awards granted or modified after January 1, 2006. Estimates are used in determining the fair value of such awards. Changes in these estimates could result in changes to our stock-based compensation expense.

For all periods, we granted employees options to purchase shares of common stock at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our Board of Directors. To determine the fair value of our common stock, our Board of Directors may consider many factors, but has determined the primary factor in determining the fair value of stock based compensation awards is the price of our common stock on the market closing immediately prior to any option or share grant, or in the event there is no trading in our common stock during trading hours of the immediate prior market close, then the last bid price for our common stock during such trading hours.

Goodwill

We record goodwill based on SFAS 142. We identify and record impairment losses on long-lived assets, including goodwill that is not identified with an impaired asset, when events and circumstances indicate that an asset might be impaired. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the operating model or strategy, and competitive factors. If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, we receive an impairment loss equal to the excess of the asset’s carrying value over its fair value. We determine fair value based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices, or appraised values, depending on the nature of the assets.

Upon the completion of the acquisition of Old Firepond by Jaguar Technology Holdings, LLC, our net assets were adjusted to reflect the new basis of the assets. The difference between our new basis and the fair market value of our assets at the date of acquisition was recorded as goodwill. Our ongoing assessment of whether or not goodwill has been impaired require significant judgment. Any changes in key assumptions about the business and its prospects, or changes in market conditions or other externalities, could result in an impairment charge, and such a charge could have a material adverse effect on our results of operations and financial condition.

Computer Software Development Costs and Research and Development Expenses

We incur software development costs associated with our licensed products as well as new products. Since June 1997, we determined that technological feasibility occurs upon the successful development of a working model, which happens late in the development cycle and close to general release of the products. Because the development costs incurred between the time technological feasibility is established and general release of the product are not material, we expense these costs as incurred.

Changes in Fiscal Year End

On March 29, 2006, our former parent, AFG Enterprises USA, Inc., changed from a December 31 to a June 30 fiscal year end as a result of its acquisition of FP Technology Holdings, Inc. The change was made to (1) reflect our business cycles, (2) conform AFG’s fiscal year to FPT Holding’s fiscal year end of June 30, and (3) permit engagement of independent public accountants that may not be possible had a December 31 fiscal year end been maintained.

Prior to September 13, 2005, our business was conducted by Old Firepond, which maintained a fiscal year end of October 31. In connection with the transaction on September 13, 2005 by which FPT Holdings acquired all of the operating assets, assumed certain liabilities, and hired all of the employees of Old Firepond as part of a restructuring and new financing transaction, our fiscal year end became June 30, the fiscal year end of FPT Holdings.

Results of Operations

Nine Months Ended March 31, 2006 Compared with Nine Months Ended March 31, 2007

Revenue

Revenue during the nine-month period ended March 31, 2007 was $3.6 million compared with revenue of $2.9 million during the nine-month period ended March 31, 2006, an increase of 24.2%. On-demand revenue increased 755.1% from $190,000 to $1.6 million. Our Firepond CPQ OnDemand application was launched in commercial form in January 2006. On-demand revenue has increased as demand for our application has increased. Enterprise revenue decreased 26.5% from $2.7 million to $2.0 million and we expect that our enterprise revenue will continue to decrease compared with our on-demand revenue.

Cost of Revenue

Cost of revenue was $1.6 million during the nine-month period ended March 31, 2007 compared with $1.4 million during the prior year period, an increase of $193,000, or 13.8%. Total cost of revenue as a percentage of total revenue decreased to 43.5% during the nine months ended March 31, 2007 from 47.4% during the nine months ended March 31, 2006. The decrease in cost of revenue during the nine months ended March 31, 2007 was primarily attributable to the refocus of operations to our on-demand subscription-based business.

Operating Expenses

Operating expenses were $6.0 million during the nine-month period ended March 31, 2007 compared with $1.4 million during the nine-month period ended March 31, 2006.

Sales, General, and Administrative. Sales, general, and administrative expenses increased by $2.7 million, or 149.4%, primarily as a result of the shift in business focus to on-demand software.

We hired two senior managers (Vice President of Operations and Vice President of Marketing). We also amortized $663,000 of legal and accounting costs associated with financings and certain consulting costs. Compensation expense included amortization of the value of restricted stock grants made in 2006. The sales component increase resulted from adding a senior marketing executive along with a marketing support staff.

Research and Development. Research and development expenses consist primarily of salaries and related personnel costs and the costs of contractors associated with development of new products, enhancement of existing products, and performance of quality assurance and documentation activities. Research and development expenses increased from $1.3 million during the nine-month period ended March 31, 2006 to $1.6 million during the nine-month period ended March 31, 2007 as we developed enhancements to our Firepond CPQ OnDemand application.

Settlement of Claim. Old Firepond experienced litigation for which reserves were created. The new management team settled all the outstanding litigation facing Old Firepond. In certain instances, favorable settlements were reached, resulting in reversal of reserves. Specifically, on April 8, 2004, Old Firepond entered into an agreement with General Motors Corporation settling all matters between the companies arising under prior management for the sum of $7.0 million. Old Firepond executed a note payable to General Motors as part of the settlement. On September 13, 2005, Old Firepond, FPT Holdings, and General Motors entered into a letter agreement under which General Motors accepted $1.25 million in cash from FPT Holdings, received a $250,000 unsecured note from FPT Holdings, cancelled the $3.5 million note due from Old Firepond, and released its security interest in Old Firepond assets. The Settlement of Claim at March 31, 2006 represented a non-cash principal reduction of $1.5 million plus the interest forgone by General Motors. In 2007, a favorable settlement in another Old Firepond matter resulted in a $148,000 adjustment.

Other Income (Expense)

Other expenses increased from approximately $627,000 during the nine-month period ended March 31, 2006 to approximately $16.4 million during the nine-month period ended March 31, 2007, an increase of $15.8 million, primarily a result of the increase in interest expense associated with the CAP Financing and the $13.7 million non-cash extinguishment of debt expense. Included in interest expense was $2.4 million, resulting from amortization of debt issuance costs associated with the Trident and CAP Financing loans.

Fiscal Period Ended June 30, 2005 (eight months) compared with Fiscal Period Ended June 30, 2006 (12 months)

Revenue

The increase in revenue during the fiscal period ended June 30, 2006 to $3.8 million from $2.8 million was primarily attributable to the substantially longer measuring period versus the measuring period for the fiscal period ended June 30, 2005. Additionally, we shifted our primary focus to developing our Firepond CPQ OnDemand revenue. On-demand revenue was $451,000 during the fiscal period ended June 30, 2006 compared with $0 during the fiscal period ended June 30, 2005. Enterprise revenue was $2.8 million during the fiscal period ended June 30, 2005 compared with $3.3 million during the fiscal period ended June 30, 2006.

Cost of Revenue

Cost of revenue increased $700,000, or 53.2%, to $1.9 million during the fiscal period ended June 30, 2006 from $1.3 million during the fiscal period ended June 30, 2005. Total cost of goods sold as a percentage of total revenue increased to 51.7% during the fiscal period ended June 30, 2006 from 44.7% during fiscal period ended June 30, 2005. The increase in cost of revenue in 2006 was primarily attributable to the efforts required to launch our OnDemand application.

Operating Expenses

Sales, General, and Administrative. Sales expenses consist primarily of salaries, commissions, and bonuses for sales and marketing personnel, and promotional expenses. General and administrative expenses consist primarily of salaries and other personnel-related cost for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. Sales, general, and administrative expenses increased $1.8 million, or 135.6% from $1.3 million during the fiscal period ended June 30, 2005 to $3.2 million during the fiscal period ended June 30, 2006. Based in part to the difference in the length of periods presented, sales, general, and administrative expenses as a percentage of total revenue increased to 84.2% during the fiscal period ended June 30, 2006 from 47.3% during the fiscal period ended June 30, 2005. Sales, general, and administrative expenses increased in absolute dollars and as a percentage of total revenue primarily as a result of increased spending in accounting, banking, and legal fees associated with the financing and merger transactions described above. Additionally, we hired senior management personnel: one in sales and marketing and one in operations as part of our strategic plan to advance our on-demand business.

Research and Development Expenses. Research and development expenses consist primarily of salaries and related personnel costs and the costs of contractors associated with development of new products, enhancement of existing products, and performance of quality assurance and documentation activities. Research and development expenses increased $700,000, or 64.1%, from $1.1 million during the fiscal period ended June 30, 2005 to $1.8 million during the fiscal period ended June 30, 2006. Research and development expenses as a percentage of total revenue increased to 48.8% during the fiscal period ended June 30, 2006 from 39.4% during the fiscal period ended June 30, 2005. These expenses increased in absolute dollars as a result of our development efforts associated with the on-demand component of the business as well as the comparable longer period.

Restructuring and other Special Charges Expense. During the fiscal period ended October 31, 2003 and continuing into fiscal 2005, Old Firepond undertook plans to restructure its operations as a result of a prolonged slowdown of global information technology spending, specifically within the enterprise software marketplace. Old Firepond reduced its headcount and facilities, wrote off excess equipment, and terminated and restructured certain contractual relationships. During the fiscal period ended June 30, 2005, we substantially completed our restructuring efforts. The restructuring and other special charges for the fiscal periods ended June 30, 2005 and 2006 totaled $177,000 and $(16,000), respectively. The majority of these costs in the fiscal period end June 30, 2005 were excess contractual commitments and termination fees related to legal fees and consulting fees for the acquisition of Firepond by Jaguar Technology Holdings LLC. The credit in 2006 arose from the settlement of a lease obligation.

Settlement of Claim. On April 8, 2004, Old Firepond entered in an agreement with General Motors Corporation settling all matters between the companies arising under prior management for the sum of $7.0 million. Old Firepond executed a note payable to General Motors as part of the settlement. On September 13, 2005, Old Firepond, FPT Holdings, and General Motors entered into a letter agreement under which General Motors accepted $1.25 million in cash from FPT Holdings, received a $250,000 unsecured note from FPT Holdings, cancelled the $3.5 million note due from Old Firepond, and released its security interest in Old Firepond assets. The Settlement of Claim at June 30, 2005 of ($647,000) represents non-cash principal reduction of $450,000 plus forgone interest by General Motors. The Settlement of Claim at June 30, 2006 of ($1.7 million) represents a non-cash principal reduction of $1.5 million plus the interest forgone by General Motors.

Other Income (Expense), Net

Other income (expense), net primarily consists of interest income, interest expense, bank fees, certain state and local taxes, and foreign currency transaction gains and losses. As a result of the CAP Financing in March 2006, we had restricted cash of $47.5 million, which resulted in

$522,000 interest income for the period ended June 30, 2006 compared with none in the comparable previous period.

During the fiscal period ended June 30, 2006, we recorded interest expense of $3.0 million. Included in interest expense was $1.6 million of amortization of debt issuance costs related to the CAP financing. The interest expense net of the amortization of $1.4 million was attributable to the note obligations to General Motors, Trident, and the CAP Notes. The amount of interest during the fiscal period ended June 30, 2006 increased substantially from the prior comparable period as the period for computing interest was longer and the principal obligations were significantly higher as a result of the Trident and CAP financings and amortization of CAP Financing related debt issuance expenses.

Income (Loss) from Continuing Operations

The above resulted in a loss from continuing operations of $519,000 during the eight months ended June 30, 2005 and a loss of $4.0 million during the fiscal period ended June 30, 2006.

Income (Loss) from Discontinued Operations

The $763,000 loss from discontinued operations during fiscal 2006 was a result of the liquidation and write-off of all remaining foreign operations extending from restructuring efforts begun in 2003.

Gain on Disposal of Discontinued Operations

In August 2003, Old Firepond decided to terminate operations of all foreign subsidiaries. During the fiscal period ended June 30, 2005, Old Firepond recorded the elimination of the liabilities associated with its foreign discontinued operations except for Germany and Switzerland, which at the time were still in the process of liquidation. This elimination resulted in us recording approximately $2.6 million in income on disposal of discontinued operations during the fiscal period ended June 30, 2005 compared with no gain or loss during fiscal period ended June 30, 2006.

Fiscal Period Ended October 31, 2004 (11 months) compared with Fiscal Period Ended June 30, 2005 (eight months)

In reviewing the financial statements for the fiscal periods ended October 31, 2004 and June 30, 2005, the following factors bear on the reported results:

(1)    On September 13, 2005, FPT Holdings acquired all of the operating assets, assumed certain liabilities, and hired all of the employees of Old Firepond as part of a restructuring and new financing transaction. While this transaction required creation of a new legal entity going forward, the two companies are treated as one for accounting purposes.

(2)    At the time of the acquisition, Old Firepond had an October 31 fiscal year end while FPT Holdings had a June 30 fiscal year end. Thus, the audited statements for the fiscal period ended June 30, 2005 are for only an eight month period.

(3)    The audited statements for fiscal period ended October 31, 2004 were for only an 11 month period. While Old Firepond did not change its fiscal year during this reporting period, Old Firepond was acquired by Jaguar Technology Holdings, LLC in December 2003. This acquisition required application of purchase accounting rules, treating Old Firepond after the acquisition as a new company for accounting purposes. Old Firepond’s results of operations for the 12-month period ended October 31, 2004 are reported in Footnote 1 of those audited financial statements.

(4)    Throughout the periods presented, Old Firepond was undergoing extensive restructuring as a result of the downturn in technology spending and the acquisition of Old Firepond by Jaguar Technology Holdings, LLC.

Revenue

The decrease in revenue from $8.9 million during the 11 months ended October 31, 2004 to $2.8 million during the eight months ended June 30, 2005 was primarily attributable to the substantially shorter period presented and to the renewal of a license with a legacy client at the end of the fiscal period ended October 31, 2004. This renewal changed a periodic license to a permanent license and accounted for 34.6% of revenue during that period.

Cost of Revenue

Total cost of revenue decreased $800,000, or 39.2%, to $1.3 million during the eight months ended June 30, 2005 from $2.1 million during the 11 months ended October 31, 2004. Total cost of goods sold as a percentage of total revenue increased to 44.7% during the eight months ended June 30, 2005 from 23.3% during the 11 months ended October 31, 2004. This decrease was primarily attributable to the substantially shorter period presented, offset in part by the cost of launching our on-demand product and a sizable license sale that was recorded during October 2004. This latter factor is reflected in the increase in the cost of revenue as a percentage of total revenue during the fiscal period ended June 30, 2005.

Operating Expenses and Other Items

Sales, General, and Administrative. Sales expenses consist primarily of salaries, commissions, and bonuses for sales and marketing personnel and promotional expenses. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. Sales, general, and administrative expenses increased $14,000, or 1.0%, during the eight months ended June 30, 2005. Sales, general, and administrative expenses as a percentage of total revenue increased to 47.3% during the eight months ended June 30, 2005 from 14.9% during the 11 months ended October 31, 2004. Sales, general, and administrative expenses increased in absolute dollars and as a percentage of total revenue, primarily as a result of a large decrease in 2004 in the allowance for doubtful accounts and a reduction in accounting fees and decrease in sales in 2005.

Research and Development Expenses. Research and development expenses consist primarily of salaries and personnel-related costs and the costs of contractors associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses decreased $800,000, or 42.8%, during the eight months ended June 30, 2005. Research and development expenses as a percentage of total revenue increased to 39.4% during the eight months ended June 30, 2005 from 21.8% during the eight months ended October 31, 2004. These expenses decreased in absolute dollars as a result of our restructuring efforts, including the reduction in headcount and decreased utilization of engineering and product development contractors as well as the comparable shorter period. Research and development expenses increased as a percentage of total revenue primarily due to a combination of decreased revenue for the shortened period and research and development expenses not decreasing proportionally.

Restructuring and other Special Charges Expense. During the fiscal period ended October 31, 2003 and continuing into fiscal year 2005, Old Firepond undertook plans to restructure its operations as a result of a prolonged slowdown of global information technology spending, specifically within the enterprise software marketplace. Old Firepond reduced its headcount and facilities, wrote off excess equipment, and terminated and restructured certain contractual relationships. During the fiscal periods ended October 31, 2004 and June 30, 2005, Old Firepond terminated several employees. The restructuring and other special charges for the fiscal periods ended October 31, 2004 and June 30, 2005 totaled $3.4 million and $177,000, respectively. The majority of these costs during fiscal period ended October 31, 2004 were excess contractual commitments and termination fees related to legal fees and consulting fees for the Jaguar Technology Holdings acquisition of Old Firepond.

Settlement of Claim. On April 8, 2004, Old Firepond entered in an agreement with General Motors Corporation settling all matters between the companies arising under prior management for the sum of $7.0 million. Old Firepond executed a note payable to General Motors as part of the settlement. On September 13, 2005, Old Firepond, FPT Holdings, and General Motors entered into a letter agreement under which General Motors accepted $1.25 million in cash from FPT Holdings, received a $250,000 unsecured note from FPT Holdings, cancelled the note due from Old Firepond, and released its security interest in Old Firepond assets. The Settlement of Claim at June 30, 2005 represents a non-cash principal reduction of $450,000 and the interest forgone by General Motors.

Other Income (Expense), Net

Other income (expense), net primarily consists of interest expense, bank fees, certain state and local taxes, and foreign currency transaction gains or losses. Other income (expense), net increased $20,000 during the fiscal period ended June 30, 2005 over the fiscal period ended October 31, 2004. Other income (expense), net during the fiscal period ended June 30, 2005 decreased from the period ended October 31, 2004, primarily as a result of a decrease in Old Firepond’s liability insurance. Other income during fiscal period ended October 31, 2004 included accrued interest of approximately $17,000 on a loan receivable, which was subsequently written off, offset by a charge resulting from the impairment of a legacy software system.

Interest expense during the fiscal periods ended October 31, 2004 and June 30, 2005 was accrued interest on the note payable to General Motors. The amount in the fiscal period ended June 30, 2005 decreased from the comparable period as the period for computing interest was shorter and the principal amount of the obligation was lower.

Income (Loss) from Continuing Operations

The above resulted in an income from continuing operations of $49,000 during the 11 months ended October 31, 2004 and a loss from continuing operations of $520,000 during the eight months ended June 30, 2005.

Income (Loss) from Discontinued Operations

During the fiscal period ended October 31, 2004, a net loss of $118,000 from discontinued operations was recorded.

Gain on Disposal of Discontinued Operations

In August 2003, Old Firepond decided to terminate operations of all foreign subsidiaries. During the fiscal period ended June 30, 2005, Old Firepond recorded the elimination of the liabilities associated with its foreign discontinued operations except for Germany and Switzerland, which at the time were still in the process of liquidation. This elimination resulted in Old Firepond recording approximately $2.6 million in gain on disposal of discontinued operations. No similar adjustment was recorded during the fiscal year ended October 31, 2004.

Quarterly Results of Operations

The following table presents unaudited statements of operations data for each of the five quarters in the period ended March 31, 2007. We believe that all necessary adjustments have been included to present fairly the quarterly information when read in conjunction with our annual financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007
Statement of Operations Data (in thousands):
Enterprise revenue	$989	$565	$712	$524	$781
OnDemand revenue	108	260	316	621	692

Total revenue	1,097	825	1,028	1,145	1,473
Cost of revenue	420	551	515	515	554

Gross profit	677	274	513	630	919
Selling, general, and administrative expenses	865	1,351	1,260	1,790	1,479
Research and development	446	493	523	511	575
Restructuring and other special charges	(21)	–	–	(14)	–
Settlement of claims	–	–	–	(148)	–

Operating income (loss)	(613)	(1,570)	(1,270)	(1,509)	(1,135)
Interest expense	(275)	(2,487)	(1,834)	(1,364)	(779)
Extinguishment of debt expense	–	–	–	–	(13,705)
Other income (expense)	(15)	548	600	606	68

Total other income and expense	(290)	(1,939)	(1,234)	(758)	(14,416)
Net income (loss) from continuing operations	(903)	(3,509)	(2,504)	(2,267)	(15,551)
Net loss from discontinued operations	(147)	–	–	–	–

Net loss	$(1,050)	$(3,509)	$(2,504)	$(2,267)	$(15,551)

Reconciliation of net income (loss) to normalized EBITDA(1):
Net loss	$(1,050)	$(3,509)	$(2,504)	$(2,267)	$(15,551)
Legal settlements	–	–	–	(148)	–
Interest expense (income)	275	2,487	1,834	1,364	779
Other expense (income)	15	(548)	(600)	(606)	(68)
Depreciation and amortization	227	1,847	346	213	211
Income (loss) on discontinued operations	147	–	–	–	–
Non-recurring expenses	–	–	–	–	13,705

Normalized EBITDA	$(386)	$277	$(924)	$(1,444)	$(924)

(1)	“Normalized EBITDA” is a financial measure that is not in accordance with, or an alternative for, results prepared in accordance with generally accepted accounting principles, or GAAP. This non-GAAP financial measure should only be viewed as a supplement to our GAAP net loss or results of operations. We present this non-GAAP financial measure primarily as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period as it excludes certain non-cash items that are not representative of our core operations. Because this non-GAAP financial measure has limitations as an analytical tool, you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP.

Liquidity and Capital Resources

Our primary liquidity and capital requirements have been for working capital, repayment of debt, and general corporate needs. Prior to this offering, our main sources of liquidity and capital were the various debt and equity financings described in “Company Financings” below. As of March 31, 2007, we had cash and cash equivalents of $2.5 million and working capital of $1.2 million compared with cash and cash equivalents of $2.4 million and a working capital deficit of $2.7 million at March 31, 2006. Restricted cash totaled $1.3 million as of March 31, 2007 compared with $47.5 million at March 31, 2006, a decrease of $46.2 million, resulting from the exchange agreement transaction as previously discussed.

We intend to make all required payments (whether in cash or stock) under our debt facilities. Our ability to make all required payments of principal in cash, however, will likely depend upon our ability to obtain refinancing of our debt on or prior to maturity or otherwise obtaining new or additional financing. We do not have any current commitments to refinance our existing debt or free cash to repay such debt upon maturity.

August 2007 Bridge Financing

On August 2, 2007, we entered into a Securities Purchase Agreement with certain holders of the Senior Secured Convertible Notes we issued in January 2007. As part of the Securities Purchase Agreement, we sold for $3.0 million in gross proceeds secured subordinated notes due May 2008 in the face amount of approximately $3.3 million, providing for original issue discount of 15% per annum. We also issued the note holders 125,000 shares of common stock. The maturity of the notes will accelerate if we raise at least $5.0 million in gross proceeds in an equity offering. The common stock will be registered if, in the two-year period beginning on August 2, 2007, we file a registration statement unless such registration statement is for shares issued in conjunction with (1) an acquisition of another company or company benefit plans, or (2) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized investment bank that generates gross proceeds to us in excess of $5.0 million (other than certain shelf registrations). In the event of a change in control of our company, the note holders may require that we repurchase the notes at 110% of the outstanding principal amount. We expect to use the net proceeds of the Securities Purchase Agreement for working capital and to repay our outstanding indebtedness to Trident Growth Fund.

Cash Flows

Operating Activities. Net cash used in operating activities during the nine-month period ended March 31, 2007 was approximately $3.9 million, primarily attributable to a net loss of $20.3 million, offset by non-cash charges of $13.7 million related to the extinguishment of debt and depreciation and amortization expense of $3.2 million. Cash used in operating activities during the nine-month period ended March 31, 2006 was approximately $271,000, primarily attributable to a net loss of $1.3 million adjusted for non-cash settlement claims of $1.7 million and offset by non-cash charges for depreciation and amortization expense of $551,000 and a loss from discontinued operations of $670,000. Cash used in operating activities in both periods was further impacted by changes in elements of working capital.

Investing Activities. Net cash provided by investing activities during the nine-month period ended March 31, 2007 was approximately $46.2 million, which was principally a result of liquidating $50.0 million in restricted cash pursuant to the terms of the exchange agreement, liquidating certain other assets, and purchasing certain property and equipment, resulting in a net source of cash of $16,000, investing $2.5 million in restricted cash pursuant to the terms of the CAP Financing, and investing $1.3 million net in restricted cash pursuant to the terms of the exchange agreement to cover 24 months of interest payments. Cash used in investing activities during the nine month-period ended March 31, 2006 of $47.5 million was a result of investing $47.5 million in restricted cash pursuant to the terms of the CAP Financing and the liquidation of certain other assets and the purchase of certain property and equipment resulting in a net source of $5,000.

Financing Activities. Net cash used in financing activities during the nine-month period ended March 31, 2007 was approximately $40.7 million, which consisted of net proceeds from the sale of stock of approximately $6.0 million and the issuance of new convertible debt of approximately $5.0 million, less debt issuance costs of approximately $538,000, less payment of approximately $50.0 million under the terms of the exchange agreement, and less approximately $1.2 million in other debt payments. Net cash provided by financing activities during the nine-month period ended March 31, 2006 was approximately $50.1 million, primarily from the proceeds from the $50 million CAP Financing and the Trident loans of $2.5 million, less debt issuance costs of $1.1 million and repayments of debt of $1.2 million.

We believe, based upon current cash balances, forecasts of cash flows from future operations, and our expected net proceeds from this offering, that we will have sufficient capital resources to operate our business for at least the next 12 months. Beyond the next 12 months, additional financing may be required to fund working capital and our business plan. Changes in our operating plans, lower than anticipated revenue, increased expenses, or other events, including those described in “Risk Factors,” may require us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could impact negatively our growth plans, financial condition, and results of operations. Additional equity financing may be dilutive to the holders of our common stock and debt financing, if available, may involve significant cash payment obligations or financial covenants and ratios that restrict our ability to operate our business.

Company Financings

August 2007 Bridge Financing

For a complete description regarding the August 2007 Bridge Financing, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Events.”

Master Exchange Agreement

Exchange of Stock, Notes, and Warrants. On January 24, 2007, we entered into a Master Exchange Agreement with the holders of the securities issued in our CAP Financing completed on March 29, 2006 (the terms of the CAP Financing are discussed immediately below under the heading “CAP Financing – Notes and Warrants”). Under the Exchange Agreement, we exchanged with the investors in the CAP Financing all of the Nonconvertible Notes (with an aggregate principal balance of $50,000,000) and all of the outstanding CAP Warrants (exercisable for an aggregate of 6,250,000 shares of common stock at an initial exercise price of $8.00 per share) originally issued in the CAP Financing for the following aggregate consideration:

•	$45.0 million in principal repayment of the Nonconvertible Notes, plus accrued interest thereon;
•	a new issue of 12% Senior Secured Convertible Notes due January 2009 in the aggregate principal amount of $5.6 million, or the New Convertible Notes, issued under an indenture with The Bank of New York, or the New Indenture;
•	warrants to purchase an aggregate of 1,214,285 shares of common stock at an initial exercise price of $7.00 per share, or the New Warrants, exercisable for five years, and containing customary pro-rata anti-dilution protections; and
•	1,500,000 fully paid shares of common stock, or the New Shares.

Under the terms of the New Indenture, we obtained a letter of credit from Wells Fargo Bank, National Association in a stated amount of $1.3 million in respect of approximately two years of interest payments payable under the New Convertible Notes.

The $45.0 million principal repayment on the Nonconvertible Notes and the $5.0 million gross proceeds to us were obtained from the $50.0 million CAP escrow account plus the accrued interest on the Nonconvertible Notes. After payment of associated fees and expenses and securing the letter of credit, net proceeds to us from the New Convertible Notes were approximately $3.5 million. The Convertible Noteholders have certain rights in the event of a sale of our company and may require the repurchase of the Convertible Notes in certain circumstances.

On January 24, 2007, we also agreed to exchange with Rodman & Renshaw LLC outstanding warrants previously issued to Rodman to purchase an aggregate of 625,000 shares of common stock at an exercise price of $8.00 per share for (1) new warrants to purchase 71,429 shares of common stock at an exercise price $7.00 per share and (2) 150,000 fully paid shares of common stock.

In addition, on January 24, 2007, we entered into a Registration Rights Agreement with the holders of the New Convertible Notes and New Warrants. Under this agreement, we agreed to register for resale the shares of common stock issued in the Exchange and certain shares held by Rodman and Trident, 130% of the common stock underlying the New Convertible Notes (or 1,040,000 shares), and 130% of common stock issuable upon exercise of the New Warrants (or 1,650,000 shares). Under this agreement, we filed a registration statement with the Securities and Exchange Commission covering the resale of these shares. Effective April 24, 2007, the holders of the registration rights executed a waiver to the Registration Rights Agreement, waiving their rights to have all but 1,432,000 shares of common stock. The registration of these shares became effective on May 24, 2007.

PIPE Financing

In August 2006, we completed a private placement, or the PIPE Financing, of an aggregate of 1,000,000 Units at $7.00 per Unit, with each Unit consisting of one share of our common stock and a warrant to purchase one additional share of our common stock at $7.00 per share, exercisable for five years after issuance. The aggregate gross proceeds from the PIPE Financing totaled $7.0 million. After payment of fees and expenses of the offering, net proceeds were used for working capital and repayment of debt. The registration statement for the Units became effective on October 20, 2006.

CAP Financing – Notes and Warrants

On March 29, 2006, we (through our predecessor AFG) entered into a Securities Purchase Agreement with certain institutional investors pursuant to which the investors purchased the following from us on that date:

•	Senior Secured Nonconvertible Notes due 2011 in an aggregate principal amount of $50.0 million, or the CAP Financing, exchangeable for Senior Secured Convertible Notes due 2011, or the Convertible Notes, or redeemable under certain circumstances, and which Convertible Notes were convertible into shares of our common stock; and
•	warrants to acquire in the aggregate up to 6,875,000 shares of our common stock (including warrants granted to the placement agent to acquire 625,000 shares of our common stock.

In connection with the Exchange Agreement described above, on January 24, 2007 the Nonconvertible Notes were repaid, the Indenture was discharged, and the CAP Warrants were cancelled.

Financings with Trident Growth Fund

On September 13, 2005 and November 25, 2005, Trident Growth Fund, L.P., or Trident, loaned FPT Holdings $2.0 million and $500,000, respectively, with interest accruing at 12% per annum. Interest was payable monthly and principal originally due on the earlier of September 30, 2006 or on consummation of a change in control transaction. In addition, Trident received warrants to purchase up to 390,625 shares of our common stock at a $4.00 exercise price. The funds received pursuant to these Notes were used for working capital. In September 2006, the maturity of the Trident notes was extended until September 2008, providing for ratable monthly amortization of the then remaining balance of $2.0 million. In January 2007, Trident exercised its Warrant rights and we issued Trident 234,219 of our common shares. We expect to repay the Trident notes in full during September 2007.

Recently Issued Accounting Pronouncements

SFAS 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”, or SFAS No. 155. This Statement shall be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Management does not expect adoption of SFAS No. 155 to have a material impact on our financial statements.

SFAS 157, “Fair Value Measurements”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, or GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. Management has not evaluated the impact of this statement.

Off-Balance Sheet Arrangements

As of March 31, 2007, we did not have any off-balance sheet arrangements, as defined in the applicable securities laws.

Quantitative and Qualitative Disclosures about Market Risk

We develop products in the United States and sell them in the United States and Europe as well as Japan through a channel partner. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income and expense are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments. Based on the nature of our investments, however, we have concluded that there is no material market risk exposure to us. We have no off-balance sheet arrangements.

BUSINESS

Overview

We are a leading provider of multi-tenant, on-demand software that automates and simplifies the process companies use to sell complex products and services. Our Configure, Price, Quote, or CPQ, software-as-a-service automates complex sales processes, improves order accuracy, and accelerates sales cycles. We have designed our CPQ product to be a low-cost Internet-based software application delivered on a subscription basis. This model allows us to provide functionality to companies of all sizes that has typically been available only to large enterprises with substantial information technology resources and budgets. Our Firepond CPQ OnDemand product offering capitalizes on our extensive expertise in sales automation software and combines it with the positive attributes of multi-tenant, Internet-based delivery.

We offer our solutions on an annual or multi-year subscription basis. We sell our products by targeting selected vertical markets, currently consisting of high technology, transportation, construction machinery, agricultural equipment, and service companies selling complex products and services. Our current customers include Bell Helicopter, John Deere, G.E. Tip Trailer, Redback Networks, Rolls Royce, Symantec, and Wily (which has been acquired by Computer Associates).

Industry Background

Evolution from On-Premise to On-Demand Applications

Over the past two decades, businesses have widely adopted on-premise enterprise software applications in an effort to improve and automate their business processes. These applications have typically been implemented and deployed within an organization’s internal IT environment. However, realizing the stated benefits and return-on-investment from these on-premise enterprise applications has been challenging for a number of reasons, including the following:

•	High Total Cost of Ownership. In addition to the cost of the software applications, businesses deploying traditional on-premise application software must make substantial initial and ongoing investments in underlying IT infrastructure, such as hardware systems, networks, databases, application servers, and storage in order to run the applications. Businesses also need to employ costly IT staff and consultants to deploy, integrate, customize, support, and upgrade the applications. Moreover, upgrade and maintenance requirements are typically difficult to anticipate and implement on a cost-effective basis.
•	Lengthy Deployment, High Complexity, and Limited Utilization. The growing scope and complexity of on-premise software enterprise applications often makes implementation a lengthy and challenging process, frequently lasting from six months to several years. Custom programming is typically required to finish these applications, which extends time to deployment, reduces application reliability, and makes future upgrades more difficult.
•	Limited Incentives to Ensure On-Going Client Success. The traditional model for purchasing on-premise enterprise applications requires businesses to pay upfront for perpetual use of software before the software is actually deployed and to pay a fixed maintenance fee for a specified period of time. This purchasing model may not provide appropriate financial incentive for software vendors to assist their customers in successfully deploying their applications and fully realizing the intended benefits from their investments.

By delivering software applications in a fundamentally new manner as “on-demand” services, businesses can now leverage the open standards for application integration and advances in network availability and security to access applications over the Internet. On-demand solutions eliminate the need for custom-implementation efforts and investments in on-premise hardware and software and greatly simplify the application delivery process. As a result, businesses can significantly reduce application deployment times, implementation costs, investments in IT infrastructure, and ongoing maintenance and support costs.

Delivering on-demand applications, however, presents a number of technical challenges for traditional on-premise software application vendors. To achieve economies of scale benefits, on-demand applications must use a multi-tenant architecture. A multi-tenant architecture enables multiple enterprises to share the same application infrastructure on a secure basis. In contrast, traditional enterprise software applications hosted by application service providers are deployed on individual servers and application infrastructures, increasing the cost to the company and impeding economies of scale. Further, enterprise software applications must be substantially redesigned and re-written to achieve multi-tenant functionality.

Single Tenant versus Multi-Tenant Architecture
We believe the emergence of multi-tenant, on-demand applications has the potential to transform the enterprise applications software industry, enabling faster deployment, higher return-on-investment, and lower total cost of ownership. Furthermore, we believe the on-demand model expands the addressable market opportunity by making business applications more affordable for divisions of large corporations, middle-market companies, and small businesses.

Complexity In The Sales Process

Companies with complex products typically require a lengthy consultative sales process to convert a lead into an order. This process often involves numerous meetings between a company’s sales, engineering, manufacturing, finance, and other departments before a product recommendation can be made or quoted to a targeted customer. This approach is both time consuming and error prone, driving additional costs into the sales process and eroding profit margins, competitiveness, and time to market. The process is further complicated because companies store their product and customer data over multiple platforms in multiple formats and in disparate locations, causing difficulty in accessing and manipulating that data.

Sales automation software originally emerged to reduce the complexity of the sales process and improve sales productivity for large corporations. The role of such software is to match the customer’s needs to available product attributes while enforcing rules and constraints to assure the product can be delivered as quoted. As this market need evolved, configuration vendors added proposal, quotation, and pricing functionality to augment the effectiveness and usability of their core configuration engines. These sophisticated applications, however, required significant cash outlays for the initial purchase and ongoing maintenance, limiting it to large corporations with significant information technology resources. The software-as-a-service model affords businesses of any size the ability to centralize and simplify complex selling processes and deploy a platform for aggregating, bundling, and pricing complex products and services across all sales channels.

The Firepond Solution

The combination of our multi-tenant, on-demand architecture coupled with over 20 years of expertise in developing sales-oriented software uniquely positions us to deliver an affordable and feature-rich solution to large and small companies. We believe that our solution enables our customers to experience a number of key benefits, including the following:

•	Automated Complex Sales Processes. The sale of complex products by a company typically requires the assistance of personnel from multiple departments, including sales, engineering, manufacturing, finance, legal, and marketing. Our solution provides sales representatives of a company with timely, relevant, and accurate information from each department regardless of platform, format, or location of the data. As a result, our solution enables a company to capture design specifications from engineering, production constraints from manufacturing, discount authorization from finance, terms and conditions from legal, and product collateral from marketing on a real-time basis.
•	Increased Order Accuracy. Our software solutions increase order accuracy by centralizing all product specifications and pricing options on our web-based application. This centralization assures that all sales channels are quoting the most up-to-date and accurate product configurations and price information.
•	Accelerated Sales Cycles. Our software solution is designed to optimize the sales process and increase the speed at which a sale can be completed. Quick turnaround in product recommendations, pricing, proposals, and financing allows sales representatives to manage multiple sales simultaneously and close them faster. This high degree of responsiveness helps foster a strong and lasting customer-supplier relationship that we believe is a distinct competitive advantage for us.
•	Lowered Cost of Ownership. Our multi-tenant, on-demand subscription-based software application eliminates the need for heavy investment in an IT infrastructure and the staff necessary to support it. The reduced cost of accessing our application extends our addressable market to include small and medium businesses, as well as divisions of large companies.

Strategy

Our goal is to be the leading provider of multi-tenant, on-demand software applications that improve a company’s sales efficiency and associated business processes. Key elements of our strategy include the following:

•	Grow Our Sales Organization to Reach More Customers. We intend to expand our sales organization to provide broader market coverage and reach more customers. We believe our on-demand delivery model enables us efficiently to target clients of all sizes, including large corporations that historically have deployed on-site highly customized enterprise applications, as well as small and medium-sized companies that have been unable to afford higher-cost traditional applications.
•	Expand Targeted Vertical Markets. We intend to expand the number of vertical markets that we currently address. We believe our focus on targeted vertical markets enables us to offer solutions that meet the unique needs of our customers. We currently offer our products and services primarily to high technology, transportation, construction machinery, agricultural equipment, and service companies. We target companies within these selected vertical industries that have complex products, services, or channel relationships as well as organizations with a distributed and connected customer base or dealer network.

•	Deepen Relationships with Our Existing Customer Base. We believe there is significant opportunity to increase our business with existing customers. We seek to attract more users from existing customers by targeting additional functional areas and business units within the customer’s organization and pursuing company-wide deployments. In addition, by continuously enhancing the functionality of our product, we believe that customers will continue to renew their existing subscriptions and add additional users.
•	Expand and Enhance Our Product Offerings. We plan to continue to enhance our sales automation products. We are expanding our engineering team and investing in research and development activities. In addition, we plan to continue to leverage the significant expenditures in research and development and engineering we made before changing our business model to a multi-tenant, on-demand platform.
•	Pursue Strategic Alliances and Acquisitions. We are focused on developing strategic relationships to expand our vertical markets, enlarge our customer base, and broaden our geographic reach. In addition, we intend to pursue acquisitions of complementary products, technologies, and businesses. We anticipate that these strategic alliances and acquisitions may focus on products and companies in analytics, order management, sales channel management, and product lifecycle management.

Firepond CPQ OnDemand

Firepond CPQ OnDemand has been our primary product focus since its launch in January 2006. Firepond CPQ OnDemand allows our subscribers to build detailed quotes and proposals customized to their customer’s specific needs in real-time. We enable a company to manage all the processes, images, and data required to present product offerings accurately and consistently in the form of highly customized, branded proposals to prospects and customers across all sales channels.

Firepond CPQ OnDemand streamlines a company’s entire configure-price-quote process, reducing the time to build, price, and present quotes from days or even weeks to just minutes. Our solution guides our customers’ sales force through each step of the CPQ process.

•	Configure. Configuring complex products or services involves the selection of many options before a product is ready to be priced and built. For example, an agricultural tractor has hundreds of models and thousands of options from which to choose. The Firepond solution guides the user to recommended model and options by asking pre-defined questions and providing pictures, help tools, and calculators to assist in making configuration choices. The application utilizes constraint options based upon predefined product compatibility rules that enable the user to view price, lead time, and availability in real-time during the build process. This functionality permits the configuration of nested systems that contain multiple products or services and supports complex sizing calculations and algorithms.
•	Price. Once configuration features and options have been selected by the user, our software provides pricing information based upon a number of parameters. Pricing and discounting rules are seamlessly integrated, incorporating customer, channel, volume, and product-specific prices and discounts. Furthermore, Firepond CPQ OnDemand calculates costs, margins, and commissions and manages special pricing and approval workflow.
•	Quote. Our quotation and proposal tool determines detailed pricing metrics and creates professional, customer-friendly proposals. Proposals are generated in Word, Excel,

Adobe PDF, or HTML format with built-in functionality to include recommended upsell options and incorporate drawings, pictures, and technical datasheets.

Our platform enables a customer to build multiple models, reflecting the specific needs of each marketing and sales channel in which it operates. Each model can be customized to specific market segments. As a result of this product feature, our customers are able to service efficiently their product presentation and proposal generation needs across multiple product lines, geographies, and sales channels.

Firepond CPQ OnDemand is built upon a multi-tenant application platform and is designed to be easy to deploy, use, and upgrade. We have designed an open web service layer around our product platform, making it easy to integrate with other business systems in a customer’s operating environment. Our Web Services layer also supports single sign-on for our subscribers, permitting them to access Firepond CPQ OnDemand directly and securely from other applications without the need to re-enter log-in information.

Users access Firepond CPQ OnDemand either directly or through a CRM application. We also provide an Offline Edition that allows the preparation of product configurations and quotes without being connected to the Internet. These product configurations and quotes can then be uploaded to the Firepond CPQ OnDemand Online Edition when a connection is available.

Firepond CPQ OnDemand Workflow is an enhanced feature that automates approval process notification and tracking, resulting in a faster response to customers while still adhering to business protocols. A structured approval process, defined by the company, assures products, quotes, and proposals receive the proper authorizations before they are presented to a customer.

Technology

Infrastructure and Platform

Unlike traditional software deployments, all of our customers are serviced from a single baseline of application code installed, securitized, and maintained on our infrastructure. We do not need to allocate technical human resources to make our software compatible with customer environments nor do we need to test our software in each possible combination of hardware and software services that may exist in a customer environment. This in turn eliminates the need to develop software that is compatible with the many hardware systems, operating systems, and databases in various technical environments and allows our technical resources to focus solely on enhancing our underlying product functionality. This enables a frequency of product releases unattainable by traditional enterprise software development vendors.

Our customers access our on-demand software as separate tenants via a single instance of our application code linked to customer specific data sets. Because we do not have to manage distinct applications for each of our customers with their own business logic and database schemas, we believe our business is orders of magnitude more scalable than traditional software vendors, even those that have modified their products to be web native applications.

Firepond CPQ OnDemand is built on our proprietary, highly scalable interactive configurator suite, or ICS, platform. The ICS platform allows our customers to logically associate their product data, prices, specifications, dimensions, and images overlaying business rules and constraints that control the behavior of the underlying data in a real-time quoting environment. Using the ICS platform, our customers can build numerous data-rule-constraint based environments to service the unique needs of all their sales channels, product lines, and geographies.

Our ICS technology packages each of these environments into highly compressed and optimized binary files that are persisted in computer memory. These packages enable complex product configuration and price calculations without numerous round trips to an underlying database and avoid the performance degradation that would normally occur in a high-volume transaction processing environment.

Architecture

In order to construct and manipulate the data relationships and rules governing data behavior specific to each customer environment, we provide our customers with a sophisticated data modeling tool called the Firepond Product Data Manager, or PDM. Utilizing the PDM our customers create multi-tiered business rule models that govern how products are configured, offered, and sold to individual customers, customer types, or market segments, in both e-commerce and traditional channels. The PDM modeling capability allows our customers to construct an enterprise wide normalized product data model that permits data from outside systems to be integrated into the Firepond environment. Once the rules, data relationships, and behaviors are constructed in the PDM, our customers can import both structured and unstructured data from all their sales and product systems into one centralized, highly optimized system. From a quotation stored in our application, our customers can export the processed price and product data back to legacy systems as needed, including a bill of materials for processing by incumbent Order Entry systems. As a result of this flexibility, we can be deployed as either the system of record for all product and price data or as an adjunct system leveraging existing legacy functionality.

Building on over 20 years of experience in the product configuration business, we have codified a number of behaviors that, when applied to product and price data, permit our customers to build highly customized sales scenarios. The following are some examples from our standard behaviors library:

•	Compatibility. A compatibility rule can be built controlling the selection of options, for example option A can only be selected with product Y.
•	Aggregates. A class of products or options can be linked, allowing an entire sub assembly to be added based on a selection of a particular product or grouping of products. Aggregates behavior is a necessary function for feeding an accurate bill of a materials to a downstream system.
•	Global Constraints. This behavior is used to create a rule that impacts the entire configuration. This behavior is useful when a product must have a certain option or option group selected to be buildable. For example, in a truck configuration, you may be required to select the 24 volt generator to support the selected entertainment center in the sleeper cab.
•	Spatial Dimension and location. Our configuration engine can calculate the actual dimensions of a product as it is being constructed during the quotation process. This feature is necessary if there are spatial or weight related constraints that must be adhered to.
•	Includes. “Includes” is the ability of the configuration run-time engine to automatically select options. This happens when other options are selected or conditions become true that force an Include to be activated. Includes can be set up in many different ways. For example, you can control whether the end-user is able to de-select an included instance.

The algorithms driving the rules and constraints defining these behaviors have been developed over 20 years and are the result of over $90 million of invested R&D capital. The data behaviors that we define and control via our application have been developed from extensive market experience in dealing with very complex product data from some of the largest manufacturing companies in the world. We believe this deep domain experience and its expression in our underlying algorithms is both a significant competitive advantage and a barrier to entry.

Programming Languages

Our on-demand software is a highly scalable, multi-tenant application platform written in XML, DHTML, C, C++, Java, RMI, and ATL/COM. In addition to our own proprietary software, we utilize commercially available software, including Microsoft SQL Server and Inet Soft report generator. To reduce cost and maintain flexibility, we incorporate open source solutions into our application programming environment whenever feasible. Currently, we use open source products from JBoss to augment our workflow capability and manage our server environment.

Operations

Our operations team is responsible for delivering, maintaining, and supporting our software-as-a-service platform for our customers. The team oversees network availability, quality assurance, release deployment, problem detection and prevention, application availability, data imports and exports, and customer support.

As a multi-tenant software-as-a-service provider, all of our customers access a single baseline of application code via the Internet. This provides us with significant operational efficiencies as our operations and development teams support only one instance of application code across our entire customer footprint. This allows for frequent upgrades and any required software error resolutions without interruption of service. We continually enhance our core functionality and usability to address the evolving needs of our customers. Since commercial availability of our product in January 2006, we have successfully deployed four major releases and five minor releases of our CPQ application. Releases are deployed simultaneously to all of our customers without the need for any customer involvement. Prior to deployment, each release undergoes multi-stage testing and substantial quality assurance, including build acceptance tests, regression test cases, customer integration tests, and final system verification tests.

Our software is hosted in two data centers: one in Ashburn, Virginia, managed by OpSource, and one in Minneapolis, Minnesota, managed by Qwest Communications. Each of these facilities includes advanced security, power redundancy, and disaster mediation safeguards, including automatic failover should any network or hardware component fail. Our service providers are SAS 70 Type II compliant and conform to all European Union data security standards.

We provide continuously available, responsive, and well-trained customer support personnel who are critical to insuring broad user adoption of any software-as-a-service offering. Our customer support team consists of individuals with an average of over seven years experience with our products. We closely monitor and prioritize all customer-support inquiries and have in place well-defined escalation procedures.

Professional Services and Support

We offer implementation, training, and support to our customers in major markets worldwide. Using vertically specific implementation templates, our professional services team expedites the process of bringing our clients onto the network, saving both costs and time. Our templates help our customers achieve a rapid and successful deployment of our applications. In addition, our template-driven approach provides customers with greater flexibility in their implementation choices when working with our implementation partners, such as salesforce.com.

Phone support is available on a 24/7 basis for critical issues. Our technical support team also provides data maintenance, enhancement, and end-user support services on a time and materials basis. We have support resources in the United States, Europe, and Japan.

Strategic Relationships

We seek to establish strategic relationships with third parties whose products, technologies, and services complement our offerings. We work with industry leaders that assist in joint sales activities and customer implementations. We collaborate with partners, such as salesforce.com and Kozo Keikaku Engineering, or KKE.

•	salesforce.com is the leading provider of on-demand sales automation software with over 38,000 customers, ranging in size from several users to thousands of users. Pursuant to our relationship, we have integrated our CPQ application with salesforce.com and in exchange receive leads to additional customers. Through the salesforce.com AppExchange, we engage in a variety of co-selling activities, ranging from webinars to joint sales presentations.
•	KKE is one to the largest engineering firms in Japan providing consulting services to manufacturers throughout Japan and Asia. KKE resells and implements our products, on a non-exclusive basis, in the Japanese market.

Sales and Marketing

We market our products through direct and indirect channels. The recent increased interest in CPQ applications combined with the acceptance of the on-demand business model have created opportunities for strategic relationships with salesforce.com, KKE, and other enterprise application providers, which we are actively pursuing. Our sales team is organized geographically and focuses on our targeted verticals, including high technology, transportation, construction machinery, agricultural equipment, and services companies.

We continually drive market awareness and develop leads in our target markets through a series of integrated sales and marketing campaigns. Our marketing organization utilizes a variety of programs to support our sales efforts, including market and product research analysis, product and strategy updates with industry analysts, public relations activities and speaking engagements, Internet-based and direct mail marketing programs, seminars and trade shows, brochures, data sheets and white papers, and web site marketing.

Customers

We target selected vertical industries with complex products, services, or channel relationships as well as organizations with a distributed and connected customer base or dealer/broker network. Target vertical markets for our software currently consist of high technology, transportation, construction machinery, agricultural equipment, and service companies. Our current customers include Bell Helicopter, G.E. Tip Trailer, Redback Networks, Rolls Royce, Symantec, and Wily (which has been acquired by Computer Associates).

The following table highlights select customers in each of our current target markets.

Construction Machinery and Agricultural Equipment	High Technology	Transportation	Service

CNH	Commvault	American LaFrance	BCBS Horizon
Deere	Decru/Network Appliance	Bell Helicopter	Eloqua
Mitsubishi	Perimeter	DAF	GenBand
Onan/Cummins	RedBack	Freightliner Renault	InfoGenesis
Steelcase	Secure Logix	GE TIP	IHA
	Sonitrol	Hino	Mirapoint
	Sony	Rolls Royce	Plant Equipment
Symantec
Wily (which has been acquired by Computer Associates)

Research and Development

Our research and development team is responsible for product planning, design and development, network upgrade and quality assurance functions, third-party integration, and developing data templates for target vertical markets. We incurred research and development expenses of approximately $1.8 million and $1.6 million in the fiscal year ended June 30, 2006 and the nine months ended March 31, 2007, respectively. We expect to continue to invest in research and development in the future.

Competition

The markets for sales configuration software are intensely competitive, constantly evolving, and subject to rapid technological change. We encounter competition from a number of different sources, including in-house technical staffs, traditional customer relationship management vendors, enterprise license planning vendors, and other vendors of sales configuration point solutions. Of these vendors, our principal competitors include Access Commerce, Big Machines, Oracle, QuoteWerks, SAP, Siebel Systems, Trilogy, and Webcom. A number of our competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, marketing, management, and support resources than we do. There are a substantial number of other companies focused on providing on-demand software applications for customer relationship management that may offer competitive products in the future. However, we believe that the market for on-demand sales configuration solutions is still in its formative stage and that no currently identified competitor represents a dominant presence in this market.

We expect competition to increase as a result of software industry consolidation. For example, a number of enterprise license software companies have acquired point solution providers to expand their product offerings. Our competitors may also package their products in ways that may discourage users from purchasing our products. Current and potential competitors may establish alliances among themselves or with third parties or adopt aggressive pricing policies to gain market share. In addition, new competitors could emerge and rapidly capture market share. Although we believe we have advantages over our competitors in terms of the functionality and comprehensiveness of our solution, as well as our targeted vertical focus, we may be unable to maintain our competitive position against current and potential competitors.

We believe that the principal competitive factors in our target markets include the following:

•	adherence to emerging Internet-based technology standards;
•	comprehensiveness of our application;
•	adaptability, flexibility, and scalability;
•	real-time, interactive capability with customers, strategic partners, vendors, and suppliers;
•	ability to support vertical industry requirements;
•	ease of application use and deployment;
•	speed of implementation;
•	customer service and support; and
•	initial price and total cost of ownership.

Proprietary Rights

We regard our products as proprietary. We attempt to protect our products by relying on a combination of copyright, patent, trade secret and trademark laws, restrictions on disclosure and other methods. In particular, we have developed and use registered trademarks and copyrights in our business. We hold over 200 copyrights related to our business. In addition, we own two trademark registrations in the United States and have four trademark applications pending with the U.S. Patent and Trademark Office. Federal registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered mark in connection with similar products in the same channels of trade by any third party anywhere in the United States, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs. We have filed applications and own trademark registrations and intend to register additional trademarks in foreign countries where products are or may be sold in the future. We own one trademark registration in the EU and have two trademark applications pending with the Office for the Harmonization of Intellectual Property. We also have one trademark application pending with the Japan Trademark Office. We believe these trademarks and copyrights constitute valuable assets, adding to our recognition and the marketing of our products and that these proprietary rights have been and will continue to be important in enabling us to compete.

Our software products depend on a non-exclusive worldwide license from Orion IP, LLC, or Orion, to utilize certain critical patents and related rights in connection with the conduct of our business. Pursuant to a patent purchase agreement entered into between Orion and our predecessor on January 28, 2004, our predecessor sold to Orion all rights in 14 U.S. patents and seven U.S. patent applications related to, among other things, methods practiced by our predecessor and software designed, built, and sold by our predecessor as its own product, for a purchase price of $1.0 million payable pursuant to a promissory note. Pursuant to a non-exclusive patent license agreement, on March 28, 2004, Orion granted us a non-exclusive, royalty free, non-transferable, worldwide, right and license under the patents, without the right to sublicense, solely to make, use, sell, offer for sale, and import our products and services in connection with our business activities. The license agreement will continue with respect to each patent until such patent is no longer in force.

Third parties may assert claims or initiate litigation against us or our technology partners alleging that our existing or future products infringe their proprietary rights. We could be increasingly subject to infringement claims as the number of products and competitors in the market for our technology grows and the functionality of products overlaps. In addition, we may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

Employees

At July 31, 2007, we had a total of 48 employees, of whom 21 were in research and development, 11 were in professional services and support, nine were in sales and marketing, and seven were in finance and administration. Our employees are not represented by a labor union in collective bargaining with us.

Facilities

We currently lease space in three commercial properties. Our principal executive offices are located in 1,322 square feet of space in Newton, Massachusetts under a lease that expires on August 31, 2007. We have leased 4,467 square feet of space for our new executive offices in Framingham, Massachusetts beginning September 1, 2007. Our business operations are housed in 7,491 square feet of space in Mankato, Minnesota under a lease expiring on February 28, 2011. We also currently lease 1,800 square feet of space in Beverly Hills, California under a lease that expires on December 31, 2009.

Legal Proceedings

Our predecessor is subject to a securities class action related to its initial public offering. See Note 7 to our Consolidated Financial Statements for the quarter ended March 31, 2007. We may from time to time be subject to various other claims and legal actions arising in the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position(s)

Douglas Croxall	38	Chairman of the Board
William Santo	53	Chief Executive Officer, Director
Stephen Peary	58	Chief Financial Officer, Secretary
Jerry Keefe	45	Vice President of Operations
Carol Ferrari	42	Vice President of Marketing
Mark Campion	51	Director
Mark Tunney	43	Director

Douglas Croxall has served as the Chairman of our Board of Directors since December 3, 2003, and was the Chief Executive Officer of Firepond and FPT from December 2003 until May 2005. Mr. Croxall is the managing member of Jaguar Technology Holdings, LLC. Since December 2001, Mr. Croxall has served as the managing member of Riverland Enterprises LLC, a privately held company that holds investments and provides strategic advisory services. Mr. Croxall received his Bachelor of Arts degree in Political Science from Purdue University and his Master Degree in Finance from Pepperdine University.

William Santo serves as our Chief Executive Officer and a director, and has served as the Chief Executive Officer of Firepond and FPT since June 1, 2005. Prior to joining us, Mr. Santo was a Managing Director at Sanders Morris Harris, a publicly traded diversified financial services firm, from October 2004 to May 2005. Prior to joining SMH, Mr. Santo was an entrepreneur involved in numerous start-up opportunities, primarily in the software industry. Most recently, Mr. Santo co-founded Magnetic Alliance, an online marketplace, and served as its Chief Executive Officer from April 2002 to September 2004, facilitating co-marketing and co-branding opportunities between consumer brands and entertainment content producers. Before that Mr. Santo co-founded the Web acceleration firm, wwWhoosh, Inc., and served as its Chief Executive Officer from October 1999 through January 2002. Prior to wwWhoosh, he founded and was Chief Executive Officer of InfoCellular, a company that developed customer acquisition software for the wireless communications industry. InfoCellular was founded in 1993 with four employees, and within five years 26 wireless carriers in five countries used its products. Mr. Santo graduated from the University of Massachusetts, Amherst with a B.A. in Political Science. He also holds a Juris Doctor degree from New England School of Law.

Stephen Peary serves as our Chief Financial Officer and Secretary, and served as the Chief Financial Officer of FPT since April 28, 2005. He has been consulting with FPT regarding restructuring operations, finance, audit and insurance matters since September 2004. From 2001 to 2005, Mr. Peary served as Managing Director of Stinson Capital Management, Ltd., and its affiliates managing investment portfolios and financing marine and energy related assets. From 1997 to 2001 he served as Managing Director of Liverpool & London Protection and Indemnity Association, a mutual manager of marine assets and liability risks located in Liverpool, England. From 1987 to 1997, Mr. Peary served as Senior Vice President at PLM International, Inc., a public company, manager of diversified investment portfolios focused on transportation related equipment, including ships, commercial aircraft, marine containers, and oil drilling rigs. Mr. Peary holds a Bachelor of Arts degree in Economics from the University of Illinois, a Juris Doctor degree from Georgetown University Law School and an LLM in Taxation from Boston University.

Jerry Keefe has served as our Vice President of Operations since April 2006. Prior to joining our company, Mr. Keefe served as the Director of Sales and Business Development at Videolink, a

provider of webcasts and video productions from April 2005 until April 2006. Prior to joining Videolink, he was a business operations consultant at Integrated Systems Group from March 2004 to April 2005. Prior to ISG, Mr. Keefe served as the CEO of Lexys Technology, a provider of on-demand retail transaction management software, from August 2001 until March 2003. Prior to 2001, Mr. Keefe held positions at InfoCellular, Inc. and LHS Group, which later became Sema InfoCell (being purchased by Sema Group), as General Manager, Vice President of Technology, and Director of Quality and Operations spanning 1994-2001. Mr. Keefe began his career at Digital Equipment Corporation as a manager and program analyst from 1986-1994. Mr. Keefe holds a Master of Arts in Business Administration from Framingham State College, and a Bachelor of Science in Computer Science from North Adams State College.

Carol Ferrari has served as our Vice President of Marketing since April 2006. Prior to joining our company, Ms. Ferrari held the positions of Vice President of Business Development and Vice President of Marketing for SoundBite Communications, an on demand provider of voice messaging products from May 2004 to April 2006. Prior to SoundBite, Ms. Ferrari served as the Vice President of Marketing for Concerto Software, a provider of contact center software products from June 2002 to February 2004. Prior to Concerto, Ms. Ferrari served as Director and then Vice President of Marketing for InfoCellular, Inc. and LHS Group, which later became Sema Group from 1996-2000. Prior to 1996, Ms. Ferrari served as the Telecommunications Marketing Manager at Gensym Corp. from 1995-1996. Before that she held a Senior Associate position at the Yankee Group for the year prior, and a product planning manager role at Motorola Inc. from 1986-1994. Ms. Ferrari holds a Master of Business Administration from Illinois Institute of Technology and a Bachelor of Science in Marketing from Rochester Institute of Technology.

Mark Campion has served as a member of our Board of Directors since March 2006. Mr. Campion joined PolyFuel, Inc., a publicly held company, as Chief Financial Officer in April 2003. Mr. Campion is also a director and Corporate Secretary of Polyfuel. Mr. Campion personally led PolyFuel’s equity raise and listing on the London Stock Exchange Alternative Investment Market in July 2005. Prior to joining PolyFuel, Mr. Campion was a principal with MCC Consulting from 2001 through 2003. Mr. Campion has more than 20 years of experience across a broad range of financial and operational disciplines, including public and private financing, treasury, corporate operations, information technology, planning and budgeting, credit and risk management, accounting and taxation, human resources and corporate administration. He has held senior-level positions with a number of public and private companies, including Atomic Tangerine, Trans Ocean, GRI International, Activision, and KPMG. Mr. Campion received a Bachelor of Science in business from the University of California, Berkeley and is a graduate of the Harvard Business School’s Advanced Executive Management Program. He is a Certified Public Accountant.

Mark Tunney joined our Board of Directors in April 2007. Mr. Tunney is the founder and owner of Lionshead Capital Management, LLC. Beginning in 2004, Lionshead Capital Management and its predecessor, also wholly owned by Mr. Tunney, formed a joint venture with JMG Capital Management, LLC and Pacific Assets Management, LLC. The joint venture makes direct investments in publicly traded small and mid-cap companies. Previously, in 2003, Mr. Tunney was a partner at Bristol Capital Advisors, LLC. From 1996 to 2001, Mr. Tunney was a Senior Vice President in the corporate finance department of Tucker Anthony Sutro, where he specialized in mergers and acquisitions and financing public and private companies in the technology and healthcare sectors. Prior to that, Mr. Tunney worked at Ocean Capital Corporation, a Los Angeles-based private equity firm, and Dean Witter Reynolds in New York in the technology group of the corporate finance department. Mr. Tunney received a Bachelor of Arts in history from the University of California Los Angeles and a Master of Business Administration from UCLA Anderson School of Management.

Election of Directors and Officers

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Certificate of Incorporation. The Board of Directors shall be elected at the annual meeting of the stockholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of stockholders and until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then the stockholders may fill the vacancy at the next annual meeting or at a special meeting called for that purpose, or the Board of Directors may fill such vacancy. At this time, two of our board members, Mark Campion and Mark Tunney, are “independent” as determined in accordance with American Stock Exchange rules and regulations. If we proceed with the planned listing of our common stock the American Stock Exchange, we intend to satisfy the “independence” requirements with respect to our board of directors as set forth in the applicable rules of the American Stock Exchange.

Board Committees

Our Board of Directors has recently established Compensation, Audit, and Nominating Committees which meet the American Stock Exchange “independence” requirements.

Compensation Committee.  The Compensation Committee is charged with recommending to the Board the compensation for our executives and administering our stock incentive and benefit plans. Mr. Tunney is Chairman of the Compensation Committee. Mr. Campion is a member of the Compensation Committee. Our Compensation Committee acts pursuant to a written charter.

Audit Committee.  The Audit Committee is charged with, among other things, the appointment of our independent auditors, as well as discussing and reviewing with the independent auditors the scope of the annual audit and results thereof, pre-approving the engagement of the independent auditors for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the SEC. Mr. Campion is the Chairman of the Audit Committee. Mr. Tunney is also a member of the Audit Committee. Our Audit Committee acts pursuant to a written charter.

Our board of directors has determined that Mr. Campion is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation SB-2. The designation does not impose on Mr. Campion any duties, obligations or liability that are greater than are generally imposed on him as a member of our audit committee and our board of directors.

Nominating and Governance Committee.  The Nominating Committee is charged with assisting the Board in its selection of individuals as nominees for election to the Board at annual meetings of our stockholders and to fill any vacancies or newly created directorships on the Board. Mr. Tunney is Chairman of the Nominating Committee. Mr. Campion is a member of the Nominating Committee. Our Nominating Committee acts pursuant to a written charter.

Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Nominating Committee Charter, and Code of Business Conduct and Ethics are available, free of charge, on our website at www.firepond.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this prospectus.

Executive Compensation

Summary of Cash and Other Compensation

The following table sets forth summary information concerning compensation of our Chief Executive Officer and to our other two most highly compensated executive officers for services rendered in all capacities to us during the fiscal year ended June 30, 2007. We refer to these officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Total ($)

William Santo	2007	$295,039	$25,000	(1)	$320,039
Chief Executive Officer
Stephen Peary	2007	250,140	25,000	(1)	275,140
Chief Financial Officer
Carol Ferrari	2007	180,031	–		180,031
Vice President of Marketing

(1)	Pursuant to the terms of their employment agreements, Messrs. Santo and Peary each received bonuses of $25,000 in connection with the completion of our August 2007 PIPE transaction.

Employment Agreements

We have entered into an employment agreement with William Santo, our Chief Executive Officer, effective May 16, 2005. The employment agreement has a three-year term and provides for an initial base salary of $200,000 per year, with bonus amounts to be determined by our Board of Directors. In connection with his employment, we also issued 302,419 shares of restricted common stock to Mr. Santo, which vest over a three-year period on a monthly pro rata basis through June 14, 2008. Other benefits include two weeks of paid vacation annually and medical and dental coverage. If we terminate Mr. Santo’s employment for cause, death, or disability or if Mr. Santo resigns without good reason, he will not be entitled to any additional compensation or benefits, and we will only be obligated to pay him that portion of his base salary, bonus, and benefits that he earned prior to the effective date of the termination of his employment. If we terminate Mr. Santo’s employment without cause, or if Mr. Santo departs or resigns for good reason, he will be entitled to the balance of his existing base salary plus any earned bonus and other earned benefits for a period of 12 months paid in equal monthly installments beginning on the date of termination.

We have also entered into an employment agreement with Stephen Peary, our Chief Financial Officer, effective May 16, 2005. The employment agreement has a three-year term and provides for an initial base salary of $170,000 per year, with bonus amounts to be determined by our Board of Directors. In connection with his employment, we also issued 201,622 shares of restricted common stock to Mr. Peary, which vest over a three-year period on a monthly pro rata basis through May 15, 2008. Other benefits include three weeks of paid vacation annually and medical and dental coverage. If we terminate Mr. Peary’s employment for cause, death, or disability or if Mr. Peary resigns without good reason, he will not be entitled to any additional compensation or benefits, and we will only be obligated to pay him that portion of his base salary, bonus, and benefits that he earned prior to the effective date of the termination of his employment. If we terminate Mr. Peary’s employment without cause, or if Mr. Peary departs or resigns for good reason, he will be entitled to the balance of his existing base salary plus any earned bonus and other earned benefits for a period of 12 months paid in equal monthly installments beginning on the date of termination.

The employment agreements with Messrs. Santo and Peary define “cause” as any of the following: (i) gross negligence, gross misconduct, or any material breach by the executive’s of his fiduciary duties to us; (ii) the conviction or indictment of such executive’s for a felony; or (iii) the executive officer’s engagement in acts of embezzlement, fraud, or dishonesty or other acts that are injurious to us. “Good reason” shall mean the executive’s resignation or departure by reason of the following events: (i) an unreasonable change in such executive’s position with us with respect to such executive’s responsibilities, duties, or title; or (ii) an involuntary termination of such executive’s employment with us or our successor following a change in control.

The employment contracts with Messrs. Santo and Peary were re-executed in March 2006. Pursuant to these re-executed agreements, the current base salaries of Messrs. Santo and Peary are now $300,000 and $250,000 per year, respectively. However, Mr. Santo and Mr. Peary voluntarily received reduced base salaries of $200,000 and $175,000, respectively, for the period from October 31, 2006 until January 15, 2007. The accrued current base salary for this period was paid to Mr. Santo on January 31, 2007 and Mr. Peary on February 14, 2007.

We do not have a formal employment agreement with Carol Ferrari, our Vice President of Marketing. Ms. Ferrari receives an annual base salary of $180,000 paid in semi-monthly installments of $7,500 per pay period. In connection with her employment, we also awarded Ms. Ferrari options to purchase 40,000 shares of common stock, which is subject to a vesting schedule. Other benefits include three weeks of paid vacation annually, 401K, medical, dental, disability and life insurance benefit programs. If we terminate Ms. Ferrari’s employment after twelve consecutive months of employment for any reason other than cause, she will be entitled to three months severance pay payable in regularly scheduled payroll periods.

Outstanding Equity Awards at June 30, 2007

The following table summarizes the number of securities underlying outstanding equity awards for each named executive officer as of June 30, 2007, as well as the number of outstanding unvested shares of restricted stock held by our named executive officers as of June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
		Market or Payout
	Number of	Value of Unearned
	Unearned Shares,	Shares, Units or
	Units or Other	Other Rights That
	Rights that Have	Have Not Vested
Name	Not Vested (#)	($) (1)

William Santo	195,312	$1,464,840
	201,613	1,512,098
Stephen Peary	140,015	1,050,113
	201,613	1,512,098
Carol Ferrari (2)	–	–

(1)	Determined by multiplying the non-vested shares by the closing price of our common stock on June 29, 2007, the last trading day of our 2007 fiscal year.
(2)	In July 2007, Ms. Ferrari was granted an option to purchase 40,000 shares of common stock.

Compensation of Directors

The following table summarizes compensation that our directors (other than directors who are named executive officers) earned during fiscal 2007 for services as members of our board of directors.

Director Compensation

	Fees earned or		All Other
Name	paid in cash ($)	Stock Awards ($)	Compensation		Total ($)

Douglas Croxall	$9,500	$–	$9,768	(1)	$29,268
Mark Campion	23,000	–	–		23,000
Mark Tunney (2)	4,500	525,000	84,000		613,500

(1)	Consists of reimbursement of health insurance premiums.
(2)	In April 2006, our Board of Directors approved a grant of 60,000 shares of restricted stock to Mark Tunney in connection with his election as a director effective April 18, 2007. The award was issued on May 16, 2007. The shares vest pro rata monthly over a two-year period beginning April 2007. The value of Mr. Tunney’s stock award is determined by multiplying the number of restricted shares granted to Mr. Tunney by the closing price of our common stock on the date Mr. Tunney signed the letter accepting our offer to join our Board. In addition, the Board approved a one-time cash award to Mr. Tunney of approximately $84,000 to compensate him for any tax liability associated with the restricted stock grant. If Mr. Tunney’s tax liability should be greater than the above-mentioned payment, the Board will use reasonable efforts to work with Mr. Tunney to resolve any additional tax liability.

Each member of our Board of Directors who is not an employee receives an annual retainer of $10,000 and $1,000 for each meeting of our Board of Directors attended either in person or telephonically. Non-employee directors receive $500 for each committee meeting attended either in person or telephonically, unless such committee meeting lasts more than one hour. In such case, the committee meeting fee is $1,000. Non-employee directors may also receive additional compensation for attending special meetings of the Board of Directors and such additional compensation may not be equal among the individual non-employee directors. Such additional compensation is intended to reflect special efforts of such board members. Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of the Board of Directors or committees of the Board of Directors.

2006 Stock Incentive Plan

We have a Stock Incentive Plan designed to assist us in recruiting and retaining key employees, directors, and consultants. The plan permits us to grant to our key employees, directors, and consultants up to 1,766,000 shares of common stock pursuant to stock option awards, restricted stock grants, and other stock-based awards. In connection with this plan, we intend to grant to our non-employee directors an option to purchase 5,000 shares of our common stock annually on the day following our annual meeting of stockholders, with an exercise price per share equal to the fair market value of our common stock on such date. We intend that this will increase to 7,500 shares of our common stock per annum after such non-employee director has served on the Board of Directors for more than three years. Each such option has a ten-year term and vests on the date of the next annual meeting of stockholders. In addition, each such option becomes fully vested upon a “change in control” (as defined in the plan) or such director’s death. In the event a non-employee director ceases to be a director for any reason (other than death), such director may exercise his or her then vested options for six months. In the event of death, his or her options shall remain exercisable for a period of 12 months. In addition, upon becoming a member of the Board of Directors, each director will receive restricted stock grants ranging from 60,000 shares of common stock to 101,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Two investors in the CAP Financing and the Exchange are JMG Capital Partners LP and JMG Triton Offshore Fund, Ltd. Lionshead Capital Management, LLC acted as a consultant to JMG Capital Management, LLC and Pacific Assets Management, LLC, the investment managers of JMG Capital Partners LP and JMG Triton Offshore Fund, Ltd., respectively, in connection with their participation in the CAP Financing and the Exchange. Lionshead participates in the net profits of transactions that the JMG funds consummate as a result of Lionshead’s efforts, which include the CAP Financing and the Exchange. Mark Tunney, who joined our Board of Directors effective April 18, 2007, is the founder and owner of Lionshead Capital Management, LLC.

Robert Willard & Associates, LLC, an entity controlled by Mr. Croxall, beneficially owns $336,000 outstanding principal amount of $5.6 million 12% senior secured convertible notes due January 2009, which are convertible into 48,000 shares of our common stock. The notes were issued under an indenture with The Bank of New York.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 30, 2007 by each of our directors and named executive officers, all of our executive officers and directors as a group, and each person who is known by us to own beneficially more than 5% of our common stock. Except as otherwise listed below, the address of each person is c/o Firepond, Inc., 181 Wells Avenue, Newton, Massachusetts 02459.

	Amount and
	Nature of	Percent
	Beneficial	Before	After
Name of Beneficial Owner	Ownership (1)	Offering	Offering

Directors and Executive Officers:
Douglas Croxall	2,600,414(2)	31.4%		%
William Santo	614,919(3)	7.5%		%
Stephen Peary	514,122(4)	6.2%		%
Jerry Keefe	2,222(5)	*		*
Carol Ferrari	2,222(6)	*		*
Mark Campion	60,484(7)	*		*
Mark Tunney	60,000(8)	*		*
All current directors and executive officers as a group (seven persons)	3,854,383	46.6%		%

5% Stockholders:
Jaguar Technology Holdings, LLC	1,927,414(9)	23.4%		%
JP Morgan Securities Inc.	959,274(10)	10.9%		%
Trident Growth Fund, L.P.	813,798(11)	9.4%		%
Cheyne Capital	562,286(12)	6.6%		%
Benchmark Equity Group, Inc.	508,942(13)	6.2%		%
JMG Capital Partners, LP	491,094(14)	5.8%		%

* Less than one percent.

(1)	Except as otherwise noted in the notes below, percentage ownership is based on 8,264,239 shares of our common stock outstanding as of June 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant, but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	Includes (a) 625,000 shares of restricted common stock held by Mr. Croxall directly that are subject to vesting, (b) 1,927,414 shares of common stock held by Jaguar Technology Holdings, LLC, and (c) 48,000 shares of common stock issuable upon conversion of senior secured convertible notes due January 2009 held by Robert Willard & Associates LLC. Mr. Croxall is the sole member of Riverland Enterprises LLC, which is the sole member-manager of Jaguar Technology Holdings LLC. Mr. Croxall is a control person of Robert Willard & Associates LLC. Mr. Croxall disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by Jaguar Technology Holdings LLC.

(3)	Consists of (i) 302,419 shares of restricted common stock that vest over a three-year period on a monthly pro rata basis beginning June 14, 2005, and (ii) 312,500 shares of restricted common stock that vest over a two-year period on a monthly pro rata basis beginning on March 11, 2006. As of June 30, 2007, 396,925 shares had vested.
(4)	Consists of (i) 201,622 shares of restricted common stock that vest over a three-year period on a monthly pro rata basis beginning May 15, 2005, and (ii) 312,500 shares of restricted common stock which vest over a two-year period on a monthly pro rata basis beginning on March 11, 2006. As of June 30, 2007, 335,328 shares had vested.
(5)	Includes 2,222 vested shares of common stock issuable upon exercise of outstanding stock options and excludes 37,888 shares of common stock issuable upon exercise of options that have not vested.
(6)	Includes 2,222 vested shares of common stock issuable upon exercise of outstanding stock options and excludes 37,888 shares of common stock issuable upon exercise of options that have not vested.
(7)	Consists of 60,484 shares of restricted common stock that vest over a two-year period on a monthly pro rata basis beginning on March 11, 2006. As of June 30, 2007, 37,790 shares had vested.
(8)	Consists of 60,000 shares of restricted common stock that vest over a two-year period on a monthly pro rata basis beginning on April 18, 2007. As of June 30, 2007, 5,000 shares had vested.
(9)	Consists of 1,927,414 shares held by Jaguar Technology Holdings, LLC. Mr. Croxall is the sole member of Riverland Enterprises LLC, which is the sole member-manager of Jaguar Technology Holdings LLC. Mr. Croxall disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by Jaguar Technology Holdings LLC.
(10)	These securities may also be deemed to be owned by JPMorgan Chase & Co., the indirect parent of J.P. Morgan Securities Inc. Includes (a) 415,417 shares of common stock, (b) 216,000 shares underlying issuable upon conversion of senior secured convertible notes due January 2009, and (c) 327,857 shares issuable upon exercise of warrants. The number of shares of common stock issuable upon conversion of the notes and upon exercise of the warrants are subject to certain provisions that limit beneficial ownership to a maximum of 4.99% our outstanding common stock. Under those provisions, the limit is subject to increase by the holder to a percentage not in excess of 9.99% upon 60 days prior written notice to us. As of June 30, 2007, J.P. Morgan Securities Inc. has not given us such notice. The address of J.P. Morgan Securities Inc. is 270 Park Ave., 8th Floor, New York, NY 10017.

(11)	Represents (a) 413,798 shares of common stock, and (b) 400,000 shares of common stock issuable upon exercise of certain contract rights equivalent to options. Trident Management, LLC is the sole general partner of Trident Growth Fund, L.P. and has voting control and investment discretion over the securities held by Trident Growth Fund, L.P. Scotty Cook controls Trident Management, LLC and has voting control and investment discretion over the securities held by Trident Management, LLC. The address for Trident Growth Fund, L.P. is 700 Gemini, Suite 100, Houston, TX 77058.

(12)	Includes (a) 132,000 shares of common stock, 70,400 shares of common stock issuable upon conversion of senior secured convertible notes due January 2009, and 106,857 shares issuable upon exercise of warrants held by Cheyne Fund LP, and (b) 108,000 shares of common stock, 57,600 shares underlying issuable upon conversion of senior secured convertible notes due January 2009, and 87,429 shares issuable upon exercise of warrants held by Cheyne Leverage Fund. Pursuant to an investment management agreement, David Treadwell serves as the manager of Cheyne Fund LP and Cheyne Leverage Fund. As a result, Mr. Treadwell may be considered beneficial owner of any shares deemed to be beneficially owned by such funds. The address of Cheyne Capital is Stornoway House, 13 Cleveland Row, London, SW1A 1DH, England.

(13)	Represents 468,942 shares of common stock beneficially owned by Benchmark Equity Group, Inc. and 40,000 shares of common stock owned by Trident Advisors, Inc., which Benchmark Equity Group, Inc. has voting and dispositive power over all such shares. The address of Benchmark is 700 Gemini, Suite 100, Houston, Texas 77058.
(14)	Includes (a) 109,583 shares of common stock, 54,000 shares issuable upon conversion of senior secured convertible notes due January 2009, and 81,964 shares issuable upon exercise of warrants held by JMG Capital Partners, LP; and (b) 109,583 shares of common stock, 54,000 shares issuable upon conversion of senior secured convertible notes due January 2009, and 81,964 shares issuable upon exercise of warrants held by JMG Triton Offshore Fund, Ltd. JMG Capital Partners, L.P., or JMG Partners, is a California limited partnership. Its general partner is JMG Capital Management, LLC, or the Manager, a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments. The equity interests of the Manager are owned by JMG Capital Management, Inc., or JMG Capital a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings. JMG Triton Offshore Fund, Ltd., or the Fund, is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company, or the Manager, that has voting and dispositive power over the Fund’s investments. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation, or Pacific, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings. For a discussion of director Mark Tunney’s arrangements with JMG Partners, see “Certain Relationships and Related Transactions”. The address of JMG Capital Partners, LP is 11601 Wilshire Blvd., Suite 2180, Los Angeles, CA 90025.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2007, we had 8,224,239 shares of common stock issued and outstanding. There are no shares of preferred stock designated, issued, or outstanding. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and Bylaws, and by the applicable provisions of Delaware law.

Common Stock

Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by the Certificate of Incorporation. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. All outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid, and nonassessable.

Warrants

As of June 30, 2007, there were outstanding warrants to purchase 2,785,713 shares of our common stock at an exercise price of $7.00 per share. Each warrant entitles the holder to purchase one share of our common stock. The warrants are exercisable by the holder at any time and will expire on the date five years from the initial grant date. The warrants issued in the January 2007 exchange transaction are subject to certain limitations on exercise limiting the beneficial ownership of our common stock for each holder to 4.99% or, under certain circumstances, 9.99%. The warrants issued in the exchange transaction may be exercised for cash or through cashless exercise. The warrants issued in the PIPE Financing may be exercised for cash or through cashless exercise after the date one year from the date of issuance only if there is no then-effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable pursuant to the warrants. If warrants are exercised under the above cashless exercise provisions, the warrants would be exercised for a reduced number of shares of our common stock based on a formula described in the respective warrant and we would not receive payment of the exercise price or any cash or additional consideration.

The exercise price payable and number of shares purchasable upon exercise of a warrant will generally be adjusted to prevent the dilution of the holders’ beneficial interest in the common stock upon the occurrence of certain specified events. These events include, without limitation, the issuance of common stock or grant of a warrant or option to acquire our common stock at an effective price per share less than the exercise price of the warrant, the payment by us of a dividend or a distribution on our common stock in shares of common stock, the consolidation or merger of us with another entity in which we are not the surviving entity, and the recapitalization, reclassification, or reorganization of our capital stock.

Senior Secured Convertible Notes due January 2009

At August 9, 2007 we had outstanding Senior Secured Convertible Notes in the aggregate principal amount of $5.6 million. These notes bear interest at a rate of 12% per annum and are due in January 2009. These notes may be voluntarily converted by the holders into shares of our common stock at a conversion price of $7.00 per share.

The indebtedness evidenced by the notes is senior secured indebtedness, and ranks superior to our other indebtedness. As security for our obligations under the notes, we executed a Security Agreement dated as of January 24, 2007, pursuant to which we granted a security interest in all of our assets of the company in favor of the holders.

Senior Secured Subordinated Notes

At August 9, 2007 we had outstanding Senior Secured Convertible Notes in the aggregate principal amount of $3.3 million. The notes bear interest at a rate of 15% per annum and are due on the first to occur of (i) May 2, 2008 or (ii) five calendar days after the closing of a transaction (or series of transactions) for the sale by us of equity securities or securities exercisable, convertible or exchangeable into equity securities, resulting in gross proceeds to us in excess of $5.0 million. In the event of a change in control of our company, the note holders may require that we repurchase the notes at 110% of the outstanding principal amount.

The indebtedness evidenced by the notes is senior secured subordinated indebtedness of the company, and ranks superior to our other indebtedness, except our existing Senior Convertible Notes. As security for our obligations under the notes we executed a Security Agreement dated as of August 2, 2007.

Indemnification Matters

Our Certificate of Incorporation limits the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for the following:

•	liability that cannot be eliminated under applicable Delaware law;

•	any breach of such director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•	liability of directors for unlawful payment of a divided or an unlawful stock purchase or redemption; or

•	for any transaction from which such director derived an improper personal benefit.

Our Bylaws also require us to indemnify directors and officers to the fullest extent permitted by applicable Delaware law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors or officers.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, Certificate of Incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Board Composition and Filling Vacancies. Our bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on our board of directors, except as otherwise required by law or by resolution of our board of directors. Further, directors may be removed by the stockholders with or without cause only by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Special Stockholder Meetings. Under our bylaws, only the chairman of the board, our president or our board of directors may call special meetings of the stockholders at any time. However, upon written request of any stockholder or stockholders holding in the aggregate one-half of the voting power of all stockholders delivered in person or sent by registered mail to the chairman of our board of directors, our president or our secretary, the secretary shall call a special meeting of the stockholders to be held at such time as the secretary may fix.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for the election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting. Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	At or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Corporate Stock Transfer, Inc., Denver, Colorado.

UNDERWRITING

Merriman Curhan Ford & Co. is acting as our underwriter. We and Merriman Curhan Ford & Co. intend to enter into an underwriting agreement with respect to the common stock being offered by this prospectus. In connection with this offering and subject to certain conditions, Merriman Curhan Ford & Co. has agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth on the cover page of this prospectus.

The underwriting agreement is subject to a number of terms and conditions and provides that Merriman Curhan Ford & Co. must buy all of the common stock if it buys any of it (other than those shares covered by the over-allotment option described below).

Merriman Curhan Ford & Co. has advised us that it does not intend to confirm sales of our common stock to any account over which it exercises discretionary authority in an aggregate amount in excess of 5% of the total securities offered by this prospectus.

We have granted to Merriman Curhan Ford & Co. an option, exercisable as provided in the underwriting agreement and expiring 30 days after the effective date of this offering, to purchase up to an additional           shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. Merriman Curhan Ford & Co. may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus, if any. To the extent that Merriman Curhan Ford & Co. exercises this option, we will be obligated, pursuant to the option, to sell these additional shares of common stock to Merriman Curhan Ford & Co. to the extent the option is exercised. If any additional shares of common stock are so purchased, Merriman Curhan Ford & Co. will offer the additional shares on the same terms as those on which the           shares are being offered.

Merriman Curhan Ford & Co. proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to the dealers at that price less a concession not in excess of $           per share. Merriman Curhan Ford & Co. may allow, and the dealers may allow, a discount not in excess of $           per share to other dealers. After the public offering, the public offering price, concession, and discount may be changed.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FPND.” In connection with this offering, we have applied for a listing of our common stock on the American Stock Exchange.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting discounts and commissions are          % of the public offering price. We have agreed to pay the underwriter the following discounts and commissions, assuming either no exercise or full exercise by the underwriter of the underwriter’s over-allotment option:

Total Fees
(In thousands)
		Without Exercise of	With Full Exercise
	Fees Per	Over-Allotment	of Over-Allotment
	Share	Option	Option

Discounts and commissions paid by us	$	$	$

In addition, we have granted Merriman Curhan Ford & Co. five-year warrants to purchase 200,000 shares of our common stock at an exercise price per share equal to the greater of the initial public offering price or the closing price of our common stock on the first day of trading of the common stock following the effective date of this prospectus. The warrants may not be sold during the offering or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective disposition of the securities by any person for a period of 120 days immediately following the effective date of this prospectus, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under 2710(g)(2) of the NASD’s Corporate Financing Rule and only if the warrants so transferred remain subject to the 120-day lock-up restriction.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          .

Each of our directors and executive officers have agreed with Merriman Curhan Ford & Co. not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, for a period of at least 120 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. Certain of our large stockholders have agreed to the same restrictions for a 90-day period. This consent may be given at any time without public notice. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the applicable lock-up period or if prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable lock up period, the restrictions imposed by underwriter’s lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merriman Curhan Ford & Co. waives, in writing, such extension. The lock-up agreements do not apply to the exercise of options or warrants or the conversion of a security outstanding on the date of this prospectus and which is described in this prospectus, nor do they apply to transfers or dispositions of shares made (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth in the lock-up agreements, (ii) to any trust for the direct or indirect benefit of a signatory to a lock-up agreement or the immediate family of such signatory, provided that the trustee of the trust agrees to be bound by the restrictions set forth in the lock-up agreements, (iii) by will or intestate succession provided the transferee agrees to be bound by the restrictions set forth in the lock-up agreements, or (iv) to the underwriter pursuant to the underwriting agreement. There are no agreements between the underwriter and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable period. In addition, we have agreed with the underwriter not to make certain issuances or sales of our securities for a period of at least 120 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co.

The underwriting agreement provides that we will indemnify Merriman Curhan Ford & Co. against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

In connection with the offering, Merriman Curhan Ford & Co., may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions, and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by Merriman Curhan Ford & Co. in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option. In determining the source of shares to close out the covered syndicate short position, Merriman Curhan Ford & Co. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. Merriman Curhan Ford & Co. may also make “naked” short sales of shares in excess of the over-allotment option. Merriman Curhan Ford & Co. must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if Merriman Curhan Ford & Co. is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding the decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. Merriman Curhan Ford & Co. may conduct these transactions on the OTC Bulletin Board or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

A prospectus in electronic format may be made available on Internet sites or through other online services maintained by Merriman Curhan Ford & Co., or by its affiliates. In those cases, prospective investors may view offering terms online, and prospective investors may be allowed to place orders online. Merriman Curhan Ford & Co. may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by Merriman Curhan Ford & Co. on the same basis as other allocations.

The public offering price has been determined by negotiations between us and the underwriter. The factors considered in these negotiations included prevailing market conditions, the market capitalizations and the states of development of other companies that we and the underwriter believed to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our own development, and other factors deemed relevant. An active trading market for the shares of our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the public offering price.

From time to time, Merriman Curhan Ford & Co. and its affiliates may in the future provide investment banking, commercial banking, and financial advisory services to us, for which they may in the future receive, customary fees. Other than the foregoing, Merriman Curhan Ford & Co. does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to their contractual relationship with us entered into in connection with this offering.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon by Morrison & Foerster LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the underwriter by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

The financial statements of Firepond, Inc. as of and for the year ended June 30, 2006 and for the eight-month period ended June 30, 2005 included in this prospectus and registration statement of which this prospectus is a part have been included in reliance on the report of Causey Demgen & Moore Inc., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements of Firepond, Inc. for the period from December 2, 2003 to October 31, 2004 appearing in this prospectus and registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s website www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2005 and 2006	F-4
Consolidated Statements of Operations for the period December 2, 2003 through October 31, 2004 and for the eight months ended June 30, 2005 and for the period ended June 30, 2006	F-5
Consolidated Statement Of Stockholders’ Equity (Deficit) For the period December 2, 2003 through October 31, 2004 and for the eight months ended June 30, 2005 and for the period ended June 30, 2006	F-6
Consolidated Statement Of Cash Flows For the period from December 2, 2003 to October 31, 2004, the eight months ended June 30, 2005 and the period ended June 30, 2006	F-7
Notes To Consolidated Financial Statements	F-8
Unaudited Consolidated Balance Sheet as of March 31, 2007	F-25
Unaudited Consolidated Statement Of Operations For Three Months Ended March 31, 2006 and 2007	F-26
Unaudited Consolidated Statement Of Operations For Nine Months Ended March 31, 2006 and 2007	F-27
Unaudited Consolidated Statement Of Stockholders’ Equity For Nine Months Ended March 31, 2007	F-28
Unaudited Consolidated Statement Of Cash Flows For the Nine Months Ended March 31, 2006 and 2007	F-29
Notes to Unaudited Consolidated Financial Statements	F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FP Technology, Inc.

We have audited the accompanying consolidated balance sheet of FP Technology, Inc. as of June 30, 2005 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from November 1, 2004 to June 30, 2005 and for the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FP Technology, Inc. as of June 30, 2005 and 2006 and the results of their operations and their cash flows for the period from November 1, 2004 to June 30, 2005 and the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
August 18, 2006, except for note 13 as to which date	Causey Demgen & Moore Inc.
is September 27, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
FP Technology, Inc. (formerly Firepond, Inc., a wholly owned subsidiary of Jaguar Holdings, LLC)

We have audited the consolidated statements of operations, stockholder’s equity and cash flows of FP Technology, Inc. (formerly Firepond, Inc., a wholly owned subsidiary of Jaguar Holdings, LLC) for the period from December 2, 2003 (acquisition) to October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of FP Technology, Inc. (formerly Firepond, Inc. a wholly owned subsidiary of Jaguar Holdings, LLC) referred to above, present fairly, in all material respects, the results of its operations and its cash flows for the period from December 2, 2003 (acquisition) to October 31, 2004, in conformity with accounting principles generally accepted in the United States.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 25, 2005

FP TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2005 and 2006

	6/30/2005	6/30/2006

ASSETS
Current assets
Cash and cash equivalents	$24,379	$831,184
Restricted cash	–	47,500,000
Accounts receivable, net of allowance for doubtful accounts of $10,000	548,956	115,206
Debt issuance costs	–	1,633,835
Unbilled revenue	2,748	–
Assets to be sold	127,035	–
Other current assets	69,763	601,956

Total current assets	772,881	50,682,181
Property and equipment, net	304,610	191,081
Goodwill	4,772,413	4,772,413
Deferred offering costs	–	43,076
Deposits	32,942	12,140

Total assets	$5,882,846	$55,700,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term notes payable net of discount of $154,250 (2006)	$1,000,000	$52,595,750
Accounts payable	159,743	524,171
Accrued liabilities	1,207,001	2,082,459
Deferred revenue	1,188,287	1,609,657
Liabilities associated with assets to be sold	31,594	–

Total current liabilities	3,586,625	56,812,037
Long-term notes payable	2,000,000	–

Commitments and contingencies

Stockholders’ equity (deficit)
Preferred stock, par value $.001
Authorized – 5,000,000 shares
Issued and outstanding – none
Common stock, par value $.001
Authorized – 100,000,000 shares
Issued and outstanding 2,177,414 shares at 2005
Issued and outstanding 5,100,441 shares at 2006	2,177	5,100
Additional paid in capital (deficiency)	(997,167)	2,182,237
Retained earnings/accumulated deficit	1,971,989	(2,811,192)
Deferred compensation	–	(487,291)
Accumulated other comprehensive loss	(680,778)	–

Total stockholders’ equity (deficit)	296,221	(1,111,146)

Total liabilities and stockholders’ equity	$5,882,846	$55,700,891

The accompanying notes are an integral part of these financial statements.

FP TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the period December 2, 2003 through October 31, 2004
and for the eight months ended June 30, 2005
and for the period ended June 30, 2006

	Period Ended	Period Ended	Period Ended
	10/31/2004	6/30/2005	6/30/2006

Revenues
Enterprise revenues	$8,950,055	$2,841,394	$3,310,242
OnDemand revenues	–	–	451,352
Cost of goods sold
Enterprise	2,087,776	1,269,357	1,585,188
OnDemand	–	–	359,462

Gross profit	6,862,279	1,572,037	1,816,944
Operating expenses
Sales, general and administrative	1,330,110	1,343,750	3,165,398
Research and development	1,953,895	1,118,141	1,835,176
Restructuring and other special charges	3,447,293	176,578	(16,170)
Settlement of claim	–	(646,863)	(1,712,500)

Total operating expenses	6,731,298	1,991,606	3,271,904

Income (loss) from operations	130,981	(419,569)	(1,454,960)

Other income (expense), net
Interest income	–	–	522,045
Interest (expense)	(208,787)	(128,333)	(3,068,063)
Other income (expenses)	126,608	28,209	(18,951)

Total other income (expense), net	(82,179)	(100,124)	(2,564,969)

Net income (loss) from continuing operations	48,802	(519,693)	(4,019,929)
Loss from discontinued operations	(118,005)	–	(763,252)
Gain on disposal of discontinued operations	–	2,560,885	–

Net Income (loss)	$(69,203)	$2,041,192	$(4,783,181)

Net income (loss) per share – basic and diluted
Income (loss) from continuing operations	$0.02	$(0.24)	$(1.64)
Loss from discontinued operations	$(0.05)	–	$(0.31)
Gain on disposal of discontinued operations	–	$1.18	–

Basic and diluted income (loss) per share	$(0.03)	$0.94	$(1.95)

Basic and diluted weighted average common shares outstanding	2,177,414	2,177,414	2,454,540

The accompanying notes are an integral part of these financial statements.

FP TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the period December 2, 2003 through October 31, 2004
and for the eight months ended June 30, 2005
and for the period ended June 30, 2006

	Firepond, Inc.		FP Technology, Inc.				Loan
	Common Stock		Common Stock				Receivable	Accumulated
		$0.001		$0.001	Additional	Retained	and	Other	Stockholders’
		Par		Par	Paid	Earnings	Deferred	Comprehensive	Equity	Comprehensive
	Shares	Value	Shares	Value	In Capital	(Deficit)	Compensation	Income (Loss)	(Deficit)	Income (Loss)

Balance, December 2, 2003 (Acquisition)	22	$1	–	$–	$9	$–	$–	$–	$10	$–
Dividend of shares issued to shareholders	2,177,392	2,176	–	–	(2,176)	–	–	–	–	–
Loan receivable to owner	–	–	–	–	–	–	(1,175,000)	–	(1,175,000)	–
Currency translation adjustment	–	–	–	–	–	–	–	(721,761)	(721,761)	(721,761)
Net loss	–	–	–	–	–	(69,203)	–	–	(69,203)	(69,203)

Balance, October 31, 2004	2,177,414	2,177	–	–	(2,167)	(69,203)	(1,175,000)	(721,761)	(1,965,954)	(790,964)
Debt forgiveness	–		–	–	(1,175,000)	–	1,175,000	–	–	–
Capital contribution	–	–	–	–	180,000	–	–	–	180,000	–
Net income	–	–	–	–	–	2,041,192	–	40,983	2,082,175	2,082,175

Balance, June 30, 2005	2,177,414	2,177	–	–	(997,167)	1,971,989	–	(680,778)	296,221	1,291,211
FP Technology – Common Stock	–	–	2,016,124	2,016	47,984	–	–	–	50,000	–
FP Technology – Additional Paid in Capital	–	–	–	–	(50,000)	–	–	–	(50,000)	–
Issuance of convertible debt with warrants	–	–	–	–	510,000	–	–	–	510,000	–
Issuance of convertible debt with warrants	–		–	–	160,000	–	–	–	160,000	–
Issuance of additional shares to 100% owner	–	–	161,290	161	(161)	–	–	–	–	–
Existing AFG Enterprises equity at time of reverse merger	–	–	1,108,502	1,108	(23,123)	–	–	–	(22,015)	–
Issuance of common stock awards to directors and officers	–	–	1,814,525	1,815	562,527	–	(564,342)	–	–	–
Issuance of warrants in connection with debt financing	–	–	–	–	1,970,000	–	–	–	1,970,000	–
Net loss for the twelve months ended June 30, 2006	–	–	–	–		(4,783,181)	77,051	680,778	(4,025,352)	(4,102,403)
Reclassification of Firepond equity as a result of Trust created to assume all prior liabilities	(2,177,414)	(2,177)	–	–	2,177	–	–	–	–	–

Balance, June 30, 2006	–	$–	5,100,441	$5,100	$2,182,237	$(2,811,192)	$(487,291)	$–	$(1,111,146)	$(2,811,192)

The accompanying notes are an integral part of these financial statements.

FP TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from December 2, 2003 to October 31, 2004,
the eight months ended June 30, 2005 and the period ended June 30, 2006

	Period Ended	Period Ended	Period Ended
	10/31/2004	6/30/2005	6/30/2006

Cash flows from operating activities
Net income (loss)	$(69,203)	$2,041,192	$(4,783,181)
Adjustments to reconcile net loss to net cash used in operating activities
(Gain) on disposal of discontinued operations	–	(2,514,837)	–
(Gain)/loss on disposal of fixed assets	–	19,298	–
Settlement of claim	–	(646,863)	(1,712,500)
Depreciation and amortization	92,734	105,863	2,382,183
Loss from discontinued operations	1,625,591	–	680,778
(Increase) decrease in
Accounts receivables	281,012	29,603	433,750
Unbilled services	36,039	1,269	2,748
Prepaid expenses and other assets	390,572	78,729	(405,158)
(Decrease) increase in
Accounts payable	(183,502)	(137,832)	364,428
Accrued liabilities	(931,476)	134,432	1,034,348
Restructuring accrual	(586,485)	56,874	–
Deferred revenue	(1,737,708)	(281,047)	421,370

Net cash used in operating activities	(1,082,426)	(1,113,319)	(1,581,234)

Cash flows from investing activities
Change in goodwill value	808,685	–	–
Change in intangible assets	1,731,200	–	–
Restricted cash	–	–	(47,500,000)
Purchase of property and equipment	(172,051)	(19,032)	(42,018)
Other assets	–	29,002	(22,274)

Net cash provided by (used in) investing activities	2,367,834	9,970	(47,564,292)

Cash flows from financing activities
Issuance of notes receivable	(1,350,000)	–	–
Issuance of notes receivable to owner	(1,175,000)	–	–
Payments on notes payable	(600,000)	(1,600,000)	(1,250,000)
Debt issuance costs	–	–	(1,297,669)
Capital contributions	–	180,000	–
Borrowings from notes payable	–	–	52,500,000

Net cash provided by (used in) financing activities	(3,125,000)	(1,420,000)	49,952,331

Effect of exchange rate changes on cash and cash equivalents	(721,761)	–	–

Net (decrease) increase in cash and cash equivalents	(2,561,353)	(2,523,349)	806,805
Cash and cash equivalents, beginning of period	5,109,081	2,547,728	24,379

Cash and cash equivalents, end of period	$2,547,728	$24,379	$831,184

Supplemental cash flow information:

Taxes Paid	$–	$–	$–
Interest paid	$–	$–	$226,667

Non Cash Financing and Investing Activities:

During the period ended June 30, 2005, the Company transferred a note receivable of $1,350,000 and recorded income of $646,863 in connection with the settlement of the GM note in the principal amount of $1,800,000 plus accrued interest of $196,863. A write-off of a related party note receivable was offset against additional paid in capital (deficiency).

During the period ended June 30, 2006, the Company issued convertible notes and warrants and valued the conversion rights and the warrants at $670,000 as a discount on debt.
During the period ended June 30, 2006, the Company issued warrants valued at $1,970,000 for debt service costs.

The accompanying notes are an integral part of these financial statements.

FP TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006

Note 1 –	Organization and Lines of Business

FP Technology, Inc. (the “Company”) is a pioneer in software solutions that help companies with complex products to convert more leads into accurate orders. Companies with complex products may achieve measurable and meaningful returns on investment using the Company’s technology by reducing total cost of sales, whether sales are generated through a direct sales force, an indirect channel network or via the web.

The Company generates revenue from its new on-demand subscription based software as well as legacy license and service revenue. The on-demand product was launched in commercial form in January 2006 and we are strategically transitioning from an historic enterprise software model to a web based delivery model. License revenue is generated from licensing the rights to the use of Company’s packaged software products. Service revenue is generated from sales of maintenance, consulting and training services performed for customers that license the Company’s products.

In June 2006, FP Technology Holdings, Inc. (“FPT”) changed its name to FP Technology, Inc.

On June 29, 2006, AFG Enterprises USA, Inc. (“AFG”) as the 100% owner of all of the outstanding stock of FP Technology, Inc., merged with and into FP Technology, Inc. with FP Technology, Inc. as the surviving corporation.

On March 29, 2006, AFG entered into an Agreement and Plan of Merger by and among FP Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of FPT, pursuant to which AFG agreed to acquire all of the issued and outstanding capital stock of FPT (the “FP Acquisition”). AFG completed the acquisition of FPT on the same date, and FPT became a wholly-owned subsidiary of AFG. In connection with the FP Acquisition, AFG changed its fiscal year end from December 31 to June 30.

As a result of the merger, each share of common stock of FPT outstanding immediately prior to the effective time of the merger (the “Effective Time”) was converted into the right to receive shares of common stock of AFG at an exchange ratio of 0.4032248 for each share of FPT common stock. AFG issued an aggregate of 3,991,939 shares of its common stock, par value $0.001 per share (the “Purchase Price”) in exchange for all issued and outstanding shares of FPT common stock. The issuance of such shares of common stock was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The transaction has been recorded as a recapitalization of FPT whereby the capital structure and outstanding shares of common stock have been adjusted as if there was a stock split and a subsequent issuance of common stock to AFG valued at the net book value of AFG at March 29, 2006.

On September 13, 2005, FPT acquired all of the operating assets, certain liabilities, and all of the employees of Firepond, Inc. (“Firepond”) as part of a restructuring and new financing transaction (the “Firepond Asset Acquisition”). Firepond and FPT shared the same 100% owner both immediately before and after the Firepond Asset Acquisition. As such, the financial statements included herein present the consolidated post merger financial statements of Firepond, Inc., FP Technology, Inc. (formerly – FP Technology Holdings, Inc.) and AFG Enterprises USA, Inc. Firepond was liquidated in January 2006 and its assets were transferred to a liquidating trust.

A wholly owned subsidiary (“Fire Sub”) of Jaguar Technology Holdings, LLC (“Jaguar”) completed a tender offer (“Tender Offer”) for Firepond on December 2, 2003, after which Fire Sub held 90.3% of Firepond’s outstanding shares. Immediately after consummation of the Tender Offer,

Fire Sub completed a merger (the “Merger”) without the vote of shareholder’s in accordance with Delaware’s short form merger procedures. Pursuant to the Tender Offer and the Merger, each share of Firepond common stock was converted into the right to receive $3.16 in cash, without interest. Upon completion of the Merger, the shareholders were redeemed at the tender offer price, and Jaguar owned all of the outstanding equity of Firepond.

At the completion of the merger, Jaguar assumed control of the Company. In accordance with FAS 141, the net assets were adjusted to reflect the new basis of the assets.

The difference between the Company’s new basis and the fair market value of its assets at the date of the acquisition was recorded as goodwill. A summary of the assets purchased in the acquisition is as follows:

Cash	$5,109,081
Receivables	859,571
Assets to be sold	2,465,174
Other assets	641,065
Property and equipment	191,600
Intangible assets	1,731,200
Accounts Payable	(481,062)
Accrued liabilities	(1,920,701)
Deferred Revenue	(3,207,042)
Accrued Restructuring	(809,818)
Liabilities associated with assets to be sold	(3,160,156)
Notes Payable	(7,000,000)

Basis of net liabilities assumed	(5,581,088)

Goodwill	5,581,088

Note 2 –	Summary of Significant Accounting Policies

Principles of Consolidation

For the period from December 2, 2003 through September 12, 2005, the financial statements presented herein are those of Firepond. For the period from September 13, 2005 through January 17, 2006, the financial statements presented herein are the combined financial statements of Firepond and FPT. Pursuant to FIN 46(R), the financial statements presented herein for the fiscal period ended June 30, 2006 include the consolidated financial statements of FP, AFG (commencing March 29, 2006) and the Firepond liquidating trust.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Liquidity

During the fiscal period ended June 30, 2006, the Company incurred losses of $4,019,929 from continuing operations and $763,252 from discontinued operations and had negative cash flow from operations of $1,581,234. Subsequent to year end, the Company secured new capital in the form of $7,000,000 in proceeds from the sale of common stock as described in Note 13.

Revenue Recognition

Enterprise Software Revenue Recognition.

Enterprise software revenue or license revenue is generated from licensing the rights to the use of the Company’s packaged software products. The Company recognizes enterprise software revenue based on the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position, No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), as amended, and Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”).

The Company generates enterprise software revenue from licenses and services. License revenue is generated from licensing the rights to the use of the Company’s packaged software products. Service revenue is generated from sales of maintenance, consulting and training services performed for customers that license the Company’s packaged software products.

The Company has concluded that generally, where the Company is responsible for implementation services for the SalesPerformer product suite and their components, the implementation services are essential to the customer’s use of the products. In such arrangements, the Company recognizes revenue following the percentage-of-completion method over the implementation period. Percentage of completion is computed on the basis of the number of implementation hours incurred to date compared to estimated total implementation hours. This method is used because management has determined that past experience has evidenced expended hours to be the best measure of progress with respect to these types of arrangements. In those instances where the estimate of total contract revenue and total contract cost indicate that a loss will be realized with respect to a particular arrangement, a provision for the entire loss on the contract is recorded in the period of determination.

In situations where the Company is not responsible for implementation services for the SalesPerformer product suite, the Company recognizes revenue on delivery of the packaged software provided (i) there is persuasive evidence of an arrangement, (ii) collection is probable and (iii) the fee is fixed or determinable. In situations where the Company is not responsible for implementation services for the SalesPerformer product suite, but is obligated to provide unspecified additional software products in the future, the Company recognizes revenue as a subscription over the term of the commitment period.

For product sales that are recognized on delivery, the Company will execute contracts that govern the terms and conditions of each software license, as well as maintenance arrangements and other services arrangements. If an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

Revenue under multiple element arrangements (which may include several different software products and services sold together) is allocated to each element based on the residual method in accordance with Statement of Position, No. 98-9, “Software Revenue Recognition with Respect to Certain Arrangements” (“SOP 98-9”). The Company uses the residual method when vendor-specific objective evidence of fair value does not exist for one of the delivered elements in the arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized. The Company has established sufficient vendor-specific objective evidence for professional services, training and maintenance and support services based on the price charged when these elements are sold separately. Accordingly, packaged software license revenue is recognized under the residual method in arrangements in which software is licensed with professional services, training, and maintenance and support services.

Revenue from maintenance services is recognized ratably over the term of the contract, typically one year. Consulting revenue is primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Revenue from consulting and training services is recognized as services are performed.

OnDemand Hosted License Revenue.

Firepond CPQ OnDemand is an application that enables a company’s sales force and supporting organizations to configure complex products and accurately price those products. For Firepond CPQ OnDemand contracts, the Company does not actually deliver a software product to a customer for installation on the customer’s on-premises systems but rather makes the software available to the customer through a Company hosting arrangement. In this case, the Company installs and runs the software application either on its own or a third-party’s server, giving customers access to the application via the Internet, or a dedicated line. Accordingly, the Company evaluates its revenue recognition in consideration of SOP 97-2 or whether such activity falls outside of such guidance.

An Emerging Issues Task Force was tasked with assessing the applicability of SOP 97-2 to such hosting arrangements and considering how a vendor’s hosting obligation would impact revenue recognition. This discussion resulted in the issuance of Emerging Issues Task Force 00-03, “Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware” (“EITF 00-03”). Under EITF 00-03, the Task Force reached a consensus that a hosting arrangement is within the scope of SOP 97-2 if

•	the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty; and
•	it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software without significant penalty.

This allows the Company the ability to recognize that portion of the fee attributable to the license on delivery, while that portion of the fee related to the hosting element would be recognized ratably as the service is provided, assuming all other revenue recognition criteria have been met. If a hosting arrangement fails to meet the requirements of EITF 00-03, the arrangement is not considered to have a software element and therefore is outside of the scope of SOP 97-2. The hosting arrangement, which would follow a services accounting model, would then likely be accounted for in accordance with the guidance contained in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). SAB 101 contains the same four basic criteria for revenue recognition as SOP 97-2:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the vendor’s price to the buyer is fixed or determinable; and
•	collectibility is reasonably assured.

Once these conditions have been met, revenue can be recognized. SAB 101 was amended by Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 (“Revenue Recognition, corrected copy” (“SAB 104”), which codified current and existing revenue recognition issues. In consideration of the above criteria, in general terms, revenue from product-related hosted solution is recognized ratably over the term of the contract after payment has been received. Hosted solution includes unspecified upgrades, end user support up to two primary contacts and hosted server support.

The Company has recorded deferred revenue on amounts billed or collected by the Company before satisfying the above revenue recognition criteria. Deferred revenue at June 30, 2005 and 2006 consisted of the following:

	Period Ended	Period Ended
	June 30,	June 30,
	2005	2006

OnDemand revenue	$0	$440,647
Product license and related services	80,337	76,636
Product-related maintenance	1,107,950	1,092,374

	$1,188,287	$1,609,657

Cost of goods sold

Cost of licenses includes royalties, media, product packaging, documentation, and other production costs.

Cost of product-related services and maintenance and cost of custom development services revenue consist primarily of salaries, related costs for development, consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by the Company.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the periods ended October 31, 2004, June 30, 2005 and 2006 were $3,869, $713 and $9,085 respectively.

Allowance for Doubtful Accounts

The Company uses the allowance method to determine the allowance for doubtful accounts. The allowance is based upon prior years’ experience and management’s analysis of specific receivables.

The allowance for doubtful accounts was $10,000 at June 30, 2005 and 2006.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents and accounts receivable and payable approximate fair value. The Company believes the fair values and the carrying value of the Company’s debt would not be materially different due to the instruments interest rates and maturity dates.

Income Taxes

Income taxes are accounted for based on guidance in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of assets and liabilities using currently enacted tax rates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains its cash deposits at numerous banks located throughout the United States, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash and cash equivalents. Cash equivalents, which may consist of money market, commercial paper and U.S. federal agency securities, are classified as available-for-sale and therefore carried at fair market value. As of June 30, 2005 and 2006, cash equivalents were $0.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment and software	2 to 5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

The cost of assets retired or disposed of and the accumulated depreciation thereon is removed from the accounts with any gain or loss realized upon sale or disposal credited or charged to operations, respectively.

Goodwill

Prior to the January 1, 2002 implementation of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), goodwill was amortized on a straight-line basis over 5-20 years. Since that date, goodwill has been subject to periodic impairment tests in accordance with SFAS 142.

The Company identifies and records impairment losses on long-lived assets, including goodwill that is not identified with an impaired asset, when events and circumstances indicate that an asset might be impaired. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the operating model or strategy and competitive forces.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. To date no such impairment has been recorded.

Concentration of Credit Risk

Statement of Financial Accounting Standards No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk,” (“SFAS No. 105”) requires disclosure of any significant off-balance sheet risks and credit risk concentrations. The Company has no significant off-balance-sheet risks. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains its cash and cash equivalents with established financial institutions. The Company’s credit risk is managed by investing its cash in high quality money market instruments and high quality corporate issuers.

Concentration of credit risk related to accounts receivable and unbilled services is limited to several customers to whom the Company makes substantial sales. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses. The Company has not experienced any material losses related to receivables from individual customers, geographic regions or groups of customers.

During the period ended June 30, 2006, the Company conducted business with three customers whose sales made up 11.7% (foreign customer), 10.8% (foreign customer) and 10.2% of net revenues. As a percentage of total revenues, domestic sales were approximately 53.5% and foreign sales were approximately 46.5%.

Net Income (Loss) Per Share

Net income (loss) per share is computed based on the guidance of SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 requires companies to report both basic income (loss) per share, which is computed by dividing the net income (loss) by the weighted average number of common shares outstanding, and diluted income (loss) per share, which is computed by dividing the net income (loss) by the weighted average number of common shares outstanding plus the weighted average dilutive potential common shares outstanding using the treasury stock method. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Foreign Currency Translation

The local currency is the functional currency of the Company’s subsidiaries. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average rates for the period. Gains and losses arising from translation are accumulated as a separate component of stockholder’s equity. Gains and losses arising from transactions denominated in foreign currencies are included in other income.

Computer Software Development Costs and Research and Development Expenses

The Company incurs software development costs associated with its licensed products as well as new products. Since June 1997, the Company has determined that technological feasibility occurs upon the successful development of a working model, which happens late in the development cycle and close to general release of the products. Because the development costs incurred between the time technological feasibility is established and general release of the product are not material, the Company expenses these costs as incurred.

Discontinued Operations

On August 26, 2003, the Company decided to discontinue the operations of all foreign subsidiaries. The results of operations of the foreign subsidiaries of the Company have been classified as discontinued operations in the accompanying consolidated statements of operations for the periods ended October 31, 2004, June 30, 2005 and June 30, 2006. During the period ended June 30, 2005, the Company recorded the elimination of the liabilities associated with its foreign discontinued operations except for Germany and Switzerland which were still in the liquidation process. This elimination resulted in the Company recording approximately $2.6 million in gain on disposal of discontinued operations.

During the period ended June 30, 2006, the Company recorded the elimination of the assets and liabilities associated with its foreign discontinued operations for Germany and Switzerland. This elimination resulted in the Company recording approximately $763,000 in loss from discontinued operations. Accordingly, all assets and liabilities of foreign operations have been written off of the books.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets,” (“SFAS No. 153”) an amendment to Accounting Principles Board (“APB”) Opinion No. 29 (“Opinion No. 29”), “Accounting for Nonmonetary Transactions”. Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 will apply to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.

SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS No. 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS No. 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate, and also the guidance in APB No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 was issued. The Company presently does not believe that the adoption of the provisions of SFAS No. 154 will have a material affect on its financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share Based Payment,” (“SFAS No. 123 (R)”) which eliminates the use of APB Opinion No. 25 and will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward (the requisite service period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of director/employee share options; share grants and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (R) must be applied to all shares and options granted or modified after its effective date and also to recognize the cost associated with the portion of any share or option awards made before its effective date for with the associated service has not been rendered as of its effective date.

On April 14, 2005, the U.S. Securities and Exchange Commission announced that the effective date of SFAS No. 123(R) is deferred for calendar year companies until the beginning of 2006. On January 1, 2006, the Company elected to adopt SFAS No. 123(R) early (see Note 11).

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN No. 47”). FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Fin No. 47 is effective no later than the end of fiscal periods ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.

SFAS 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). This Statement shall be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Management does not expect adoption of SFAS No. 155 to have a material impact on the Company’s financial statements.

SFAS 157, “Fair Value Measurements”, defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. Management has not evaluated the impact of this statement.

In June 2005, the Emerging Issues Task Force reached a consensus on Issue No. 05-6 (“EITF No. 05-6”), “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” EITF No. 05-6 clarifies that the amortization period for leasehold improvements acquired in a business combination or placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes the required lease periods and renewals that are reasonably assured of exercise at the time of the acquisition. EITF No. 05-6 is to be applied prospectively to leasehold improvements purchased or acquired in reporting periods beginning after June 29, 2005. The adoption of EITF No. 05-6 did not have a material impact on the Company’s consolidated financial statements.

Note 3 –	Property and Equipment

Property and equipment at June 30, 2005 and 2006 consisted of the following:

	2005	2006

Property and equipment:
Computer equipment and software	$3,677,176	$3,421,851
Furniture and fixtures	527,902	527,902
Leasehold improvements	19,915	19,915

	4,224,993	3,969,668
Less accumulated depreciation and amortization	3,920,383	3,778,587

Property and equipment, net	$304,610	$191,081

Depreciation expense was $92,734, $105,863 and $155,547 for the periods ended October 31, 2004, June 30, 2005 and June 30, 2006, respectively.

Note 4 –	Accrued Liabilities

Accrued liabilities at June 30, 2005 and 2006 consisted of the following:

	2005	2006

Accrued interest	$162,500	$606,436
Consulting and professional fees	148,355	631,908
Compensation and benefits	190,832	247,312
Sales, use and other taxes	239,943	123,547
Restructuring	280,207	217,735
Other	185,164	255,521

Total accrued liabilities	$1,207,001	$2,082,459

Note 5 – Notes Payable

On September 13, 2005, Trident Growth Fund, L.P. (“Trident”) loaned FPT $2,000,000, with interest accruing at 12% per annum. Interest is payable monthly and principal due on September 30, 2006 or on consummation of a change in control transaction. The Note was originally convertible into shares of common stock based upon a fixed ratio. On or about November 25, 2005, FPT closed an additional $500,000 note with Trident Growth Fund on the same terms and conditions as the note issued in September 2005. The funds received pursuant to these Notes were used for working capital.

In connection with the acquisition of FPT by AFG and the CAP Financing as described below, on March 29, 2006 AFG entered into an agreement with Trident which amended the operative documents entered into by FPT and Trident in September and November 2005 (the “Master Amendment”) and added AFG as a party to certain of these agreements. Under the Master Amendment, the Notes issued to Trident were amended to be convertible into AFG stock at a price of $6.40 per share, subject to the same anti-dilution adjustments applicable to the Notes issued in the CAP Financing. In addition, the warrants issued to Trident were amended to be exercisable for AFG stock and to reflect an exercise price of $4.00 per share, and the amount of shares issuable under the Trident Warrants was changed to 390,625 shares of AFG common stock (exercisable for a period of 5 years from the date of the initial notes). In addition, the financial covenants under the agreements with Trident were amended to match the financial covenants contained in the CAP Financing.

Also, on March 29, 2006, AFG entered into an Intercreditor and Subordination Agreement with FPT and Trident (the “Subordination Agreement”), pursuant to which Trident agreed to subordinate its rights to those of the investors in the CAP Financing.

On September 13, 2005, Firepond, FPT and General Motors entered into a letter agreement whereby General Motors accepted $1,250,000 in cash from FPT, received a $250,000, 5% unsecured note from FPT, cancelled the note due from Firepond and released its security interest in Firepond assets. This resulted in a $1,712,500 gain on settlement of which $1,500,000 was a non cash settlement of principal and $212,500 was forgiveness of interest.

On March 29, 2006, AFG entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Buyers”) to which the Buyers agreed to purchase (i) AFG’s Senior Secured Nonconvertible Notes due 2011 (the “Nonconvertible Notes” in an aggregate principal amount of $50,000,000 (“CAP Financing”), which Nonconvertible Notes may be exchanged for Senior Secured Convertible Notes due 2011 (the “Convertible Notes”, and together with the Nonconvertible Notes, the “Notes”) or redeemed under certain circumstances, and which Convertible Notes are convertible into shares of AFG’s common stock (the “Conversion Shares”); and (ii) warrants (the “Warrants”) to acquire in the aggregate up to 6,875,000 shares of AFG’s common stock (including warrants granted to the placement agent to acquire 625,000 shares of common stock) exercisable from the earlier of six months after issuance or the Threshold Acquisition Date (as such term is defined in the Indenture) until March 29, 2011 at an exercise price equal to the lower of $8.00 or 125% of the per share price of AFG’s common stock to be sold in an equity offering. The purchase and sale of the Notes and Warrants was consummated on March 29, 2006. The Notes are subject to certain requirements which must be fulfilled or the Notes will be callable within one year.

Notes payable at June 30, 2005 and 2006 consisted of the following:

	2005	2006

Unsecured note payable to General Motors, 5.00%	$3,000,000	$250,000
Trident secured note payable, 12%	–	2,500,000
Senior secured nonconvertible notes, variable rate based on the greater of 4.51% or the 3 month T-Bill rate	–	50,000,000
Less discount	–	(154,250)

Total notes payable	$3,000,000	$52,595,750
Less current portion:	1,000,000	52,595,750

Non-current portion:	$2,000,000	$–

(Weighted average interest rate – 5% for 2005 and 4.88% for 2006)

Note 6 –	Interest Expense

During the periods ended October 31, 2004, June 30, 2005 and 2006, the Company recorded interest expense of $208,787, $128,333 and $3,068,063 respectively. Included in interest expense is amortization of debt issuance costs related to the CAP financing totaling $1,633,835 for the period ended June 30, 2006. Interest expense in the period ended June 30, 2006 net of the respective amortization is attributable to the note obligations to GM, Trident and the CAP Notes.

Note 7 –	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss at June 30, 2005 was as follows:

Foreign currency translation	$(680,778)

Accumulated other comprehensive loss at 6/30/05:	$(680,778)

As a result of the liquidation of the remaining foreign subsidiaries during the period, there was no accumulated other comprehensive loss at June 30, 2006.

Note 8 –	Restructuring and Other Special Charges

During the period from December 2, 2003 (Acquisition) to June 30, 2006, the Company continued to restructure its operations as a result of a prolonged slowdown of global information technology spending, specifically within the enterprise software marketplace. As such, the Company announced a strategic realignment to further enhance its focus on the “lead-to-order” market as well as measures to better align its cost structure with projected revenue and preserve cash. The Company reduced its headcount and facilities as well as writing-off excess equipment and terminated and restructured certain contractual relationships. In connection with the restructuring of its operations, the Company recognized direct and other special charges for the periods ended October 31, 2004, June 30, 2005 and June 30, 2006 of $3.4 million, $200,000 and $0, respectively.

Note 9 –	Income Taxes

There was no provision for income taxes for the periods ended October 31, 2004, June 30, 2005 and June 30, 2006. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets (liabilities) are as follows:

	Period Ended	Period Ended
	June 30,	June 30,
	2005	2006

Net operating losses and credit carryforwards	$5,133,424	$6,759,706
Nondeductible reserves and accruals	618,065	548,877
Depreciation and amortization	78,274	216,351
Capitalized research and development	1,316,060	692,100
Other	–	179,478

Gross deferred tax assets	7,145,823	8,396,512
Valuation allowance	(7,145,823)	(8,396,512)

Net deferred tax assets	$–	$–

Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” provides for the recognition of deferred tax assets if realization of the deferred tax assets is more likely than not. Based upon the weight of available evidence, which includes FPT and its predecessors’ historical operating performance and the reported cumulative net losses in prior years, FPT has provided a full valuation allowance against it net deferred tax assets. The valuation allowance increased by $1,250,689 during the fiscal period ended June 30, 2006. The net operating loss carry forward expires as follows:

2022	$3,548,000
2023	7,095,000
2024	4,193,000
2025	151,000
2026	3,678,000

$18,665,000

Through December 3, 2003, on a tax basis, the Company has a $149,744,000 net operating loss carryforward which will be limited by Section 382 of the Internal Revenue Code of 1986, as

amended. The Company has estimated the future limited net operating loss carryforward for this period to be approximately $11,000,000.

Note 10 –	Commitments and Contingencies

Litigation

On October 19, 2001, General Motors Corporation (“General Motors”) filed a complaint against the Firepond, Inc. in the Superior Court of Massachusetts, Middlesex County. The complaint alleging, among other things, a breach of contract under agreements entered into in 1994, as amended; anticipatory repudiation in the spring of 2000 of agreements entered into in 1994, as amended; unjust enrichment; establishment of a constructive trust; rescission and restitution based upon failure of consideration as well as extortion and coercion relating to agreements entered into in 1994, as amended; breach of the covenant of good faith and fair dealing; fraud; as well as violation of Chapter 93A of the General Laws of the Commonwealth of Massachusetts relating to unfair and deceptive trade practices. General Motors’ claims further relate to license agreements, services agreements and a general release entered into with Firepond, Inc. in May 2000.

This matter was settled on April 14, 2004, per the terms of the settlement, Firepond, Inc. estimated and accrued a liability of $7,000,000 as of October 31, 2003. During the period ended June 30, 2006, the Company negotiated a further settlement of the note payable and recorded a favorable settlement amount of $1,712,500 into its records.

On December 7, 2004, Firepond, Inc. entered into a revised settlement agreement that called for a promissory note of $3,000,000, the assigning of $1,350,000 of Firepond notes receivable to General Motors, as well as a cash payment of $1,600,000.

On September 13, 2005, Firepond, FP Technology Holdings, Inc. and General Motors entered into a letter agreement whereby General Motors accepted $1,250,000 in cash from FP Technology Holdings, received a $250,000 unsecured note from FP Technology Holdings Inc., cancelled the note due from Firepond and released its security interest in Firepond assets.

On or about December 1, 2004, Freightliner LLC filed a complaint against the Company. The plaintiff alleges breach of contacts, breath of warranty arising out of the parties’ License Agreement and Services Agreement. This matter was settled on August 1, 2005, per the terms of the settlement the Company agreed to pay $3,000,000 over a period of 70 days. The settlement was covered by the Company’s insurance carrier, Steadfast Insurance Company (“Steadfast”), which provided the full amount for the settlement except for a $50,000 deductible which the Company has accrued. Firepond agreed that Steadfast has the right to seek a judicial determination as to the reasonableness of the settlement value of the Freightliner claim and the $3,000,000 settlement. Firepond acknowledged and granted Steadfast the right to recoup from Firepond the amount which represents the difference between the judicially determined settlement value and the $3,000,000 settlement, if the court determines that the reasonable settlement value of the Freightliner claim is less than $3,000,000. Steadfast and Firepond agreed on May 26, 2006 that the Company does not have a reimbursement obligation to Steadfast.

In August 2001, Firepond, Inc. (“Firepond”) was named as a defendant in a securities class action filed in United States District Court for the Southern District of New York related to its initial public offering (“IPO”) in February, 2000. The lawsuit also named certain of the underwriters of the IPO, including FleetBoston, Dain Rauscher, and SG Cowan, as well as officers and directors of Firepond, Klaus P. Besier and Paul K. McDermott, as defendants. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigations”). The complaints allege that the prospectus and the registration statement for the IPO failed to disclose that the underwriters allegedly solicited and received “excessive” commissions from investors and that some investors in the IPO allegedly agreed with the underwriters to buy additional shares in the aftermarket in order to inflate the price of Firepond’s stock. An amended complaint was filed April 19, 2002. Firepond, Inc. and the officers and directors identified above were named in the suits pursuant to Section 11 of the Securities Act of 1933, Section 10(b) of the Exchange Act of 1934, and other related provisions. The complaints seek unspecified damages, attorney and expert fees, and other unspecified litigation costs.

On July 1, 2002, the underwriter defendants in the consolidated actions moved to dismiss all of the IPO Litigations, including the action involving Firepond.

In June 2003, a proposed settlement of this litigation was structured between the plaintiffs, the issuer defendants in the consolidated actions, the issuer officers and directors named as defendants, and the issuers’ insurance companies. On or about July 30, 2003, a committee of Firepond’s Board of Directors conditionally approved the proposed partial settlement. The settlement would provide, among other things, a release of Firepond and of the individual defendants for the conduct alleged to be wrongful in the amended complaint. Firepond would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Firepond’s insurance carriers.

In June 2004, an agreement of settlement was submitted to the court for preliminary approval. The court granted the preliminary approval motion on February 15, 2005, subject to certain modifications.

On August 31, 2005, the court issued a preliminary order further approving the modifications to the settlement and certifying the settlement classes. The court also appointed the Notice Administrator for the settlement and ordered that notice of the settlement be distributed to all settlement class members beginning on November 15, 2005. The settlement fairness hearing was held on April 24, 2006, and the court reserved decision. If the court determines that the settlement is fair to the class members, the settlement will be approved. There can be no assurance that this proposed settlement will be approved and implemented in its current form, or at all.

The Company is also subject to various other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Company’s business, financial condition, or results of operations.

Leases

The Company leases its office space under operating leases expiring at various dates through 2011. For the periods ended October 31, 2004, June 30, 2005 and June 30, 2006, rent expense under these agreements totaled approximately $340,744, $132,612 and $192,332 respectively.

At June 30, 2006, the minimum future obligations under operating leases, exclusive of sublease income are as follows:

For the Fiscal Period Ended June 30,
2007	$244,000
2008	230,000
2009	188,000

$662,000

Note 11 –	Stockholders’ Equity

Loan Receivable

The Company made a loan to an entity controlled by the previous Chief Executive Officer and majority shareholder in the Company in the amount of $1,175,000. In conjunction with the General Motors settlement the receivable was written off as a charge to additional paid in capital during the period ended June 30, 2005.

Restricted Stock Awards

On January 5, 2006, in connection with the employment of the Chief Executive Officer and the Chief Financial Officer, the Company issued restricted common stock awards for 302,419 and 201,622 respectively. Such shares vest in their entirety on January 5, 2009. In March, 2006, the Company awarded 1,250,000 common shares to certain officers, and a director which shares vest in their entirety on March 29, 2008.

In March, 2006 a non-employee director was appointed to the Board of Directors and issued 60,484 (post merger) shares of restricted common stock which vest on March 31, 2008. The stock awards were valued at $564,342.

2006 Stock Incentive Plan

Effective June 29, 2006, our board of directors and holders of an aggregate of 3,991,939 shares of our Common Stock, representing approximately 78.3% of the total shares of our Common Stock then outstanding, approved by written consent in lieu of a special meeting our 2006 Stock Incentive Plan (the “2006 Plan”). The 2006 Plan will become effective upon the filing and distribution of the information statement relating therewith to our shareholders pursuant to applicable SEC rules and regulations. The 2006 Plan will permit us to grant to our key employees, directors and consultants up to 1,766,000 shares of Common Stock pursuant to stock option awards, restricted stock grants, and other stock-based award. No Stock award has been issued under the 2006 Plan, and no award will be issued to our award will be issued to our employees or directors until after we have filed a definitive information statement relating to the 2006 plan with the SEC.

Warrants

The following is a summary of warrant activity through June 30, 2006:

	Exercise	Number of
	Price	Shares

Issued in connection with Trident Loan	$4.00	390,625
Issued in connection with CAP	$8.00	6,875,000

Balance at June 30, 2006		7,265,625

The following is additional information related to warrants:

		Weighted
		Average
	Warrant Price	Exercise	Number of
	per Share	Price	Shares

Balance June 30, 2005	–	–	–
Granted	$4.00 to $8.00	$7.78	7,265,625
Exercised	–	–	–
Forfeited	–	–	–

Balance June 30, 2006	$4.00 to $8.00	$7.78	7,265,625
Warrants exercisable at June 30, 2006	$4.00 to $8.00	$7.78	390,625	*

*	All existing CAP warrants are exercisable from the earlier of six months after issuance or the Threshold Acquisition Date as defined in the CAP documentation.

	Weighted
	Average	Weighted
	Remaining	Average
	Contractual	Exercise	Number of
Price per Share	Life in Years	Price	Shares

$4.00	4.24	$4.00	390,625
$8.00	4.75	$8.00	6,875,000

			7,265,625

Note 12 –	Profit-Sharing Plan

The Company sponsors a defined contribution profit-sharing plan for US employees which conforms to Internal Revenue Service provisions for 401(k) plans. Employees must be at least 21 years of age to be eligible to participate in the plan. Participants may contribute up to 100% of their earnings. The Company has the option to match 50% of the first 2% and 25% of the next 4% of employee contributions and may make additional contributions as determined by the board of directors. There were no employer matching contributions in the periods ended October 31, 2004, June 30, 2005 and June 30, 2006.

Note 13 –	Subsequent Events

On August 31, 2006, the Company completed a private placement of public equity units (the “Units”) of FP Technology, Inc. (“PIPE Offering”). The Units were offered through Rodman & Renshaw, LLC, as placement agent, on a best efforts basis at $7.00 per Unit. Each Unit consisted of one share of common stock, $0.001 par value per share, of the Company (“Common Stock”) and a warrant (“Warrant”) to acquire one share of Common Stock at $7.00 per share.

The Units were offered pursuant to Rule 506 of Regulation D under the Securities Act of 1933. To purchase Units, the investor had to be an accredited investor and meet the other suitability requirements set forth under the caption “Investor Suitability Requirements and Subscription Procedures” within the offering documents. The Company closed its private placement offering on August 31, 2006, raising $7,000,000 (1,000,000 Units) in gross equity proceeds. The net proceeds of the offering are to be used for working capital purposes and debt retirement.

The Company has recorded certain deferred offering costs of $43,076 as of June 30, 2006 which costs will be recorded as a cost of the PIPE Offering in its August, 2006 financial records.

On August 18, 2006 the Company deposited $2,500,000 to the CAP escrow fund maintained for the CAP Financing, bringing the fund balance to $50,000,000 in accordance with the terms and conditions of the CAP Financing. Additionally, on the same date, the Company repaid Trident Growth Fund, L.P. $500,000 of principal.

The remaining $2,000,000 Trident Growth Fund, L.P. debt was amended as of September 13, 2006, extending the maturity date to August 31, 2008 and providing for ratable monthly payments of principal plus accrued interest beginning September 30, 2006.

FP TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEET
March 31, 2007
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$2,455,728
Restricted cash	1,315,152
Accounts receivable, net of allowance for doubtful accounts of $10,000	1,037,823
Debt issuance costs	1,084,069
Other current assets	75,785

Total current assets	5,968,557
Property and equipment, net	109,749
Goodwill	4,772,413
Deposits	13,449

Total assets	$10,864,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term notes payable	1,099,433
Accounts payable	201,090
Accrued liabilities	1,673,573
Deferred revenue	1,802,739

Total current liabilities	4,776,835
Long-term notes payable net of unamortized discount of $5,133,333	944,161
Commitments and contingencies
Stockholders’ equity
FP Technology, Inc. preferred stock, $0.001 par value
Authorized – 5,000,000 shares
Issued and outstanding – none	–
FP Technology, Inc. common stock, $0.001 par value
Authorized – 100,000,000 shares
Issued and outstanding – 8,164,239 shares	8,164
Additional paid-in capital	29,348,243
Retained earnings	(23,133,407)
Deferred compensation	(1,079,828)

Total stockholders’ equity	5,143,172

Total liabilities and stockholders’ equity	$10,864,168

The accompanying notes are an integral part of these consolidated financial statements.

FP TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
For Three Months Ended March 31, 2006 and 2007
(Unaudited)

	2006	2007

Revenues
OnDemand revenues	$108,262	$692,280
Enterprise revenues	989,250	780,608

Total revenues	1,097,512	1,472,888
Cost of revenues
OnDemand costs	51,350	169,719
Enterprises costs	368,846	384,255

Total cost of revenues	420,196	553,974

Gross profit	677,316	918,914
Operating expenses
Sales, general and administrative	865,411	1,478,715
Research and development	445,715	574,859
Restructuring and other special charges	(20,787)	–

Total operating expenses	1,290,339	2,053,574

Loss from operations	(613,023)	(1,134,660)
Other income (expense), net
Interest expense	(275,272)	(778,827)
Extinguishment of debt	–	(13,705,000)
Other income expense	(14,862)	67,658

Total other income (expense), net	(290,134)	(14,416,169)

Net loss from continuing operations	(903,157)	(15,550,829)
Loss from discontinued operations	(146,548)	–

Net Loss	$(1,049,705)	$(15,550,829)

Net loss per share – basic and diluted
Net loss per share from continuing operations	$(0.38)	$(2.65)
Net loss per share from discontinued operations	$(0.06)	$–

Net loss per share	$(0.44)	$(2.65)

Basic and diluted weighted average common shares outstanding	2,362,164	5,867,815

The accompanying notes are an integral part of these consolidated financial statements.

FP TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
For Nine Months Ended March 31, 2006 and 2007
(Unaudited)

	2006	2007

Revenues
OnDemand revenues	$190,501	$1,628,919
Enterprise revenues	2,744,810	2,016,695

Total revenues	2,935,311	3,645,614
Cost of revenues
OnDemand costs	234,703	474,916
Enterprises costs	1,157,185	1,109,505

Total cost of revenues	1,391,888	1,584,421

Gross profit	1,543,423	2,061,193
Operating expenses
Sales, general and administrative	1,815,042	4,527,492
Research and development	1,341,813	1,609,076
Restructuring and other special charges	(16,170)	(14,285)
Settlement of claim	(1,712,500)	(147,500)

Total operating expenses	1,428,185	5,974,783

Income (loss) from operations	115,238	(3,913,590)
Other income (expense), net
Interest expense	(581,497)	(3,977,001)
Extinguishment of debt expense	–	(13,705,000)
Other income expense	(45,055)	1,273,376

Total other income (expense), net	(626,552)	(16,408,625)

Net loss from continuing operations	(511,314)	(20,322,215)
Loss from discontinued operations	(763,252)	–

Net Loss	$(1,274,566)	$(20,322,215)

Net loss per share – basic and diluted
Net loss per share from continuing operations	$(0.23)	$(4.37)
Net loss per share from discontinued operations	$(0.34)	$–

Net loss per share	$(0.57)	$(4.37)

Basic and diluted weighted average common shares outstanding	2,238,997	4,646,549

The accompanying notes are an integral part of these consolidated financial statements.

FP TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For Nine Months Ended March 31, 2007
(Unaudited)

	Common		Additional
	Stock	$0.001	Paid	Accumulated	Deferred	Stockholders’
	Shares	Par Value	In Capital	Deficit	Compensation	Equity (Deficit)

Balance, June 30, 2006	5,100,441	$5,100	$2,182,237	$(2,811,192)	$(487,291)	$(1,111,146)
Sale of common stock	1,000,000	1,000	6,999,000			7,000,000
Expenses recorded in connection with stock sale			(999,924)			(999,924)
Issuance of convertible debt with warrants			5,000,000			5,000,000
Issuance of warrants to purchase common stock in exchange for services			670,000			670,000
Issuance of common stock in connection with debt retirement	1,650,000	1,650	13,703,350			13,705,000
Issuance of common stock in exchange for services and retirement of previously outstanding warrants	413,798	414	1,793,580		(1,255,255)	538,739
Net loss for the nine months ended March 31, 2007	–	–	–	(20,322,215)	662,718	(19,659,497)

Balance, March 31, 2007	8,164,239	$8,164	$29,348,243	$(23,133,407)	$(1,079,828)	$5,143,172

The accompanying notes are an integral part of these consolidated financial statements.

FP TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended March 31, 2006 and 2007
(Unaudited)

	2006	2007

Cash flows from operating activities
Net loss	$(1,274,566)	$(20,322,215)
Adjustments to reconcile net loss to net cash used in operating activities
Gain/(loss) on sale of fixed assets	(66,855)	–
Extinguishment of debt	–	13,705,000
Settlement of claim	(1,712,500)	–
Depreciation and amortization	550,760	3,166,178
Loss from discontinued operations	669,845	–
Changes in assets and liabilities
Accounts receivables	199,874	(922,617)
Unbilled services	2,748	–
Assets to be sold	106,374	–
Other current assets	(124,366)	508,484
Accounts payable	(42,892)	(323,081)
Accrued liabilities	1,101,787	129,853
Deferred revenue	318,903	193,082

Net cash used in operating activities	(270,888)	(3,865,316)

Cash flows from investing activities
Purchase of property and equipment	(15,761)	(26,164)
Restricted cash investment	(47,500,000)	(3,815,152)
Restricted cash to retire debt	–	50,000,000
Other assets	20,802	41,767

Net cash provided by (used in) investing activities	(47,494,959)	46,200,451

Cash flows from financing activities
Borrowings payments on notes payable	52,500,000	5,000,000
Debt issuance costs	(1,109,917)	(537,594)
Proceeds from sale of stock net of expenses	–	6,000,076
Payments on notes payable	(1,250,000)	(51,173,073)

Net cash provided by (used in) financing activities	50,140,083	(40,710,591)

Net increase in cash and cash equivalents	2,374,236	1,624,544
Cash and cash equivalents, on June 30, 2005 and 2006	24,379	831,184

Cash and cash equivalents, on March 31, 2006 and 2007	$2,398,615	$2,455,728

Supplemental cash flow information:

Interest paid	$167,667	$1,581,037

Non Cash Financing and Investing Activities:
During the nine months ended March 31, 2006, the Company issued convertible notes and warrants and valued the conversion rights and the warrants at $670,000. The Company also issued warrants to the noteholders and the underwriters valued at $1,970,000 for debt issuance costs.

During the nine months ended March 31, 2007, the Company issued stock in retirement of certain debt and outstanding warrants resulting in the recording of $670,000 in debt issuance costs. Additionally, the Company issued convertible debt with warrants that resulted in a debt discount of $5,600,000.

The accompanying notes are an integral part of theses consolidated financial statements.

FP TECHNOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2007

Note 1.	Organization, Basis of Presentation and Significant Accounting Policies

Organization

FP Technology, Inc. (“FP Technology” or “the Company”) is a leading provider of CPQ, or “Configure, Price, Quote”, on-demand, multi-tenant software that automates and simplifies product pricing and configuration for companies and helps these enterprises improve order accuracy and reduce their total cost of sales. FP Technology’s suite of products help companies configure, price and quote complex products during the sales process, such as machinery, high technology products or insurance services. The Company’s sales solutions help companies optimize their sales processes, whether their need is to solve complex product or pricing configuration, create product catalogs or provide an interactive selling system, and dramatically improves response time. The Company’s corporate headquarters are located at 181 Wells Avenue, Newton, Massachusetts 02459.

From the inception, in 1983, of FP Technology’s predecessor company, Firepond, Inc. (“Firepond”), through 1997, the Company generated revenue primarily through providing custom software development services. These services consisted of the development of highly customized applications utilizing core software technology, and related software maintenance and data maintenance services. In early fiscal 1997, Firepond undertook a plan to change its strategic focus from a custom development services company to a software product company providing more standardized solutions. Firepond’s first packaged software product was introduced in May 1997. Firepond released the Firepond Application Suite in October 1999, and renamed and repackaged the Firepond Application Suite as the SalesPerformer Suite in December 2000.

In February 2000, Firepond completed its initial public offering. Soon thereafter, as a result of a global slowdown in information technology spending, including in the Customer Relationship Management market, Firepond undertook a comprehensive restructuring of its operations. Firepond incurred substantial losses from 2000 through 2003, during which period Firepond invested heavily in research and development.

On December 2, 2003, Jaguar Technology Holdings, LLC acquired Firepond in exchange for cash equal to $3.16 per share, and Firepond became a private company. On September 13, 2005, FP Technology Holdings, Inc. (“FPT Holdings”) acquired all of the operating assets, certain liabilities, and all of the employees of Firepond as part of a restructuring and new financing transaction. Before and after this transaction, both Firepond and FPT Holdings were 100% owned by the same entity. On January 17, 2006, Firepond was liquidated, and a liquidating trust was created to liquidate the remaining assets of Firepond, enforce and pursue the causes of action of Firepond, provide for a reserve against the payment of any contingent liabilities, and distribute the net proceeds to its stockholder.

On March 29, 2006, AFG Enterprises USA, Inc. (“AFG”), a public shell company, acquired FPT Holdings pursuant to an Agreement and Plan of Merger. In connection with this transaction, AFG changed its fiscal year from December 31 to June 30 to conform to FPT Holdings’ fiscal year end. AFG issued an aggregate of 3,991,939 shares of its common stock to the stockholders of FPT Holdings in this transaction.

On June 29, 2006, AFG, the 100% owner of FPT Holdings, merged with and into FPT Holdings, with FPT Holdings as the surviving corporation. On the same date, FPT Holdings changed its name to FP Technology, Inc.

For the period ended March 31, 2006, the financial statements presented herein are the combined financial statements of Firepond, Inc. and FPT Holdings, Inc. For the period ended

March 31, 2007, the financial statements presented herein are the consolidated financial statements of the Firepond liquidating trust and FP Technology, Inc.

Basis of Presentation and Continuance of Operations

The accompanying unaudited, consolidated financial statements have been pre-pared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results for the nine month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending June 30, 2007, or for any future period. These unaudited consolidated financial statements and notes should be read in conjunction with the consolidated financial statements included in the Company’s Form 10-KSB for the fiscal year ended June 30, 2006.

Furthermore, these unaudited, consolidated financial statements have been prepared by the Company on a going concern basis. As such, the statements anticipate the realization of assets and the liquidation of liabilities in the normal course of business. Notwithstanding this fact, the Company has, for some time, been incurring losses and negative cash flow from operations. For the nine month period ended March 31, 2007, the Company incurred a net loss of approximately $20.3 million due principally to the $13.7 million extinguishment cost of the CAP indebtedness. In the event the Company is not successful in generating profits and positive cash flow from operations in future periods, it will be dependent upon additional financing to support its continuing operations. While the Company has been successful in completing numerous rounds of financing, including the $7,000,000 PIPE Financing in August 2006 and the January 2007 restructuring of the CAP financing providing $3.5 million net proceeds to the Company, no assurances can be given that additional financing will be available, in which case, the Company’s ability to achieve its business objectives will be adversely affected. The accompanying consolidated financial statements do not include any adjustments that might result from such adverse outcomes.

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in its Annual Report on Form 10-KSB for the year ended June 30, 2006 and have not changed materially as of March 31, 2007.

Net Income (Loss) Per Share

Net income (loss) per share is computed based on the guidance of SFAS No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 requires companies to report both basic income (loss) per share, which is computed by dividing the net income (loss) by the weighted average number of common shares outstanding, and diluted income (loss) per share, which is computed by dividing the net income (loss) by the weighted average number of common shares outstanding plus the weighted average dilutive potential common shares outstanding using the treasury stock method. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Note 2.	Income Taxes

No provision for income taxes is required at March 31, 2007, because, in management’s estimation the Company will not recognize any taxable income through the fiscal year ended June 30, 2007.

Note 3.	Recent Financings

On January 24, 2007, the Company entered into a Master Exchange Agreement (the “Exchange Agreement”) with the Buyers involved in the Company’s CAP Financing dated March 29, 2006. Under the Exchange Agreement, we issued, in exchange for the Nonconvertible Notes in an aggregate principal amount of $50,000,000 and warrants to purchase an aggregate of 6,250,000 shares of Common Stock originally issued in the CAP Financing, the following aggregate consideration:

•	$45,000,000 in principal repayment of the Nonconvertible Notes, plus accrued interest thereon;
•	A new issue of Senior Secured Convertible Notes Due 2009 in the aggregate principal amount of $5,600,000 (the “New Convertible Notes”), issued under an indenture with The Bank of New York (the “New Indenture”);
•	Warrants (the “New Warrants”) to purchase an aggregate of 1,214,285 shares of Common Stock at an exercise price of $7.00 per share; and
•	1,432,000 fully-paid shares of Common Stock.

Pursuant to the terms of the New Indenture, the Company also obtained a letter of credit from Wells Fargo Bank, National Association (“Wells Fargo”), in favor of The Bank of New York, as trustee under the New Indenture, in a stated amount of $1,344,000 in respect of approximately two years of interest payments payable under the New Convertible Notes.

The $45,000,000 principal repayment on the Nonconvertible Notes and the $5,000,000 gross proceeds to the Company were from the $50,000,000 CAP escrow account as was substantially all of the accrued interest on the Nonconvertible Notes. After payment of associated fees and expenses, plus deposit of $1,344,000 at Wells Fargo in support of the aforementioned Wells Fargo letter of credit, net proceeds to the Company from the New Convertible Notes were approximately $3.5 million.

Note 4.	Notes Payable

On September 13, 2005, Trident Growth Fund, L.P. (“Trident”) loaned FPT $2,000,000 with interest accruing at 12% per annum (the “September Note”). Interest is payable monthly and the principal was due on September 13, 2006 or upon consummation of a change in control transaction. The Note was originally convertible into shares of common stock based upon a fixed ratio. On or about November 25, 2005, FPT closed an additional $500,000 note (the “November Note”) with Trident on the same terms and conditions as the September Note. The funds received pursuant to the September Note and the November Note have been used for working capital required as the Company transitions from its legacy enterprise software business to its OnDemand revenue model.

On September 13, 2005, Firepond, Inc., FP Technology Holdings, Inc. and General Motors entered into a letter agreement whereby General Motors accepted $1,250,000 in cash from FP Technology Holdings, received a $250,000 unsecured note from FP Technology Holdings, cancelled the note due from Firepond, Inc. and released its security interest in Firepond, Inc. assets.

On March 29, 2006, AFG entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Buyers”) to which the Buyers agreed to purchase (i) AFG’s Senior Secured Nonconvertible Notes due 2011 (the “Nonconvertible Notes”) in an aggregate principal amount of $50,000,000 (“CAP Financing”), which Nonconvertible Notes may be exchanged for Senior Secured Convertible Notes due 2011 (the “Convertible Notes”, and together with the Nonconvertible Notes, the “Notes”) or redeemed under certain circumstances, and which Convertible Notes are convertible into shares of AFG’s common stock (the “Conversion Shares”); and (ii) warrants (the “Warrants”) to acquire in the aggregate up to 6,875,000 shares of AFG’s common stock (including warrants granted to the placement agent to acquire 625,000 shares of common stock) exercisable from the earlier of six months after issuance or the Threshold Acquisition Date (as such term is defined in the Indenture) until March 29, 2011 at an exercise price equal to the lower of $8.00 or 125% of the per share price of AFG’s common stock to be sold in the PIPE Financing. The purchase and sale of the Notes and Warrants was consummated on March 29, 2006. As discussed in Note 3, the CAP Financing was terminated as part of the Exchange Agreement.

Also on March 29, 2006, the Company entered into a Master Amendment (the “Master Amendment”), with Trident. The Master Amendment amended the operative documents related to the September Note and the November Note, including the Common Stock Purchase Warrants, dated, September 13, 2005 and November 15, 2005 (the “Trident Warrants”) fixing the number of shares underlying the Trident Warrants at 390,625 and the strike price at $4.00.

On August 18, 2006 the Company repaid the Trident November Note.

On September 13, 2006, the Company modified the Trident September Note to provide for a repayment of the principle balance of $2,000,000 ratably over a 24 month period plus interest at 12% per annum. The principle balance of the Trident September Note was $1,416,666 at March 31, 2007.

On October 27, 2006, the Company renegotiated and amended its note with General Motors Corporation to provide for a payment of $50,000 and an amortization of the remaining principle balance of $200,000 over a term of 24 months at a rate of 6% beginning in November, 2006. The principle balance of the General Motors Corporation note was $160,261 at March 31, 2007.

Note 5.	Other Agreements

On January 24, 2007, the Company agreed to exchange with Rodman & Renshaw LLC (“Rodman”) outstanding warrants previously issued to Rodman to purchase an aggregate of 625,000 shares of Common Stock at an exercise price of $8.00 per share for (i) new warrants to purchase 71,429 shares of Common Stock at an exercise price $7.00 per share and (ii) 150,000 fully-paid shares of Common Stock.

The Company entered into a consulting agreement, dated as of September 1, 2006 (the “Trident Consulting Agreement”), with Trident pursuant to which Trident agreed to provide consulting services to the Company. Trident agreed to assist the Company in developing its business prospects and marketing materials, advise the Company with respect to possible financing transactions and provide such other services as may be agreed from time to time.

The term of the Trident Consulting Agreement commenced on September 1, 2006 and continues for twelve months, and will automatically renew for additional six month periods unless either party provides prior written notice of termination to the other. Either party may also terminate the Trident Consulting Agreement upon written notice to the other, with or without cause.

The Company is obligated to pay to Trident $10,000 upon execution of the Trident Consulting Agreement and $2,000 per month for the first six months of the term of the Trident Consulting Agreement. The Company also agreed to reimburse Trident for its reasonable out-of-pocket expenses incurred in connection with the services to be provided under the Trident Consulting Agreement.

The Company also agreed to issue to Trident options, exercisable for five years, to purchase up to 1,000,000 shares of Common Stock of the Company at an exercise price of $7.00 per share. The option will be reduced to 600,000 shares in the event that the 12% Senior Secured Convertible Debenture No. 1, dated September 13, 2005, previously issued to Trident in the initial principal amount of $2,000,000 is repaid in full on or before September 12, 2007.

The value of the Trident Consulting Agreement has been estimated at $1,613,994 net of expense previously recorded. The Company has recorded $1,009,460 through March 31, 2007 as consulting expense based on the contract term and will expense the remainder of the cost through the earlier of the contract term or the termination of the Trident Consulting Agreement.

Note 6.	Stock Transaction

In February 2007, the Company issued 413,798 shares of common stock to Trident pursuant to (1) the cashless exercise of the Trident Warrants and (2) in satisfaction of the Company’s agreement to issue to Trident options to purchase up to 600,000 shares of the maximum 1,000,000 shares of Common Stock of the Company under the Trident Consulting Agreement.

Note 7.	Litigation

In August 2001, our predecessor, Firepond, Inc., was named as a defendant in a securities class action filed in United States District Court for the Southern District of New York related to its initial public offering (“IPO”) in February, 2000. The lawsuit also named certain of the underwriters of the IPO, including FleetBoston, Dain Rauscher, and SG Cowen, as well as officers and directors of Firepond, Klaus P. Besier and Paul K. McDermott, as defendants. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which have been included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigations”). The complaints allege that the prospectus and the registration statement for the IPO failed to disclose that the underwriters allegedly solicited and received “excessive” commissions from investors and that some investors in the IPO allegedly agreed with the underwriters to buy additional shares in the aftermarket in order to inflate the price of Firepond’s stock. An amended complaint was filed on April 19, 2002. Firepond, Inc. and the officers and directors identified above were named in the suits pursuant to Section 11 of the Securities Act, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and other related provisions. The complaints seek unspecified damages, attorney and expert fees, and other unspecified litigation costs.

In June 2003, a proposed settlement of this litigation was structured between the plaintiffs, the issuer defendants in the consolidated actions, the issuer officers and directors named as defendants, and the issuers’ insurance companies. On or about July 30, 2003, a committee of Firepond’s Board of Directors conditionally approved the proposed partial settlement. The settlement would have provided, among other things, a release of Firepond and of the individual defendants for the alleged wrongful conduct in the amended complaint in exchange for a guarantee from Firepond’s insurers regarding recovery from the underwriter defendants and other consideration from the company regarding its underwriters. The plaintiffs have continued to litigate against the underwriter defendants. The district court directed that the litigation proceed within a number of “focus” cases” rather than in all of the 310 cases that have been consolidated. Firepond’s case is one of these focus cases. On October 13, 2004, the district court certified the focus cases as class actions. The underwriter defendants appealed that ruling, and on December 5, 2006, the Court of Appeals for the Second Circuit reversed the district court’s class certification decision. On April 6, 2007, the Second Circuit denied plaintiff’s petition for rehearing. In light of the Second Circuit opinion, the district court has been informed that this settlement cannot be approved because the defined settlement class, like the litigation class, cannot be certified. We cannot predict whether Firepond will be able to renegotiate a settlement that complies with the Second Circuit’s mandate. Due to inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of the matter.

We may from time to time also be subject to various other claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on our business, financial condition, or results of operations.

           Shares

Firepond, Inc.

Common Stock

Merriman Curhan Ford & Co.
          , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’ s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•	the rights provided in our amended and restated bylaws are not exclusive.

The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 25.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than the underwriting discount, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$614
NASD filing fee	2,500
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous fees and expenses	*

TOTAL	$ *

*	To be completed by amendment.

Item 26.	Recent Sales of Unregistered Securities.

In the past three years we have issued and sold the following securities:

1.    In 2005, we issued 26 shares of restricted common stock to two former employees for services rendered and recorded a compensation expense of $2,000 in connection therewith.

2.    In 2005, we issued 90,000 shares of common stock to approximately 67 claimants in connection with a Plan of Reorganization. The sale of these securities was deemed to be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 1145(a) of the United States Bankruptcy Code.

3.    In March 2006, AFG Enterprises USA, Inc. issued 3,991,939 shares of common stock the stockholders of FP Technology Holdings, Inc.

4.    In March 2006, AFG issued (i) Senior Secured Nonconvertible Notes due 2011 in an aggregate principal amount of $50,000,000, which Nonconvertible Notes may be exchanged for Senior Secured Convertible Notes due 2011 or redeemed under certain circumstances, and which convertible notes are convertible into up to 6,250,000 shares of common stock; and (ii) warrants to acquire in the aggregate up to 6,875,000 shares of common stock (includes the warrant to purchase up to 625,000 shares which was issued to the placement agent), or the CAP Financing.

5.    In September and November 2005, FP Technology Holdings, Inc. issued notes to Trident Growth Fund, L.P., or Trident, in the principal amounts of $2,000,000 and $500,000, respectively. In connection with the issuance of the notes, FP Technology Holdings, Inc. issued to Trident warrants to purchase shares of common stock. The number of shares issuable upon exercise of the warrants was based on a formula that is no longer applicable. The notes issued to Trident were amended in March 2006 to provide that such notes are convertible into common stock at a price of $6.40 per share. In addition, in March 2006 the warrants issued to Trident were amended to reflect an exercise price of $4.00 per share and adjust the number of shares issuable under such warrants to 390,625 shares of common stock.

6.    In March 2006, we issued 1,008,062 shares of common stock to Benchmark Equity Group, Inc. and its affiliates in cancellation of a claim in the approximate amount of $313,421.44.

7.    In August 2006, we completed the PIPE Financing, involving the sale of an aggregate of 1,000,000 Units at $7.00 per Unit, with each Unit consisting of one share of our Common Stock and a warrant to purchase one additional share of Common Stock at $7.00 per share, exercisable for five years after issuance, or the PIPE Warrants. The aggregate gross proceeds from the PIPE Financing totaled $7,000,000, not including fees and expenses of the offering. The proceeds from the offering have been used to repay certain indebtedness of the Company and will be used to provide working capital to the Company. Rodman & Renshaw, LLC and National Securities Corporation acted as placement agent for the financing.

8.    In September 2006, we agreed to issue options to purchase up to 1,000,000 shares of common stock at an exercise price of $7.00 per share to a consultant in exchange for services.

9.    In January 2007, we issued $5,600,000 in Senior Secured Convertible Notes Due 2009, warrants to purchase an aggregate of 1,214,285 and 1,432,000 shares of common stock in exchange for the securities issued in the CAP Financing described in item 5 above. In addition, we exchanged the outstanding warrant to purchase 625,000 shares of common stock at an exercise price of $8.00 per share (which had been issued to the placement agent) for new warrants to purchase 71,429 shares of common stock at an exercise price of $7.00 per share and 150,000 shares of common stock.

10.    On August 2, 2007, we entered into a Securities Purchase Agreement with certain holders of the Senior Secured Convertible Notes we issued in January 2007. As part of the Securities Purchase Agreement, we sold for $3.0 million in gross proceeds secured subordinated notes due May 2008 in the face amount of approximately $3.3 million, providing for original issue discount of 15% per annum. We also issued the note holders 125,000 shares of common stock. The maturity of the notes will accelerate if we raise at least $5.0 million in gross proceeds in an equity offering. The common stock will be registered if, in the two-year period beginning on August 2, 2007, we file a registration statement unless such registration statement is for shares issued in conjunction with (1) an acquisition of another company or company benefit plans, or (2) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized investment bank that generates gross proceeds to us in excess of $5.0 million (other than certain shelf registrations). In the event of a change in control of our company, the note holders may require that we repurchase the notes at 110% of the outstanding principal amount. We expect to use the net proceeds of the Securities Purchase Agreement for working capital and to repay our approximately $1.0 million outstanding indebtedness to Trident Growth Fund.

Except as otherwise noted above, the sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All recipients were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

Item 27.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number		Description of Exhibits

1	.1†	Form of Underwriting Agreement
2	.1(1)	Plan and Agreement of Merger, dated June 29, 2006, by and among AFG Enterprises USA, Inc. and FP Technology, Inc.
2	.2(2)	Agreement and Plan of Merger, dated March 29, 2006, by and among AFG Enterprises USA, Inc., FP Merger Sub, Inc. and FP Technology, Inc.
3.1		Amended and Restated Certificate of Incorporation, as amended.
3	.2(1)	Amended and Restated Bylaws of the Registrant.
4	.1(3)	Specimen Stock Certificate
5	.1†	Opinion of Morrison & Foerster LLP.
10	.1(4)	Master Amendment, dated as of March 29, 2006, by and between FP Technology Holdings, Inc., Trident Growth Fund, L.P. and AFG Enterprises USA, Inc.
10	.2(7)	First Amendment, dated September 13, 2006, by and between the Registrant and Trident Growth Fund, L.P.
10	.3(4)	Securities Purchase Agreement, dated as of September 12, 2005, by and among FP Technology Holdings, Inc. and Trident Growth Fund, L.P.
10	.4(4)	Form of 12% Senior Secured Convertible Debenture of FP Technology Holdings, Inc. issued in initial principal amounts of $2,000,000.
10	.5(4)	Form of Warrants issued to Trident Growth Fund, L.P.
10	.6(4)	Intercreditor and Subordination Agreement, dated as of March 29, 2006, by Trident Growth Fund, L.P., AFG Enterprises USA, Inc. and FP Technology Holdings, Inc., in favor of the holders of the Senior Indebtedness and The Bank of New York, a New York corporation, as collateral agent for the Senior Lenders.
10	.7(4)	Security Agreement, dated as of September 13, 2005, by and among FP Technology Holdings, Inc. and Trident Growth Fund, L.P., and First Amendment thereto, dated as of November 15, 2005.
10	.8(5)	Credit Agreement, dated as of July 15, 2003, by and between AFG Enterprises USA, Inc. and Acclaim Financial Group Ventures II, LLC.
10	.9(4)	Exchange Agreement, made as of March 29, 2006, by and between AFG Enterprises USA, Inc. and Benchmark Equity Group, Inc.
10	.10(7)	Non-Exclusive Patent License Agreement, dated March 28, 2006, by and between Orion IP, LLC and FP Technology Holdings, Inc.
10	.11(11)*	Employment Agreement, dated March 16, 2006, by and between Firepond, Inc. and William Santo.
10	.12(11)*	Employment Agreement, effective as of March 16, 2006, by and between Firepond, Inc. and Stephen Peary.
10	.13(7)*	Employment Agreement, effective as of March 30, 2006, by and between FP Technology, Inc. and Carol Ferrari.
10	.14(7)*	Employment Agreement, effective as of March 30, 2006, by and between FP Technology, Inc. and Jerry Keefe.
10	.15(6)	Form of Securities Purchase Agreement entered into by the Registrant in connection with the PIPE Financing.
10	.16(6)	Form of Warrant issued by the Registrant in connection with the PIPE Financing.
10	.17(6)	Form of Registration Rights Agreement entered into by the Registrant in connection with the PIPE Financing.
10	.18(7)*	Form of Restricted Stock Grant for grants to William Santo, Stephen Peary, Mark Campion and Douglas Croxall.

Exhibit
Number		Description of Exhibits

10	.19(8)	Consulting Agreement, dated as of September 1, 2006, by and between the Registrant and Trident Growth Fund L.P.
10	.20(9)(10)	Master Exchange Agreement, dated as of January 24, 2007, by and among the Registrant and the Purchasers listed on Exhibit A thereto.
10	.21(9)	Indenture, dated as of January 24, 2007, between the Registrant and The Bank of New York as Trustee.
10	.22(9)	Form of Warrants issued by the Registrant as of January 24, 2007.
10	.23(9)	Security Agreement, dated as of January 24, 2007, between the Registrant and The Bank of New York, in its capacity as Collateral Agent.
10	.24(9)	Registration Rights Agreement, dated as of January 24, 2007, by and among the Registrant and the Purchasers listed on Exhibit A to the Master Exchange Agreement.
10	.25(4)	Indenture, dated as of March 29, 2006, between AFG Enterprises, Inc. and The Bank of New York.
10	.26(4)	Form of Warrant, dated as of March 29, 2006.
10	.27(4)	Escrow Agreement, dated as of March 29, 2006, by and between The Bank of New York, as Escrow Agent, The Bank of New York, as Collateral Agent, The Bank of New York, as Trustee for the holders of certain notes of the Registrant under the Indenture dated as of as of March 29, 2006 with the Registrant, and the Registrant.
10	.28(7)	Amendment to Escrow Agreement, dated as of June 8, 2006, by and between the Registrant, The Bank of New York, as Escrow Agent, The Bank of New York, as Collateral Agent and, The Bank of New York, as Trustee for the holders of certain notes of the Registrant under the Indenture dated as of March 29, 2006.
10	.29(12)	2006 Stock Incentive Plan
10	.30(13)	Securities Purchase Agreement, dated as of August 2, 2007, by and among the Registrant and the Purchasers.
10	.31(13)	Form of Senior Secured Subordinated Note, dated as of August 2, 2007, between the Registrant and each respective Purchaser.
10	.32(13)	Security Agreement, dated as of August 2, 2007, between the Registrant and Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio, a Cayman Islands segregated portfolio company, in its capacity as collateral agent for the holders of the Subordinated Notes.
10	.33(13)	Supplemental Indenture No. 1, dated as of August 2, 2007, between the Registrant and The Bank of New York, as Trustee.
10	.34(13)	Intercreditor and Subordination Agreement, dated as of August 2, 2007, between The Bank of New York, as collateral agent under the Indenture dated January 24, 2007, and Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio, a Cayman Islands segregated portfolio company, in its capacity as collateral agent for the holders of the Subordinated Notes.
10	.35†	Lease Agreement between the Registrant and Atlantic – Philadelphia Realty LLC.
23.1		Consent of Causey Demgen & Moore Inc.
23.2		Consent of Singer Lewak Greenbaum & Goldstein LLP
23	.3†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1		Power of Attorney (reference is made to the signature page).

†	To be filed by amendment.

*	Indicates management contract or compensatory plan or arrangement.

(1)	Previously filed by AFG Enterprises USA, Inc. on Schedule 14C on June 9, 2006, and incorporated herein by reference.
(2)	Previously filed by AFG Enterprises USA, Inc. on Form 8-K on April 4, 2006 (reporting the Registrant’s change in shell company status) and incorporated herein by reference.
(3)	Previously filed on the Registration Statement on Form 10-12G/A, as amended, of In Store Media Systems, Inc. on January 28, 2000.
(4)	Previously filed by AFG Enterprises USA, Inc. on Form 8-K on April 4, 2006 (reporting completion of the Registrant’s CAP Financing) and incorporated herein by reference.
(5)	Previously filed on Form 10-KSB of In Store Media Systems, Inc. for the year ended December 31, 2002, on April 20, 2005 and incorporated herein by reference.
(6)	Previously filed by the Registrant on Form 8-K on September 7, 2006 and incorporated herein by reference.
(7)	Previously filed by the Registrant on Form 10-KSB on September 28, 2006 and incorporated herein by reference.
(8)	Previously filed by the Registrant on Form 8-K on January 24, 2007 and incorporated herein by reference.
(9)	Previously filed by the Registrant on Form 8-K on January 25, 2007 and incorporated herein by reference.
(10)	Previously filed by the Registrant on Form 8-K/A on May 17, 2007 and incorporated herein by reference.

(11)	Previously filed by the Registrant on Form SB-2/A on April 3, 2007 and incorporated herein by reference.

(12)	Previously filed by the Registrant on Form DEF 14C on June 4, 2007 and incorporated herein by reference.
(13)	Previously filed by the Registrant on Form 8-K on August 7, 2007 and incorporated herein by reference.

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Newton, state of Massachusetts, on the 14th day of August, 2007.

FIREPOND, INC.

By:	/s/ William Santo
William Santo, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Santo and Stephen Peary, and each of them acting individually, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Douglas Croxall Douglas Croxall	Chairman of the Board of Directors	August 14, 2007

/s/ William Santo William Santo	Chief Executive Officer, Director (Principal Executive Officer)	August 14, 2007

/s/ Stephen Peary Stephen Peary	Chief Financial Officer, Secretary (Principal Financial and Accounting Officer)	August 14, 2007

/s/ Mark Campion Mark Campion	Director	August 14, 2007

/s/ Mark Tunney Mark Tunney	Director	August 14, 2007

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

1	.1†	Form of Underwriting Agreement.
2	.1(1)	Plan and Agreement of Merger, dated June 29, 2006, by and among AFG Enterprises USA, Inc. and FP Technology, Inc.
2	.2(2)	Agreement and Plan of Merger, dated March 29, 2006, by and among AFG Enterprises USA, Inc., FP Merger Sub, Inc. and FP Technology, Inc.
3.1		Amended and Restated Certificate of Incorporation, as amended.
3	.2(1)	Amended and Restated Bylaws of the Registrant.
4	.1(3)	Specimen Stock Certificate.
5	.1†	Opinion of Morrison & Foerster LLP.
10	.1(4)	Master Amendment, dated as of March 29, 2006, by and between FP Technology Holdings, Inc., Trident Growth Fund, L.P. and AFG Enterprises USA, Inc.
10	.2(7)	First Amendment, dated September 13, 2006, by and between the Registrant and Trident Growth Fund, L.P.
10	.3(4)	Securities Purchase Agreement, dated as of September 12, 2005, by and among FP Technology Holdings, Inc. and Trident Growth Fund, L.P.
10	.4(4)	Form of 12% Senior Secured Convertible Debenture of FP Technology Holdings, Inc. issued in initial principal amounts of $2,000,000.
10	.5(4)	Form of Warrants issued to Trident Growth Fund, L.P.
10	.6(4)	Intercreditor and Subordination Agreement, dated as of March 29, 2006, by Trident Growth Fund, L.P., AFG Enterprises USA, Inc. and FP Technology Holdings, Inc., in favor of the holders of the Senior Indebtedness and The Bank of New York, a New York corporation, as collateral agent for the Senior Lenders.
10	.7(4)	Security Agreement, dated as of September 13, 2005, by and among FP Technology Holdings, Inc. and Trident Growth Fund, L.P., and First Amendment thereto, dated as of November 15, 2005.
10	.8(5)	Credit Agreement, dated as of July 15, 2003, by and between AFG Enterprises USA, Inc. and Acclaim Financial Group Ventures II, LLC.
10	.9(4)	Exchange Agreement, made as of March 29, 2006, by and between AFG Enterprises USA, Inc. and Benchmark Equity Group, Inc.
10	.10(7)	Non-Exclusive Patent License Agreement, dated March 28, 2006, by and between Orion IP, LLC and FP Technology Holdings, Inc.
10	.11(11)*	Employment Agreement, dated March 16, 2006, by and between Firepond, Inc. and William Santo.
10	.12(11)*	Employment Agreement, effective as of March 16, 2006, by and between Firepond, Inc. and Stephen Peary.
10	.13(7)*	Employment Agreement, effective as of March 30, 2006, by and between FP Technology, Inc. and Carol Ferrari.
10	.14(7)*	Employment Agreement, effective as of March 30, 2006, by and between FP Technology, Inc. and Jerry Keefe.
10	.15(6)	Form of Securities Purchase Agreement entered into by the Registrant in connection with the PIPE Financing.
10	.16(6)	Form of Warrant issued by the Registrant in connection with the PIPE Financing.
10	.17(6)	Form of Registration Rights Agreement entered into by the Registrant in connection with the PIPE Financing.
10	.18(7)*	Form of Restricted Stock Grant for grants to William Santo, Stephen Peary, Mark Campion and Douglas Croxall.
10	.19(8)	Consulting Agreement, dated as of September 1, 2006, by and between the Registrant and Trident Growth Fund L.P.

Exhibit
Number		Description of Exhibits

10	.20(9)(10)	Master Exchange Agreement, dated as of January 24, 2007, by and among the Registrant and the Purchasers listed on Exhibit A thereto.
10	.21(9)	Indenture, dated as of January 24, 2007, between the Registrant and The Bank of New York as Trustee.
10	.22(9)	Form of Warrants issued by the Registrant as of January 24, 2007.
10	.23(9)	Security Agreement, dated as of January 24, 2007, between the Registrant and The Bank of New York, in its capacity as Collateral Agent.
10	.24(9)	Registration Rights Agreement, dated as of January 24, 2007, by and among the Registrant and the Purchasers listed on Exhibit A to the Master Exchange Agreement.
10	.25(4)	Indenture, dated as of March 29, 2006, between AFG Enterprises, Inc. and The Bank of New York.
10	.26(4)	Form of Warrant, dated as of March 29, 2006.
10	.27(4)	Escrow Agreement, dated as of March 29, 2006, by and between The Bank of New York, as Escrow Agent, The Bank of New York, as Collateral Agent, The Bank of New York, as Trustee for the holders of certain notes of the Registrant under the Indenture dated as of as of March 29, 2006 with the Registrant, and the Registrant.
10	.28(7)	Amendment to Escrow Agreement, dated as of June 8, 2006, by and between the Registrant, The Bank of New York, as Escrow Agent, The Bank of New York, as Collateral Agent and, The Bank of New York, as Trustee for the holders of certain notes of the Registrant under the Indenture dated as of March 29, 2006.
10	.29(12)	2006 Stock Incentive Plan
10	.30(13)	Securities Purchase Agreement, dated as of August 2, 2007, by and among the Registrant and the Purchasers.
10	.31(13)	Form of Senior Secured Subordinated Note, dated as of August 2, 2007, between the Registrant and each respective Purchaser.
10	.32(13)	Security Agreement, dated as of August 2, 2007, between the Registrant and Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio, a Cayman Islands segregated portfolio company, in its capacity as collateral agent for the holders of the Subordinated Notes.
10	.33(13)	Supplemental Indenture No. 1, dated as of August 2, 2007, between the Registrant and The Bank of New York, as Trustee.
10	.34(13)	Intercreditor and Subordination Agreement, dated as of August 2, 2007, between The Bank of New York, as collateral agent under the Indenture dated January 24, 2007, and Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio, a Cayman Islands segregated portfolio company, in its capacity as collateral agent for the holders of the Subordinated Notes.
10	.35†	Lease Agreement between the Registrant and Atlantic-Philadelphia Realty LLC.
23.1		Consent of Causey Demgen & Moore Inc.
23.2		Consent of Singer Lewak Greenbaum & Goldstein LLP
23	.3†	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1		Power of Attorney (reference is made to the signature page).

†	To be filed by amendment.

*	Indicates management contract or compensatory plan or arrangement.

(1)	Previously filed by AFG Enterprises USA, Inc. on Schedule 14C on June 9, 2006, and incorporated herein by reference.

(2)	Previously filed by AFG Enterprises USA, Inc. on Form 8-K on April 4, 2006 (reporting the Registrant’s change in shell company status) and incorporated herein by reference.

(3)	Previously filed on the Registration Statement on Form 10-12 G/A, as amended, of In Store Media Systems, Inc. on January 28, 2000.

(4)	Previously filed by AFG Enterprises USA, Inc. on Form 8-K on April 4, 2006 (reporting completion of the Registrant’s CAP Financing) and incorporated herein by reference.

(5)	Previously filed on Form 10-KSB of In Store Media Systems, Inc. for the year ended December 2002, on April 20, 2005 and incorporated herein by reference.

(6)	Previously filed by the Registrant on Form 8-K on September 7, 2006 and incorporated herein by reference.

(7)	Previously filed by the Registrant on Form 10-KSB on September 28, 2006 and incorporated herein by reference.

(8)	Previously filed by the Registrant on Form 8-K on January 24, 2007 and incorporated herein by reference.

(9)	Previously filed by the Registrant on Form 8-K on January 25, 2007 and incorporated herein by reference.

(10)	Previously filed by the Registrant on Form 8-K/A on May 17, 2007 and incorporated herein by reference.

(11)	Previously filed by the Registrant on Form SB-2/A on April 3, 2007 and incorporated herein by reference.

(12)	Previously filed by the Registrant on Form DEF 14C on June 4, 2007 and incorporated herein by reference.

(13)	Previously filed by the Registrant on Form 8-K on August 7, 2007 and incorporated herein by reference.